Filed pursuant to Rule 424(b)(3)

                                                       Registration No. 333-5011


                      3,000,000 Shares of Common Stock and
                    225,000 Warrants to Purchase Common Stock

                      PACIFIC AEROSPACE & ELECTRONICS, INC.

     This Prospectus covers the issuance by Pacific Aerospace & Electronics, Inc., a Washington corporation (the "Company"), successor issuer to PCT Holdings, Inc., a Nevada corporation ("PCTH"), of up to 3,000,000 shares of the Company's common stock, $.001 par value (the "Common Stock"), and 225,000 of the Company's publicly-traded warrants to purchase Common Stock (the "Warrants"). The 3,000,000 shares of Common Stock will be issued by the Company from time to time as follows:

     (a) 2,250,000 shares of Common Stock upon the exercise of the Warrants sold under the Company's Form SB-2 Registration Statement that was declared effective on July 15, 1997 (the "Registration Statement"), which is amended by the Post-Effective Amendment No.1 (the "Post-Effective Amendment") of which this Prospectus is a part;

     (b) 225,000 shares of Common Stock upon the exercise of warrants held by Paulson Investment Company, Inc., Chester F. Paulson, Lorraine Maxfield and Cohig & Associates, Inc. (the "Underwriters' Warrants");

     (c) 225,000 shares of Common Stock upon the exercise of Warrants issuable upon exercise of the Underwriters' Warrants; and

     (d) 300,000 shares of Common Stock issuable upon the exercise of a warrant held by UTCO Associates, Ltd. (the "UTCO Warrant").

     This Prospectus also covers the resale, from time to time in the future, of the 525,000 shares of Common Stock issuable upon exercise of the Underwriters' Warrants and the UTCO Warrant, and the 225,000 Warrants issuable upon exercise of the Underwriters' Warrants. It is expected that such resales will be made from time to time through the Nasdaq National Market System ("Nasdaq NMS") or otherwise. Such resales are subject to the prospectus delivery and other requirements of the Securities Act of 1933, as amended (the "Securities Act").

     Each Warrant entitles the warrant holder to purchase one share of Common Stock at an exercise price of $4.6875 per share (the "Warrant Exercise Price"). The Company may redeem the outstanding Warrants, in whole or in part, upon at least 30 days prior written notice to the record holders of the Warrants, at a price of $.25 per Warrant, at any time the closing bid price of the Common Stock has been at least 200% of the Warrant Exercise Price for each of the 20 consecutive trading days immediately preceding the date of the redemption notice. As of the date of this Prospectus, no Warrant has been exercised or redeemed.

     The Underwriters' Warrants are exercisable at $3.75 per Unit at any time until July 15, 2001, and the UTCO Warrant is exercisable at $4.80 per share of Common Stock at any time until May 22, 2001, subject to certain conditions. As of the date of this Prospectus, neither the UTCO Warrant nor any of the Underwriters' Warrants had been exercised.


     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS," BEGINNING AT PAGE 6.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this Prospectus is November 6, 1997.

     Kryoflex(R), Partners with Tomorrow(R), and Hermetic Advantage(R) are registered trademarks of the Company. Northridge Valve(TM) is a trademark of the Company for which registration is pending.

                                   -----------

     The Company is subject to the reporting and other requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Company intends to furnish its shareholders with annual reports containing audited financial statements.

                                   -----------

     The Company will provide without charge to each person who receives a Prospectus, upon written or oral request of such person, a copy of any of the information that is incorporated by reference in the Prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference) and the address (including title and department) and telephone number to which such request is to be directed.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and related notes appearing elsewhere in this Prospectus. See "Description of Securities." Unless the context indicates otherwise, references in this Prospectus to the "Company" are to Pacific Aerospace & Electronics, Inc. and its consolidated subsidiaries.

                                   The Company

     Pacific Aerospace & Electronics, Inc. (the "Company") is an acquisition-oriented, technology-driven company that develops, manufactures, markets and sells a broad range of precision components and electronic assemblies designed to operate with a high degree of reliability in harsh environments such as the ocean, space and the human body. Markets served by the Company include the aerospace, space, defense, medical, energy, transportation, telecommunications and general electronics industries. The Company's Common Stock trades on the Nasdaq NMS under the symbol "PCTH," and its public Warrants trade under the symbol "PCTHW."

     The Company currently operates through six wholly owned subsidiaries that are organized into two operational groups: the Electronics Group and the Aerospace Group.

     The Company's Electronics Group is composed of three businesses: Pacific Coast Technologies, Inc. ("Pacific Coast"), Ceramic Devices, Inc. ("Ceramic Devices"), and Northwest Technical Industries, Inc. ("NTI"). Pacific Coast produces a variety of electronics packages and connectors shielded from their environment by the Company's proprietary ceramic seals; Ceramic Devices produces devices designed to filter out electromagnetic interference detrimental to other electronic devices; and NTI produces explosively bonded metals that are used in the electronic devices produced by Pacific Coast and Ceramic Devices.

     The Company's Aerospace Group is also composed of three businesses:
Cashmere Manufacturing Co., Inc. ("Cashmere"), Morel Industries, Inc. ("Morel"), and Seismic Safety Products, Inc. ("Seismic"). Cashmere and Morel manufacture machined or cast metal products for many applications, including products that are incorporated into or complementary with the products of the Company's other subsidiaries, and Seismic designs and sells automatic natural gas shut-off valves manufactured by Cashmere.

     The customers of the Company's Electronics Group consist, to a substantial degree, of large manufacturing companies in the aerospace, defense, energy, medical and general electronics industries. These include Hughes Aircraft Company ("Hughes Aircraft"), Honeywell Inc.'s Military Avionics Division, Lockheed Martin Corporation ("Lockheed Martin"), Northrop Grumman Corporation ("Northrop Grumman"), Space Systems/Loral, Inc., Westinghouse Electric Corporation, TRW, Inc., Litton, Tri Manufacturing and Maritime Manufacturing. The customers of the Company's Aerospace Group include The Boeing Company ("Boeing"), Kawasaki Heavy Industries, Ltd., Deere & Company, Northrop Grumman and PACCAR, Inc.

     The Company's strategy is to expand the range of products it offers and to produce a larger portion of the customer's total product requirement, through both internal growth and the acquisition or development of new technologies. The Company has recently experienced significant growth in revenues, as a result of both the acquisition of complementary businesses and internal growth. The Company hopes to continue to experience growth and to exploit both technological and marketing synergies resulting from the integration of the businesses it has acquired and other businesses or technologies that it may acquire in the future. The Company has recently announced a plan to form an Information Technology Group comprised of companies with which it has entered into non-binding letters of intent, contingent upon the successful completion of the Company's due diligence and certain other conditions. See "Business - Formation of the Information Technology Group."


     The Company is incorporated under the laws of the State of Washington. Its corporate offices are located at 434 Olds Station Road, Wenatchee, Washington, and its telephone number is (509) 667-9600.

                                  The Offering


Securities to be issued  by the Company
   upon exercise of the Warrants, the
   Underwriters' Warrants and the UTCO            3,000,000 Shares of Common
   Warrant....................................... Stock and 225,000 Warrants

Securities offered by the Selling                 525,000 shares of Common Stock
Shareholders..................................... and 225,000 Warrants

Common Stock to be outstanding after this
   Offering...................................... 14,420,105 shares.(1)

Use of proceeds by Company....................... Acquire additional processing and manufacturing equipment,
                                                  fund certain facilities
                                                  expansion, fund potential
                                                  acquisitions, and increase
                                                  working capital. See "Use of
                                                  Proceeds."

Risk factors..................................... Investment in the Common Stock
                                                  or in the Warrants involves a
                                                  high degree of risk. See "Risk
                                                  Factors."

Nasdaq NMS symbols............................... Common Stock..............PCTH
                                                  Warrants.................PCTHW

-----------------------

(1) Includes 11,420,105 shares of Common Stock outstanding as of October 20, 1997, and the 3,000,000 shares of Common Stock offered by this Prospectus. Does not include the following:

     a. up to 3,000,000 shares of Common Stock reserved for issuance under the Company's Amended and Restated Stock Incentive Plan under which options to purchase 1,263,616 shares of Common Stock have been granted;
     b. 322,500 shares of Common Stock issuable upon exercise of outstanding non-public warrants and a commitment to issue a non-public warrant for 375,000 shares of Common Stock;
     c. up to 303,295 shares of Common Stock issuable upon conversion of 10,585 outstanding shares of the Company's Series A Convertible Preferred Stock (the "Series A Preferred Stock") assuming an exercise price of $3.49 per share;
     d. up to 2,172,690 shares of Common Stock issuable upon conversion of the convertible notes issued by the Company on August 11, 1997 (the "Convertible Notes") under an offering (the "Convertible Note Offering") exempt from registration under Rule 506 under the Securities Act ("Rule 506");

     e. 524,000 shares of Common Stock issuable upon the closing of the Company's Rule 506 offering of Common Stock and promissory notes (the "Fall 1997 Regulation D Offering");

     f. up to 68,047 shares of Common Stock reserved but unissued under the Company's Independent Director Stock Plan;
     g. up to 1,000,000 shares of Common Stock reserved for issuance under the Company's 1997 Employee Stock Purchase Plan, under which no shares have been issued; and
     h. up to 1,412,070 shares of restricted stock issuable upon the consummation of acquisitions for which there are outstanding letters of intent.

     See "Capitalization," "Management - Benefit Plans" and "Description of Securities - Stock Options."

                          Summary Financial Information
                      (in thousands, except per share data)


                                                                                                 First Quarter Ended
                                                        Fiscal Year Ended May 31,                    August 31,
                                                 ----------------------------------------     -------------------------
                                                     1995          1996          1997             1996         1997
                                                 ------------- ------------- ------------     ------------ ------------
Statement of Operations Data:(1)
Net sales.......................................       $11,035       $20,725      $34,175          $ 7,445      $11,776
Gross profit....................................         1,943         4,286       25,969            1,945        2,983
Profit (Loss) from operations...................         (846)         (583)        8,206              369          976
Net income (loss)...............................       (1,411)         (999)        1,682              226          811
Profit (Loss) per share of Common Stock.........         (.41)         (.16)          .17              .03          .07
Shares used in computation of profit (loss)
per share.......................................         3,469         6,209        9,989            8,603       11,718



                                                                                           August 31, 1997
                                                                                -------------------------------------
                                                                                     Actual           As Adjusted(2)
                                                                                ----------------     ----------------
Balance Sheet Data:
Working capital.................................................................         $17,839              $31,724
Total assets....................................................................          43,537               57,422
Short-term debt.................................................................             798                  798
Long-term debt..................................................................           9,464                9,464
Stockholders' equity............................................................          26,437               40,322

--------------

(1) The increases in net sales are attributable to acquisitions by the Company and internal growth. See "Acquisition History" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(2) Includes proceeds that would be received upon exercise of the Warrants, Underwriters' Warrants, and the UTCO Warrant. See "Selling Shareholders."
     Does not include proceeds that would be received upon (a) resale of the Common Stock and Warrants offered by the Selling Shareholders, (b) exercise of stock options of the Company outstanding at August 31, 1997 to acquire an aggregate of 1,263,616 shares of Common Stock, (c) exercise of non-public warrants of the Company outstanding at August 31, 1997 to acquire an aggregate of 322,500 shares of Common Stock, or (d) the exercise of a non-public warrant, which the Company has committed to issue, to acquire 375,000 shares of Common Stock. See "Capitalization," "Management -
     Benefit Plans" and "Description of Securities - Stock Options."

                                  RISK FACTORS


     Forward-looking statements in this Prospectus are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties related to the Company's operations. These risks and uncertainties include, but are not limited to, the following risk factors, in addition to the other information contained in this Prospectus, and actual results could differ materially from those projected in the forward-looking statements as a result of those risk factors.

     Past History of Net Losses. While the Company reported net profit of $811,000 in first quarter fiscal 1998 and $1,682,000 in fiscal 1997, it reported net losses of $1,411,000 in fiscal 1995 and $999,000 in fiscal 1996, and has not demonstrated a continuing ability to achieve substantial profitable operations. The Company's ability to maintain profitable operations in the future will depend on many factors, including the Company's ability to assimilate its recent and proposed future acquisitions and to finance its subsidiaries' production, the degree of market penetration of its products, its ability to develop new products, the degree of market acceptance of new products, the level of competition in the markets in which the Company operates and the success of its entry into potential new lines of business. The Company's orders and backlog are growing, and the Company must spend more to support a higher level of inventory and operations. These requirements will affect cash flow and results of operations over the short term and could result in significant future losses if expected growth is not sustained.

     Acquisition Risks. As part of its business strategy, the Company has recently grown rapidly as a result of several acquisitions that have placed, and will continue to place, a significant strain on its management, financial and other resources. Past and future acquisitions may subject the Company to many risks, including risks relating to integrating and managing the operations and personnel of acquired companies, and maintaining and implementing uniform standards, controls, procedures and policies. The success of future acquisitions will depend, in part, upon the Company's ability to assess and manage the risks typically associated with acquisitions, including the risks of assessing the value, strengths, and weaknesses of acquisition candidates or new products, possible diversion of management attention from the Company's existing businesses, reduction of cash, disruption of product development cycles, dilution of earnings per share, or other factors. A failure to achieve or sustain the anticipated benefits of any acquisition could result in that acquisition having a detrimental effect on the Company's results of operations, cash flow and financial condition.


     Potential Entry Into New Industry. In June 1997, the Company announced a plan to form an Information Technology Group. In connection with that plan, the Company entered into nonbinding letters of intent to acquire six companies to become part of the proposed group if the transactions contemplated in the letters of intent were to be consummated. The Company has already determined after due diligence that it will not be acquiring two of those companies. The Company is currently conducting due diligence regarding its plan to form the group and regarding the four companies still under consideration (the "ITG Companies"). Acquisition of each of the ITG Companies is subject to satisfactory due diligence, negotiation of definitive agreements, satisfaction of closing conditions and a number of other conditions. The Company entered into six-month operations consulting and expense reimbursement agreements with three of the companies originally under consideration, one of which has been canceled. The Company has also provided an aggregate of $5,090,776 in bridge financing to three of the companies originally under consideration. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources - Pending Acquisitions - Formation of Information Technology Group" and "Business - Formation of Information Technology Group."

     There is no assurance that the Company will complete formation of the Information Technology Group or purchase any of the ITG Companies. If the Company elects to purchase all or some of the ITG Companies, there is no assurance that the Company will successfully complete such acquisitions, or that it will be able to manage and integrate these companies effectively, if acquired. If the Company elects not to purchase all or some of the ITG Companies to which it has made bridge loans, there is no assurance that the Company will be able to collect all or any of those loans. The Company's proposed establishment of the Information Technology Group will be accompanied by the risks commonly encountered in connection with acquisitions. See "Acquisition Risks." In addition, information technology is a new industry for the Company, and the Company has no experience managing or operating information technology companies. There is no assurance that the Company will be able to develop the Information Technology Group successfully if the Company decides to proceed with the proposed plan.

     Dependence on Significant Customers. Cashmere depends almost entirely on sales to Boeing. As a result of this dependence on Boeing, general economic conditions and events affecting Boeing, all of which are outside the Company's control, may have a significant impact on Cashmere's sales and consequently on the Company's overall results of operations. Cashmere has entered into contracts with Boeing that extend beyond one year to supply parts at fixed prices. Accordingly, aluminum or other metal price increases or other cost increases can adversely affect Cashmere's margins on the sale of those parts. In addition, Boeing has considerable flexibility under its contract with Cashmere to reduce its level of orders or to cease ordering products from Cashmere. Similarly, Morel depends on sales to PACCAR Inc. and its Kenworth and Peterbilt divisions (collectively, "PACCAR"). PACCAR has no contractual obligation to continue to place orders for Morel's products. Both Cashmere and Morel have developed and are implementing strategies intended to decrease their reliance on sales to these primary customers. However, there is no assurance that either Cashmere or Morel can successfully reduce its reliance on Boeing and PACCAR, respectively, to a degree that will protect the Company if sales to these primary customers decrease unexpectedly.


     Possible Need for Additional Capital. The Company believes that the net proceeds from its February 1997 private offering of Preferred Stock, its Convertible Note Offering, and its Fall 1997 Regulation D Offering, together with its new credit facility with Key Bank of Washington, will be sufficient to meet the Company's currently budgeted working capital requirements for at least the next 12 months. The Company's actual capital needs, however, will depend on many factors, including the amount of revenue generated from operations, the cost of increasing the Company's sales and marketing activities, the ability of third-party suppliers to meet product commitments, future acquisitions, and the continuing availability of bank financing, none of which can be predicted with certainty. The Company may receive additional funds upon the exercise of outstanding warrants and stock options, but there is no assurance that any such warrants or stock options will be exercised. As a result of these factors, the Company is unable to predict accurately the amount or timing of future capital that it will need. The inability to obtain additional capital if and when needed could materially and adversely affect the Company's business and results of operations.


     Competition. The Company operates in highly competitive markets. Most of its competitors have greater financial resources, broader experience, better name recognition and more substantial marketing operations than does the Company, and represent substantial long-term competition. The industries in which the Company currently competes are characterized by ongoing product development efforts and evolving technology, and success depends in part on the ability to gain a competitive advantage through proprietary technology. Although the Company believes that its proprietary technology may give it a competitive advantage with respect to its technology-based products, new developments by competitors are expected to continue. The Company's competitors may develop products that are viewed by customers as more effective or more economic than the Company's product lines. The Company may not be able to compete successfully against current and future competitors, and the competitive pressures faced by the Company may materially adversely affect the Company's business and results of operations.

     Technological Change; Development of New Products. The market for the Company's products is characterized by steadily evolving technology and industry standards, changes in customer needs, and new product introductions. The Company's success will depend on its ability to enhance its current products, develop new products that meet changing customer needs, advertise and market its products, and respond to evolving industry standards and other technological changes on a timely and cost-effective basis. The Company may not succeed in developing new products or enhancing its existing products on a timely basis, and such new products or enhancements may not achieve market acceptance. Furthermore, from time to time the Company and others may announce new products, enhancements or technologies that have the potential to replace or render the Company's existing products obsolete. Any failure by the Company to anticipate or respond adequately to changes in technology and customer preferences, the introduction of new products or enhancements by others, or any significant delays in the development or introduction of new products by the Company could have a material adverse effect on the Company's business, results of operations and financial condition.

     Dependence on Key Personnel. The Company's success depends significantly on Donald A. Wright, the Company's Chief Executive Officer and President, and a small number of other senior management and operational personnel. The loss of the services of any of these employees could have a material adverse effect on the Company's ability to achieve its business objectives. The Company has key man life insurance policies on the life of Mr. Wright in the total amount of $3 million. The Company's growth and future success will depend in large part on its ability to attract and retain additional senior managers and highly skilled personnel to provide management and technological depth and support, to enhance and market its existing products and to develop new products. Competition for skilled management, technical, marketing and sales personnel is intense. There is no assurance that the Company will be successful in attracting and retaining the key management, technical, marketing and sales personnel needed to support its business and its recent and future acquisitions, and its failure to do so would materially and adversely affect the Company's business and results of operations.

     Reliance on Proprietary Technology. The Company regards elements of its technology as proprietary and relies primarily on a combination of patent, trade secret, copyright and trademark laws, confidentiality procedures, and other intellectual property protection methods to protect its proprietary technology. The Company has 33 U.S. patents, one U.S. patent application allowed, two U.S. patent applications pending, one Canadian patent application pending, and one European patent application pending relating to certain of its technology and products.

     Patent Issuance, Enforceability and Expiration. There is no assurance that the Company's patent applications will result in issued patents, that the Company's existing patents or any future patents will give the Company any competitive advantages for its products or technology, or that, if challenged, the Company's patents will be held valid and enforceable. The Company's issued patents expire at various times over the next 18 years, with 16 patents expiring over the next five years. Although the Company believes that the manufacturing processes of much of its patented technology, particularly the technology used by Pacific Coast, are sufficiently complex that competing products made with the same technology are unlikely, there is no assurance that the Company's competitors will not design competing products using the same or similar technology after these patents have expired.

     Limits on Protection. Despite the precautions taken by the Company, unauthorized parties may attempt to copy aspects of the Company's products or obtain and use information that the Company regards as proprietary, and existing intellectual property laws give only limited protection. Policing violations of such laws is difficult. The laws of certain countries in which the Company's products are or may be distributed do not protect the Company's products and intellectual property rights to the same extent as do the laws of the United States. There is no assurance that these protections will be adequate or that the Company's competitors will not independently develop similar technology, gain access to the Company's trade secrets or other proprietary information, or design around the Company's patents. In fiscal 1996, the Company settled patent infringement litigation instituted by a competitor by purchasing two patents and granting the competitor a license to use the patents. The Company may be required to enter into other costly litigation to enforce its intellectual property rights or to defend infringement claims by others. Such infringement claims could require the Company to license the intellectual property rights of third parties. There is no assurance that such licenses would be available on reasonable terms, or at all.

     Environmental Matters. The Company is subject to federal, state and local laws, regulations and ordinances concerning solid waste disposal, hazardous materials storage, use and disposal, air emissions, waste water disposal, employee health and other environmental matters (together, "Environmental Laws"). Proper waste disposal and environmental regulation are major considerations for the Company because certain metals and chemicals used in its manufacturing processes are classified as hazardous substances. As a generator of hazardous materials, the Company is subject to financial exposure even if it fully complies with these laws. Environmental Laws could become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with any violations. There is no assurance that any present or future noncompliance with Environmental Laws will not have a material adverse effect on the Company's results of operations or financial condition.

     Morel. Since the Company acquired the Morel subsidiary in December 1995, the Company has initiated an environmental compliance program for the Morel facility, which includes obtaining all permits necessary for that facility to operate in compliance with applicable Environmental Laws. As part of this program, in January 1996 Morel obtained a temporary permit to discharge air emissions and in April 1997, the State of Washington issued a temporary waste water and storm water permit to Morel. Although the Company believes that final permits will be issued, there is no assurance that final permits will be issued, and the failure to obtain these permits would have a material adverse effect on the Company.


     NTI. Since the Company's acquisition of NTI in April 1997, the Company has been conducting an assessment of NTI's environmental compliance, including assessment of the possible need for permits to discharge air emissions and storm water.


     Effect of Non-Compliance. From time to time, the Company's operations may result in noncompliance with Environmental Laws. If Environmental Laws are violated, the Company could be liable for damages and for the costs of remedial actions and could also be subject to revocation of permits needed to conduct its business. Any such revocation could require the Company to cease or limit production at one or more of its facilities, which could have a material adverse effect on the Company.

     Government Regulation. Certain of the Company's products are manufactured and sold under United States government contracts or subcontracts. As with all companies that provide products or services to the federal government, the Company is directly and indirectly subject to various federal rules, regulations and orders applicable to government contractors. Certain of these government regulations relate specifically to the vendor-vendee relationship with the government, such as the bidding and pricing rules. Under regulations of this type, the Company must observe certain pricing restrictions, produce and maintain detailed accounting data, and meet various other requirements. The Company is also subject to many regulations affecting the conduct of its business generally. For example, the Company must adhere to federal acquisition requirements and standards established by the Occupational Safety and Health Act relating to labor practices and occupational safety standards. Violation of applicable government rules and regulations could result in civil liability, in cancellation or suspension of existing contracts, or in ineligibility for future contracts or subcontracts funded in whole or in part with federal funds.

     Availability and Cost of Materials. The Company does not have fixed price contracts or arrangements for all of the raw materials and other supplies it purchases. The Company generally has readily available sources of raw materials and other supplies it needs to manufacture its products and, where possible, the Company maintains alternate sources of supply. However, shortages of, and price increases for, certain raw materials and supplies used by the Company have occurred in the past and may occur in the future.

Future shortages or price fluctuations could have a material adverse effect on the Company's ability to manufacture and sell its products in a timely and cost-effective manner.

     Product Liability. The Company is subject to the risk of product liability claims and lawsuits for harm caused by products of the Company. The Company maintains product liability insurance with a maximum coverage of $2 million. However, there is no assurance that the Company's insurance will be sufficient to cover any claims that may arise. A successful product liability claim in excess of the Company's insurance coverage could have a material adverse effect on the Company.

     Shares Eligible for Future Sale. The sale of substantial amounts of the Company's Common Stock in the public market or the prospect of such sales could materially and adversely affect the market price of the Company's Common Stock. As of October 20, 1997, the Company had 11,420,105 shares of Common Stock outstanding. On completion of this Offering, the Company will have a total of 14,420,105 outstanding shares of Common Stock, assuming that (1) the Warrants, the UTCO Warrant and the Underwriters' Warrants are fully exercised, (2) none of the Company's outstanding stock options or non-public warrants are exercised, and (3) no additional shares of Common Stock are issued. Of that total, 10,937,615 shares will be publicly traded or unrestricted, and 482,490 shares will be subject to certain restrictions on resale or vesting. See "Shares Eligible for Future Sale."

     Additionally, at October 20, 1997 the Company had:

     a. up to 3,000,000 shares of Common Stock reserved for issuance under the Company's Amended and Restated Stock Incentive Plan under which options to purchase 1,263,616 shares of Common Stock have been granted;
     b. 322,500 shares of Common Stock issuable upon exercise of outstanding non-public warrants and a commitment to issue a non-public warrant for 375,000 shares of Common Stock;
     c. up to 303,295 shares of Common Stock issuable upon conversion of 10,585 outstanding shares of the Company's Series A Preferred Stock assuming an exercise price of $3.49 per share;
     d. up to 2,172,690 shares of Common Stock issuable upon conversion of the Convertible Notes issued by the Company on August 11, 1997, under the Convertible Note Offering exempt from registration under Rule 506;

     e. 524,000 shares of Common Stock issuable upon the closing of the Company's Fall 1997 Regulation D Offering;

     f. up to 68,047 shares of Common Stock reserved but unissued under the Company's Independent Director Stock Plan;
     g. up to 1,000,000 shares of Common Stock reserved for issuance under the Company's 1997 Employee Stock Purchase Plan, under which no shares have been issued; and
     h. up to 1,412,070 shares of restricted stock issuable upon the consummation of acquisitions for which there are outstanding letters of intent.

See "Management - Benefit Plans," "Description of Securities," and "Shares Eligible for Future Sale."

                               ACQUISITION HISTORY


The Holding Company

     Original PCTH. PCT Holdings, Inc., a Washington corporation ("Original PCTH"), was formed in May 1994 to hold the stock of Pacific Coast, which Donald
A. Wright, the Company's Chief Executive Officer and President, had originally acquired in 1990, and to acquire Cashmere. See "Acquisition of Subsidiaries" below. The formation of Original PCTH was treated as if a pooling for accounting purposes.

     Merger into Public Company. In February 1995, Original PCTH merged into a wholly owned subsidiary of Verazzana Ventures, Ltd. ("Verazzana"), an inactive public company (the "Verazzana merger"). In that merger, Verazzana changed its name to PCT Holdings, Inc., a Nevada corporation ("PCTH"). The surviving subsidiary in the Verazzana merger was dissolved in May 1996, causing Pacific Coast, Cashmere and Seismic to become direct subsidiaries of PCTH, along with Ceramic Devices and Morel. The Verazzana Merger was treated as if a pooling for accounting purposes.

     Reincorporation Merger. In November 1996, PCTH merged into the Company, with the Company as the surviving entity, in order to reincorporate under the laws of the State of Washington (the "Reincorporation Merger"). Prior to the Reincorporation Merger, the Company was a wholly owned subsidiary of PCTH. In the Reincorporation Merger, each share of PCTH common stock was converted into one share of the Company's Common Stock, and each of the warrants and options to purchase shares of PCTH's common stock were converted into warrants and options to purchase the same number of shares of the Company's Common Stock. The Reincorporation Merger was treated as if a pooling for accounting purposes.

Acquisition of Subsidiaries

     Pacific Coast. Donald A. Wright purchased Pacific Coast in April 1990, before the formation of the holding company. Mr. Wright acquired Pacific Coast in exchange for cash and a promissory note to the sellers. In 1994, Mr. Wright formed the holding company and initiated a series of strategic acquisitions of companies whose operations and products the Company believes are complementary to the products designed, manufactured and marketed by Pacific Coast. Pacific Coast designs, manufactures and markets hermetically sealed electrical connectors, electronic sealants and instrument packages, using patented and proprietary technology.

     Cashmere. The first company acquired by the holding company was Cashmere, which was acquired in May 1994. The purchase price of the Cashmere acquisition was the issuance of Original PCTH common stock, which was later exchanged for 791,666 shares of PCTH common stock. The transaction was treated as a purchase for accounting purposes. Cashmere operates a precision machine shop that produces diversified components and assemblies for the aerospace, defense, electronics and transportation industries, including products and services provided to the Company's other subsidiaries.

     Ceramic Devices. The next company acquired was Ceramic Devices in April 1995 (effective for accounting purposes as of February 28, 1995). The purchase price for the Ceramic Devices acquisition was the issuance to the sellers of two promissory notes from PCTH totaling $600,000 in principal amount, and 133,333 shares of PCTH common stock. The transaction was treated as a purchase for accounting purposes. Ceramic Devices designs and manufactures a line of specialized filtering devices for use with electronic circuits operating in hostile environments and has a customer base similar to that of Pacific Coast.

     Seismic. In November 1995, Seismic was formed to acquired substantially all of the assets of a Florida corporation of the same name and to acquire certain patents from affiliates of the Florida corporation. The purchase price for the Seismic asset and patent acquisition was cash, certain deferred payment obligations and 128,750 shares of PCTH common stock. The transaction was treated as a purchase for accounting purposes. Seismic markets an automatic natural gas shut-off valve activated by earthquakes, which is manufactured by Cashmere.

     Morel. The next company acquired was Morel in December 1995 (effective for accounting purposes as of November 30, 1995). The purchase price for the Morel acquisition was the issuance of 650,000 shares of PCTH common stock, after certain post-closing adjustments. The transaction was treated as a purchase for accounting purposes. Morel manufactures precision cast aluminum parts used principally in the transportation, heavy trucking and aerospace industries.

     NTI. Most recently, the Company formed NTI which, on April 30, 1997, acquired substantially all of the assets of Northwest Technical Industries, Incorporated. The purchase price for the NTI acquisition was the issuance of 477,540 shares of the Company's Common Stock. The transaction was treated as a purchase for accounting purposes. NTI manufactures explosively bonded dissimilar metals and is a supplier to Pacific Coast.

                                 USE OF PROCEEDS


     The total offering price of the July 1996 public offering made pursuant to the Registration Statement was $7,031,250. The net proceeds of that offering were used to pay $2,438,000 in short-term debt and certain interest and fees associated with such debt, to provide working capital for operations, and to purchase capital equipment.

     Assuming exercise of all of the Warrants, the Underwriters' Warrants and the UTCO Warrant, the net proceeds to the Company under the Post-Effective Amendment of which this Prospectus is a part, are estimated to be approximately $13,885,000. The Company intends to use these proceeds to acquire additional processing and manufacturing equipment, to fund certain facilities expansion, to fund potential acquisitions, and to increase working capital.

     The Company will not receive any of the proceeds from the sale of the Common Stock or Warrants offered by the Selling Shareholders under this Prospectus.

                  PRICE RANGE OF SECURITIES AND DIVIDEND POLICY


Market Information

     Listing History. Until March 13, 1995, there was no public market for the Company's Common Stock. From that date through September 14, 1995, the Common Stock was listed on the Nasdaq Electronic Bulletin Board. From September 15, 1995 through July 15, 1996, the Common Stock was traded on the Nasdaq - Small Cap Market System under the symbol "PCTH." Since July 16, 1996, the Common Stock and the Warrants have been traded on the Nasdaq NMS under the symbols "PCTH" for the Common Stock and "PCTHW" for the Warrants. Each Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $4.6875 per share.

     Sales History. Nasdaq reported the following range of high and low sales prices for the Common Stock and the Warrants for the following calendar quarters:

                                                                   Common Stock                    Warrants
                                                                ------------------            ------------------
Calendar Period                                                 High           Low            High           Low
---------------                                                 ----           ---            ----           ---
1995
Second Quarter (June 1- June 30)............................    $8.00          $5.00           --            --
Third Quarter...............................................     8.00           5.00           --            --
Fourth Quarter..............................................     6.00           4.00           --            --
1996
First Quarter...............................................
Second Quarter..............................................     5.00           2.75           --            --
Third Quarter...............................................     5.0625         2.00        $  .75        $  .375
Fourth Quarter .............................................     3.125          1.9375         .6875         .28125
1997
First Quarter...............................................     4.75           2.75           1.40625        .5
Second Quarter   ...........................................     4.0625         2.6875         1.1875         .71875
Third Quarter   ............................................     5.0625        3.71875         2.25          1.25
Fourth Quarter (October 1 through October 20) ..............     6.875          4.625          2.6875        1.9375

     As of October 20, 1997, the closing sales prices of the Company's securities on the Nasdaq NMS were: (a) Common Stock: $6.625 per share, and (b)
Warrants: $2.50 per Warrant.

Shareholders and Warrantholders

     As of October 20, 1997, there were 884 holders of record of 11,420,105 shares of Common Stock, and 13 holders of record of 2,250,000 Warrants.

Dividends

     The Company has never declared or paid cash dividends on the Common Stock. The Company currently anticipates that it will retain all future earnings to fund the operation of its business and does not anticipate paying dividends on the Common Stock in the foreseeable future. The Company's agreement with its principal lender restricts the Company's ability to pay dividends.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of August 31, 1997:

                                                                                       August  31, 1997
                                                                            --------------------------------------
                                                                                 Actual            As Adjusted(1)
                                                                            -----------------     ----------------
                                                                                        (in thousands)
Short-term debt............................................................               798                  798
Long-term debt.............................................................             9,464                9,464
Stockholders' equity
   Common Stock, 100,000,000 shares authorized, 10,868,901
      shares issued and outstanding (1)....................................            28,205               42,090
   Series A Preferred Stock, 50,000 shares authorized, 25,735
      shares issued and outstanding........................................             2,303                2,303
   Accumulated deficit.....................................................           (4,071)              (4,071)
          Total stockholders' equity.......................................            26,437               40,322
Total capitalization.......................................................           $36,699              $50,584

-----------

(1) Includes proceeds that would be received upon exercise of the Warrants, Underwriters' Warrants, and the UTCO Warrant. Does not include the following securities as of August 31, 1997: (a) 1,263,616 shares of Common
     Stock underlying options granted under the Company's Amended and Restated
     Stock Incentive Plan, (b) 322,500 shares of Common Stock issuable upon exercise of non-public warrants, or (c) and a commitment to issue a non-public warrant to purchase 375,000 shares of Common Stock.

                         SELECTED FINANCIAL INFORMATION
                      (in thousands, except per share data)

     The following table presents selected historical information of the Company. The selected financial information as of and for the fiscal years ended May 31, 1996 and 1997 is derived from and should be read in conjunction with the information set forth in the audited financial statements and related notes of the Company included in this Prospectus. The selected financial information as of and for the year ended May 31, 1995 has been derived from audited financial statements of the Company not presented in this Prospectus. The selected financial information for the quarter ended August 31, 1997, is derived from and should be read in conjunction with the information set forth in the unaudited financial statements and related notes of the Company included in this Prospectus.

                                                                                                 First Quarter Ended
                                                         Fiscal Year Ended May 31,                   August 31,
                                                   --------------------------------------     -------------------------
                                                          1995          1996         1997             1996         1997
                                                   --------------------------------------     -------------------------
Statement of Operations Data:(1)
Net sales.........................................     $11,035       $20,725      $34,175          $ 7,445      $11,776
Gross profit......................................       1,943         4,286       25,969            1,945        2,983
Profit (Loss) from operations.....................        (846)         (583)       8,206              369          976
Net income (loss).................................      (1,411)         (999)       1,682              226          811
Profit (Loss) per share of Common Stock...........        (.41)         (.16)         .17              .03          .07
Shares used in computation of profit (loss)              3,469         6,209        9,989            8,603       11,718
per share.........................................


                                                                           May 31,
                                                          -----------------------------------------         August 31,
                                                                   1995          1996          1997              1997
                                                          -----------------------------------------     -------------
Balance Sheet Data:
Working capital ..........................................      $ 1,375      $    952       $13,090           $17,839
Total assets..............................................       11,630        27,649        35,752            43,537
Short-term debt...........................................        3,159         8,075           997               798
Long-term debt............................................          743         1,991         3,236             9,464
Stockholders' equity......................................        5,454        12,539        25,619            26,437

--------------

(1) The increases in net sales are attributable to acquisitions by the Company and internal growth. See "Acquisition History" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

Preliminary Note Regarding Forward-Looking Statements

     Forward-looking statements contained in this Prospectus are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties related to the Company's operations. See "Risk Factors."

Overview

     Effect of Acquisitions and Reincorporation Merger. The Company's fiscal 1996 and 1997 financial condition and results of operations were substantially affected by two corporate acquisitions in fiscal 1996 and its most recent acquisition in fiscal 1997. These acquisitions, as well as internal growth in the Company's existing businesses and the acquired businesses, caused substantial increases in net sales: from $3,456,000 in the first quarter of fiscal 1996 to $11,776,000 in the first quarter of fiscal 1998.

     The Company's operating expenses and margins in fiscal 1996 and 1997 were substantially affected by certain expenses directly associated with the acquisitions, the Reincorporation Merger, and various capital raising transactions. Merger and equity capital costs, including related legal, accounting and other expenses, amounted to approximately $104,000 in fiscal 1996 and approximately $103,000 in fiscal 1997. The Company has also experienced substantial increases in all other expense categories as a result of the increase in operations. A portion of these expenses can be attributed to the assimilation of acquired operations into the existing business.

     Product Margins; Seasonality. The electronic products business conducted by the Company's Electronics Group is characterized by relatively low volumes and high margins. In comparison, volumes have historically been higher and margins lower in the metal products business conducted by the Company's Aerospace Group, than in the electronic products business. The Company believes that margins will remain higher for electronic products than for metal products, although products incorporating both electronic and metal parts are expected to generate margins closer to electronic product margins. As a result of margin differences, changes in product mix between electronic and metal products can be expected to affect overall margins for the Company. The Company's historical results of operations are therefore not necessarily indicative of future operating performance. The Company has not experienced any material seasonality in its operations.

     Working Capital; Financings. The Company has relied on securities offerings (see "Liquidity and Capital Resources - Recent Developments" below) and commercial borrowing arrangements to supply significant portions of its required working capital. The Company's working capital requirements have been substantially increased by the growth in its operations and by the significant transaction-related expenses associated with its acquisitions. The Company believes that the net proceeds from its February 1997 private offering of Preferred Stock and its Convertible Note Offering, together with its new credit facility with Key Bank of Washington, will be sufficient to meet the Company's currently budgeted working capital requirements for at least the next 12 months. However, there is no assurance that additional financing will be available to the Company, if and when needed, or that the Company's working capital requirements will not exceed those currently budgeted.

     Segments. The Company has determined that it currently operates in two business segments within the guidelines of SFAS No. 14. These business segments are "Electronics" (Pacific Coast, Ceramic Devices and NTI) and "Aerospace and Transportation" (Cashmere, Morel and Seismic). Accordingly, the Company has included the appropriate disclosure in Note 17, Business Segment Information, in its audited financial statements. See "Financial Statements."

     Implementation of Accounting Pronouncements. The Company has evaluated the effect of the recent accounting pronouncements with future effective dates. SFAS No. 128 "Earnings Per Share," SFAS No. 130 "Reporting Comprehensive Income," and SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information." Management believes that provisions of these recent pronouncements will not have a material effect on its financial condition or reported results of operations.

     Net Operating Loss Carryforwards. At the Company's 1997 fiscal year end, it had available net operating loss carryforwards for federal income tax purposes of approximately $6,279,000, the benefits of which expire beginning in fiscal 2001 through fiscal 2011. The net operating losses created by the subsidiaries prior to their acquisition and the net operating losses created as a consolidated group or groups subsequent to a qualifying tax free merger or acquisition have limitations related to the amount of usage by each subsidiary or consolidated group, as described in the Internal Revenue Code. The following approximate net operating losses were available on an individual company basis, without taking into account any relevant expirations or limitations at the Company's 1997 fiscal year end: Pacific Aerospace & Electronics, Inc. $218,000, Pacific Coast $3,680,000, Ceramic Devices $184,000, Cashmere $532,000, Morel $1,573,000, and Seismic $92,000. If the subsidiaries achieve profitable operations, the net operating loss carryforwards available should reduce the federal income taxes due in future years.

     Factors affecting Future Results. The Company reported net income of $1,682,000 in fiscal 1997 and net losses of $999,000 in fiscal 1996. Although the Company achieved profitability in each quarter of fiscal 1997, the Company has not yet demonstrated an ability to achieve consistently profitable operations over a longer period. There is no assurance that profitable operations will be sustained in fiscal 1998 or at any time thereafter. See "Risk Factors - Past History of Net Losses."

Results of Operations for the Fiscal Years Ended May 31, 1997 and 1996

     The Company acquired Seismic and Morel in fiscal 1996, and NTI in fiscal 1997. Accordingly, the Company's results of operations for fiscal 1996 included a full year of operations at Pacific Coast, Ceramic Devices and Cashmere and six months at Morel and Seismic. Fiscal 1997 operations included a full year of operations at Pacific Coast, Cashmere, Ceramic Devices, Morel and Seismic, and one month at NTI.

     The Company's net sales increased a total of $13,450,000 in fiscal 1997 from fiscal 1996. Of that increase, $2,270,000 resulted from increased revenue of Pacific Coast; $3,488,000 resulted from increased revenue of Cashmere; $429,000 resulted from increased revenue of Ceramic Devices; ($7,000) was from a full year of operations of Seismic; $7,087,000 was from a full year of operations of Morel, and $183,000 was from one month of operations of NTI.

     Pacific Coast's net sales in fiscal 1997 were 36% higher than its net sales in fiscal 1996. The Company believes that this increase is a result of a variety of factors, including larger order sizes, broader market acceptance of the Company's proprietary technologies, increased sales of higher priced products, the addition of new customers, and improved engineering, design and manufacturing capabilities. Based on these factors and the revenue growth in fiscal 1996 and 1997, the Company expects that Pacific Coast will experience the most substantial rates of growth in revenue in the future.

     Cashmere's net sales in fiscal 1997 increased by 50% over net sales in 1996. The Company believes that the increase in Cashmere's net sales is primarily due to increased production levels of commercial aircraft by Boeing. Net sales of Ceramic Devices in fiscal 1997 increased by 32% over net sales in fiscal 1996. The Company believes that the increase in net sales of Ceramic Devices is due primarily to increasing order sizes from existing customers. Morel's net sales in fiscal 1997 were 17% higher than its annualized net sales in the prior year. The Company believes that increase is a result of a variety of factors, including the addition of new customers, including Boeing. Seismic's net sales in fiscal 1997 decreased 4% from net sales in 1996.

     Intercompany sales, which were eliminated in consolidation and not included in the above analysis, totaled $589,000 for fiscal 1997. Intercompany sales for fiscal 1997 were made by Cashmere to Pacific Coast ($151,000), to Seismic ($82,000), and to Morel ($300,000), by Pacific Coast to Ceramic Devices ($6,000), and by NTI to Pacific Coast ($60,000). In comparison, intercompany sales in fiscal 1996 were made by Cashmere to Pacific Coast ($375,000), to Seismic ($124,000) and to Morel ($224,000).

     Gross profit of the Company increased to $8,206,000 in fiscal 1997 from $4,286,000 in fiscal 1996. This represents an increase to 24% of net sales in fiscal 1997 from 20% of net sales in fiscal 1996. The increase in gross profit margin is primarily attributable to the increase in net sales of Pacific Coast, Cashmere, Ceramic Devices and Morel, and the corresponding production efficiencies gained with those sales increases. The Company also believes that its investments in new state-of-the-art equipment contributed to the improvement in gross profit.

     Of those amounts, interest income increased to $126,000 in fiscal 1997 from $37,000 in fiscal 1996. Interest income in fiscal 1997 resulted primarily from earnings on a $1,000,000 certificate of deposit held as collateral for Pacific Coast's Community Development Block Grant loan from Washington State and Chelan County. Interest expense decreased to $510,000 in fiscal 1997 from $535,000 in fiscal 1996, primarily as a result of the reduction of debt associated with the use of proceeds from its July 1996 public offering, proceeds from its February 1997 preferred stock sale, and reduction of its bank line of credit balances throughout the year.

     Merger and equity capital costs of $103,000 in fiscal 1997 primarily represent expenses related to the NTI acquisition, the Reincorporation Merger, and the legal costs associated with pending or abandoned acquisition opportunities. Since "merger and equity capital costs" are no longer significant enough to require line item treatment, they have been included in operating expenses. Merger and equity capital costs of $104,000 in fiscal 1996 primarily represent expenses related to the Morel and Seismic acquisitions. See "Description of Business - Formation."

     The federal income tax expense of $50,000 for fiscal 1997 represents the alternative minimum tax impact of taxable net income, since the Company has net operating loss carryforwards sufficient to offset fiscal 1997 regular taxable income. The federal income benefit of $67,000 for fiscal 1996 resulted from recording deferred tax assets for certain net operating losses generated during fiscal 1996.

Results of Operations for the First Quarters Ended August 31, 1997 and August 31, 1996

     Net sales for the first quarter ended August 31, 1997 were $11,776,000, compared to net sales of $7,445,000 for the first quarter ended August 31, 1996, an increase of $4,331,000. In the Aerospace Group, net sales of Cashmere increased by $2,406,000, or 128.2%, between the two periods, and net sales of Morel increased by $835,000, or 29.7%, between the two periods, in both cases primarily as a result of increased orders in the commercial aircraft market. Net sales of Seismic remained essentially the same. Within the Electronics Group, net sales of Pacific Coast declined $108,000, or 4.6%, between the two periods. Net sales of Ceramic Devices increased $652,000, or 177.2%, between the two periods, primarily as a result of increased order backlog and production throughput increases. NTI contributed net sales of $546,000 for the quarter, its first full quarter of operations for the Company.

     Gross profit for the quarter ended August 31, 1997 was $2,983,000, compared to gross profit of $1,945,000 for the quarter ended August 31, 1996, an increase of $1,038,000. The Company's gross profit percentage declined slightly from 26.1% in 1996 to 25.3% in 1997. In the Aerospace Group, Cashmere's gross profit increased $312,000, or 60.1%, between the two periods, primarily related to Cashmere's increase in net sales, and Morel's gross profit increased $297,000, or 94.3%, primarily related to Morel's increase in net sales and efficiencies gained through the addition of capital assets in the production facility. Seismic's gross profit remained the same. In the Electronics Group, Pacific Coast's gross profit declined by $375,000, or 35.0%, primarily as a result of changes in product mix between the two quarterly periods, and Ceramic

Devices' gross profit increased $515,000, or 1,287.5%, primarily as a result of Ceramic Devices' increase in net sales and increased production efficiencies. NTI contributed gross profit of $289,000 for the quarter.

     Operating expenses for the quarter ended August 31, 1997 were $2,007,000, compared to $1,576,000 for the quarter ended August 31, 1996, an increase of $431,000. In the Aerospace Group, Cashmere's operating expenses increased $5,000, or 1.0%, and Morel's operating expenses increased $31,000, or 6.9%. In the Electronics Group, Pacific Coast's operating expenses increased $38,000, or 7.3%. Ceramic Devices' operating expenses increased $48,000, or 42.1%, primarily as a result of its significant increase in net sales. NTI's operating expenses for the quarter were $191,000. Interest expense for the quarter ended August 31, 1997 was $130,000, compared to $174,000 in the same quarter last year, an increase of $44,000, or 25.3%, primarily related to the reduction of average long term debt outstanding during the comparative periods.

     Net income for the quarter ended August 31, 1997 was $811,000, or $.07 income per share, which represents an improvement over net income of $226,000, or $.03 income per share for the quarter ended August 31, 1996.

Liquidity and Capital Resources.

     Overview. At August 31, 1997, total current assets were $24,460,000, and total current liabilities were $6,621,000, resulting in net working capital of $17,839,000 and a current ratio of 3.7 to 1.0. Comparable amounts at May 31, 1997 were $18,939,000 of current assets and $5,849,000 of current liabilities, resulting in net working capital of $13,090,000, and a current ratio of 3.2 to 1.0.

     Recent Securities Offerings.

     Spring 1996 Regulation S Offering. In May 1996, the Company closed a Regulation S offering pursuant to which the Company raised proceeds, net of commissions, of approximately $1,340,000. The proceeds of that offering were used primarily for working capital and to retire short-term debt.

     July 1996 Public Offering. On July 19, 1996, the Company closed an underwritten public offering of 2,250,000 units, with each unit consisting of one share of Common Stock and one Warrant, at a total offering price of $7,031,250 (the "July 1996 public offering"). The proceeds of the July 1996 public offering were used to pay short-term debt and certain interest and fees associated with such debt, to provide working capital for operations, and to purchase capital equipment.

     Preferred Stock Offering. Effective as of February 28, 1997, the Company completed a private placement of the Preferred Stock at a total offering price of $5,000,000 (the "Preferred Stock offering"), in a transaction exempt from registration under Rule 506. The Company used the proceeds for strategic acquisitions, the purchase of manufacturing equipment, facilities expansion and working capital. Effective as of June 11, 1997, the Company registered 1,948,541 shares of Common Stock underlying the Preferred Stock on a Form S-3 Registration Statement. At October 20, 1997, 39,415 shares of Preferred Stock had been converted into 1,191,297 shares of Common Stock, and 10,585 shares of Preferred Stock remained unconverted. The conversion of the preferred stock, the registration, and the sale by the holders of the underlying Common Stock after conversion will not generate any further cash to the Company.

     Convertible Note Offering. In August 1997, the Company completed the Convertible Note Offering to a small group of accredited investors at a total offering price of $5,800,000, in a transaction exempt from registration under Rule 506. In connection with the Convertible Note Offering, the Company agreed to file a registration statement to register the Common Stock issuable upon conversion of the Convertible Notes on a Form S-3 registration statement, within 90 days after closing of the offering. The anticipated filing date of that registration statement is mid-November, 1997. The conversion of the Convertible Notes, the registration, and the sale by the holders of the underlying Common Stock after conversion will not generate any further cash to the Company. The Company intends to use the proceeds of the Convertible Note Offering primarily in connection with acquisitions.


     Fall 1997 Regulation D Offering. The Company is currently conducting an offering of approximately $6.4 million in Common Stock and promissory notes to a small number of accredited investors, in a transaction exempt from registration under Rule 506. In connection with that offering, the Company expects to agree to file a registration statement to register the Common Stock issuable in its Fall 1997 Regulation D Offering on a Form S-3 registration statement, within 120 days after closing of that offering. The Company would receive no cash as a result of that registration or in connection with the resale by the holders of the Common Stock issued in the Fall 1997 Regulation D Offering. If consummated, the Company intends to use the proceeds of the Fall 1997 Regulation D Offering primarily in connection with proposed and future potential acquisitions.


     Commercial Borrowings in Fiscal 1996 and 1997.

     Bridge Financing. In March and May 1996, the Company received aggregate net proceeds of approximately $1,270,000 from the issuance of short-term debt pending completion of the Company's July 1996 public offering. The proceeds were used principally to repay indebtedness to an existing lender and for operating capital.

     New Credit Facility. On May 29, 1997, the Company executed a commitment letter with Key Bank of Washington providing for a revolving working capital line of credit of up to $3,500,000 (the "Line of Credit"), a seven-year capital equipment acquisition credit facility of up to $2,000,000 (the "Equipment Line"), and a 10-year term loan of $700,000, or approximately 80% of the cost of the recent addition to the Pacific Coast building (the "Construction Loan"). The Line of Credit extends until September 1998 and replaces the Company's previous line of credit from Silicon Valley Bank. On June 30, the Company executed a Loan Agreement and Promissory Note for the Line of Credit, which as of October 20, 1997 has no outstanding balance. As of October 20, 1997, no documents had been executed, and no funds had been advanced, in connection with the Construction Loan or the Equipment Line.

     Pending Acquisitions.

     Formation of Information Technology Group. In June 1997, the Company announced a plan to form an Information Technology Group. In connection with that plan, the Company entered into nonbinding letters of intent to acquire six companies to become part of the Information Technology Group, contingent upon the successful completion of the Company's due diligence and certain other conditions. The Company has already determined after due diligence that it will not be acquiring two of those companies. The Company is still conducting due diligence on four ITG Companies. See "Risk Factors - Potential Entry into New Industries."

          Bridge Loans. In connection with the proposed acquisitions, the Company entered into an Operations Agreement with Jungle Street, Inc. ("Jungle Street"), one of the ITG Companies. As of October 20, 1997, the Company had advanced approximately $2,551,500 to Jungle Street and its wholly owned subsidiary, Televar, Inc. ("Televar"), under the Jungle Street Operations Agreement. The Company has also advanced approximately $909,276 to another of the ITG Companies, MONITRx, Inc., under its non-binding letter of intent. See "Business - Formation of Information Technology Group."

          Brigadoon Financing. As part of the plan to form the Information Technology Group, the Company also entered into an Operations Agreement with Brigadoon.com, Inc. ("Brigadoon") in June 1997, pending completion of the Company's due diligence under its non-binding letter of intent with Brigadoon. The Company subsequently loaned approximately $1,630,000 to Brigadoon, pursuant to that Operations Agreement, before electing not to acquire Brigadoon. The Company has advised Brigadoon that the Company does not intend to make further loans to Brigadoon, and, as of October

     20, 1997, the Company had demanded repayment of $1,280,000 of the outstanding loans. The Company plans to demand repayment of the remaining $350,000 when permitted under the terms of the demand promissory notes evidencing those loans, and has so advised Brigadoon. Brigadoon has not repaid any of the loans. As of August 13, 1997, Brigadoon issued to the Company a common stock purchase warrant entitling the Company to purchase 12.5% of the fully diluted common stock of Brigadoon for a purchase price of $1,000,000, or $500,000 if Brigadoon did not repay one or more of the loans when due. The Company has made a proposal to Brigadoon regarding a possible repurchase of that warrant by Brigadoon.

     Acquisition of Olympic Tool & Engineering, Inc. On August 26, 1997, the Company announced that it has signed a nonbinding letter of intent to acquire all of the outstanding stock of Olympic Tool & Engineering, Inc., of Shelton, Washington ("Olympic Tool"), contingent upon the successful completion of the Company's due diligence and certain other conditions. The Company is currently conducting its due diligence. The transaction is valued at approximately $3.2 million in cash, notes and the Company's Common Stock. See "Business - Aerospace Group - Acquisition of Olympic Tool."

     Material Purchase Obligations and Facilities Expansion

     Purchase Obligations. The Company has pending purchase orders with equipment suppliers for capital equipment with an expected total cost of approximately $900,000. The Company expects to take delivery of the equipment during the second and third quarters of fiscal 1998. Additions and replacements of plant and equipment are generally funded through working capital, trade-in credits for the replaced equipment, or capital leases or long-term notes from affiliates of the equipment vendors, the Company's lead bank, or other financing institutions, which are secured by the equipment being acquired.

     Facilities Expansion. During the first quarter of fiscal 1998, the Company substantially completed an addition to the building that houses Pacific Coast and Ceramic Devices consisting of approximately 12,000 square feet of production space, and costing approximately $900,000. The Company has negotiated the Construction Loan to provide financing for approximately 80% of the costs of the addition. The Company has also acquired certain property adjacent to its existing Wenatchee facilities and begun construction of an office building to house the Company's executive, administrative and accounting personnel. Total project costs for the office building are estimated at approximately $2.8 million.

     Future Working Capital Needs. The Company believes that the net proceeds from its recent securities offerings, together with its new credit facility with Key Bank of Washington, will be sufficient to meet the Company's currently budgeted working capital requirements for at least the next 12 months. However, the Company may also seek other equity and/or debt financing for pending or future acquisitions or with respect to capital equipment or facilities expansion plans. The Company's actual capital needs will depend upon numerous factors, including the amount of revenue generated from operations, the cost of increasing the Company's sales and marketing activities, the ability of third-party suppliers to meet product commitments, any other future acquisitions, and the continuing availability of bank financing, none of which can be predicted with certainty. The Company may receive additional funds upon exercise of the Warrants, the UTCO Warrant, the Underwriters' Warrants, and other outstanding non-public warrants and stock options, but there is no assurance of such exercise. As a result of these and other factors, the Company is unable to predict accurately the amount or timing of future capital that it will require. Inability to obtain additional future capital could have a material adverse effect on the Company's growth and results of operations.

                                    BUSINESS


Overview

     Pacific Aerospace & Electronics, Inc. (the "Company") is an acquisition-oriented, technology-driven company that develops, manufactures, markets and sells a broad range of precision components and electronic assemblies designed to operate with a high degree of reliability in harsh environments such as the ocean, space and the human body. Markets served by the Company include the aerospace, space, defense, medical, energy, transportation, telecommunications and general electronics industries.

     The Company currently operates through six wholly owned subsidiaries that are organized into two operational groups: the Electronics Group and the Aerospace Group. The Company's Electronics Group is composed of three businesses: Pacific Coast, Ceramic Devices, and NTI. Pacific Coast produces a variety of electronics packages and connectors shielded from their environment by the Company's proprietary ceramic seals; Ceramic Devices produces devices designed to filter out electromagnetic interference detrimental to other electronic devices; and NTI produces explosively bonded metals that are used in the electronic devices produced by Pacific Coast and Ceramic Devices.

     The Company's Aerospace Group is also composed of three businesses:
Cashmere, Morel, and Seismic. Cashmere and Morel manufacture machined or cast metal products for many applications, including products that are incorporated into or complementary with the products of the Company's other subsidiaries, and Seismic designs and sells automatic natural gas shut-off valves manufactured by Cashmere.

     The customers of the Company's Electronics Group consist, to a substantial degree, of large manufacturing companies in the aerospace, defense, energy, medical and general electronics industries. These include Hughes Aircraft, Honeywell Inc.'s Military Avionics Division, Lockheed Martin, Northrop Grumman, Space Systems/Loral, Inc., Westinghouse Electric Corporation, TRW, Inc., Litton, Tri Manufacturing and Maritime Manufacturing. The Electronics Group also markets and sells its electronic products to a variety of smaller, specialized electronics companies. The customers of the Company's Aerospace Group include Boeing, Kawasaki Heavy Industries, Ltd., Deere & Company, Northrop Grumman and PACCAR.

     The Company's strategy for its Electronics and Aerospace Groups is to expand the range of products it offers and to produce a larger portion of the customer's total product requirement, through internal growth and the acquisition or development of new technologies. The Company has recently experienced significant growth in revenues, as a result of both the acquisition of complementary businesses and internal growth within the operating subsidiaries in those groups. The Company hopes to continue to experience growth and to exploit both technological and marketing synergies resulting from the integration of the businesses it has acquired and other businesses or technologies that it may acquire in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of the Company's business segments.

     The Company intends to continue to evaluate opportunities for growth through expansion of current operations and through the acquisition of other entities or lines of business. The Company's strategy is to expand the range of products it offers and to produce a larger portion of the customer's total product requirement, through both internal growth and the acquisition or development of new technologies. The Company has recently experienced significant growth in revenues, as a result of both the acquisition of complementary businesses and internal growth. The Company hopes to continue to experience growth and to exploit both technological and marketing synergies resulting from the integration of the businesses it has acquired and other businesses or technologies that it may acquire in the future. The Company has recently announced a plan to form an Information Technology Group comprised of companies with which it has entered into non-binding letters of intent, contingent upon the successful completion of the Company's due diligence and certain other conditions. The proposed acquisition of each ITG Company is subject to the satisfactory completion of the Company's due diligence investigations, negotiation and execution of a definitive agreement with that company, and other closing conditions. See "The Information Technology Group."

The Electronics Group

     Pacific Coast Technologies, Inc.

     Products. Pacific Coast designs, manufactures and markets hermetically sealed electrical connectors, electronic sealants and instrument packages, using patented and proprietary technology. Pacific Coast was founded in 1976 and was acquired by Mr. Wright in 1990. See "Formation - Acquisition of Subsidiaries -Pacific Coast". Pacific Coast's products are specifically designed for use in applications that operate in harsh environments, such as the ocean, space and the human body, which experience extremes in temperature, pressure or corrosiveness. Pacific Coast distributes its products primarily to the defense, aerospace, and telecommunications industries, the energy industry, and the medical industry. In the defense, aerospace, and telecommunications industries, Pacific Coast's largest customer group, its products are used in radar, avionics, and telecommunications applications. Pacific Coast participated in the production of the world's first hermetically sealed fiber optic connector for use on the international space station Alpha. In the energy industry, Pacific Coast's products are used in tools for surveying oil wells. In the medical industry, Pacific Coast's products can be found in pacemakers, bone growth stimulators and other implantable electronic devices such as audio implants for the hearing impaired.

     Pacific Coast uses its proprietary ceramic sealant, Kryoflex(R), in many of its products to provide a high level of hermetic seal protection in harsh environments. Kryoflex is a multiple-phase derivative of ceramic oxide crystalline silicate. A Kryoflex seal is mechanically stronger, and withstands more heat and pressure than the glass or brazed ceramic seals used by many of Pacific Coast's competitors. Unlike many of its competitors, a Kryoflex seal can bond to a number of different and dissimilar metals. The composition and method of producing Kryoflex is a proprietary trade secret of Pacific Coast.

     Pacific Coast has patented its technology in the field of explosively bonded metals. This technology allows dissimilar metals to be welded together to make electronic connectors and packages. The resulting devices are lighter than those made entirely of stainless steel but have equivalent hermetic seal protection. This technology makes Pacific Coast products preferred where light weight is a requirement, such as in space applications.

     Pacific Coast also has several patented metal matrix composite technologies. Further development of metal matrix composites will allow Pacific Coast to make lighter, more durable electronic packages.

     Pacific Coast generally develops new products from its existing technologies in response to specific customer needs, with such development almost exclusively funded by its customers. Pacific Coast plans to continue developing new technologies to meet the changing requirements of its customers and, where appropriate, to file additional patent applications for those new technologies. Pacific Coast may also purchase additional strategic proprietary technology from third-party developers. Pacific Coast does not expect to devote substantial resources to research and development that is not funded by customers.

     Customers. Pacific Coast's customer base includes Fortune 1000 companies as well as smaller, specialized firms. For fiscal 1997, Pacific Coast's major customers in the defense, aerospace and telecommunications markets included ST Olektron Corp., Honeywell Inc.'s Military Avionics Division, Amphenol Corporations, AlliedSignal Inc.'s Aerospace Equipment Systems division, Boeing Aerospace, Space Systems/Loral, Inc., Hughes Aircraft, Litton, Santa Barbara Research Center, and Lockheed Martin. Pacific Coast's major customers in the energy market during that period included Schlumberger Anadrill, and its French parent company, Schlumberger Industries, Inc., Baker Hughes and Western Atlas International, Inc. Pacific Coast's major customers in the medical market during fiscal 1997 were Advanced Bionics Corporation and Electro-Biology, Inc. Pacific Coast has a varied customer base, and no single customer accounted for more than 10% of its net sales for fiscal 1997, except for Amphenol Aerospace at 17.2%.

     Strategy. Pacific Coast's strategy is to increase its sales and market share by developing increasingly sophisticated electronic packages, modules and subsystems that integrate its proprietary technology and products made by the Company's other subsidiaries. Pacific Coast also plans to expand its cross-marketing with the Company's other subsidiaries. As sales volumes increase, Pacific Coast intends to increase its automation in order to obtain additional efficiencies. Pacific Coast is also developing a number of standard products that it believes can be produced and sold more cost effectively than custom products. In the aerospace and defense industries, the Company believes that there is a significant potential for increased use of its products in satellite and ground-based radar applications. In the communications industry, Pacific Coast believes that there is similar potential for use of its products in radio frequency applications. In the energy market, Pacific Coast plans to continue to develop new devices to be incorporated on oil exploration tools in order to take advantage of the emerging development of oil fields in Russia, China, and other areas. In the medical devices market, Pacific Coast expects to develop standard and custom devices to support more sophisticated audio implants, bone growth stimulators, pacemakers and other implantable electronic devices.

     Ceramic Devices, Inc.

     Products. Ceramic Devices designs and manufactures a line of specialized filtering devices for use with electronic circuits operating in hostile environments. Ceramic Devices was founded in 1982, and the Company purchased it as of February 1995 to obtain a source of ceramic filters for Pacific Coast's connectors and electronic products. Ceramic Devices' products filter out electromagnetic interference and other undesirable electrical signals that pose significant problems for the manufacturers and users of high-performance, high-reliability electronic systems. Ceramic Devices is an approved supplier of EMI filtering devices to most military and aerospace contractors. Ceramic Devices fabricates all components of its multilayer capacitors and filters to military requirements and individualized customer specifications. Ceramic Devices' product development is generally funded by its customers.

     Customers. Ceramic Devices' customer base is generally the same as the customer base of Pacific Coast, including large defense, aerospace and telecommunications companies. Such customers purchase Ceramic Devices products for incorporation into sophisticated electronic systems. Ceramic Devices' major customers include Hughes Aircraft, Lockheed Martin, AlliedSignal Inc.'s Aerospace Equipment Systems division, and Litton Corp. No one customer accounted for more than 10% of Ceramic Devices' net sales for fiscal 1997, except for Hughes Aircraft at 22% and Litton Corp. at 12%. Because the customer base of Pacific Coast represents potential customers for Ceramic Devices, the companies use the same direct sales force and manufacturers' representative group.

     Strategy. The Ceramic Devices growth strategy includes increasing its marketing efforts to existing and potential customers in the defense, aerospace and telecommunications industries, and targeting customers of Pacific Coast in the medical industry. In May 1996, Ceramic Devices completed its move from San Diego, California to the Pacific Coast facility in Wenatchee, Washington. The Ceramic Devices strategy also includes increasing the efficiency of its production process through interaction with Pacific Coast, combining its filters with Pacific Coast products, and marketing Ceramic Devices products together with products of Pacific Coast.

     Northwest Technical Industries, Inc.

     Products. NTI manufactures explosively bonded dissimilar metals, such as aluminum and stainless steel, using proprietary technology. This technology is used in products where light weight is a requirement, such as in space applications, energy and physics applications where strength at high temperature and heat dissipation is a requirement, and marine and chemical processing applications where corrosion resistance is a requirement. NTI distributes its products primarily to the aerospace, defense, energy and marine industries. NTI's predecessor was founded in 1970, and was acquired by the Company in 1997 in order to assure a source of explosively bonded metals for the other companies in the Electronics Group.

     Customers. NTI's largest single customer in fiscal 1997 was Pacific Coast, representing approximately 15.8% of sales. Pacific Coast incorporates NTI's explosively bonded materials into a variety of its connectors and electronic packages. Other significant customers of NTI include TRI Manufacturing, Newport News, Oxford Instruments, Rail Products, Litton Systems and Lockheed Martin.

     Strategy. NTI's strategy is to continue to serve its current customer base, and to increase its sales and market share by targeting customers of Pacific Coast and Ceramic Devices who may need permanently bonded, lightweight metal composites for other uses in their products. NTI also plans to use the direct sales force and manufacturing representative group used by Pacific Coast and Ceramic Devices and to participate in cross-marketing to potential customers with Pacific Coast and Ceramic Devices.

The Aerospace Group

     Cashmere Manufacturing Co., Inc.

     Products. Cashmere operates a precision machine shop that produces diversified components and assemblies for the aerospace, defense, electronics and transportation industries. Cashmere was founded in 1969, and the Company purchased it in 1994 to provide precision machined products initially for Pacific Coast. Cashmere now provides products for other subsidiaries of the Company as well. Cashmere produces principally aluminum products, ranging from small connectors to very complex assemblies. Cashmere builds to order only, in conformance with the machining specifications of its customers. Cashmere is DI-9000 approved and ISO 9002 compliant, which qualifies it to perform work for most aerospace, medical equipment and general electronic companies.

     Customers. Prior to its acquisition by the Company, Cashmere's sales were almost exclusively to Boeing. Through a diversification program, the percentage of Cashmere's sales to Boeing was decreased to approximately 66% for fiscal 1997, down from 75% for fiscal 1996. Sales to Boeing by Cashmere and other Company subsidiaries constituted approximately 24% of the Company's consolidated net sales for fiscal 1997. General economic conditions and events affecting Boeing, all of which are outside the control of the Company, may have a significant impact on Cashmere's sales and consequently on the overall results of operations of the Company. Cashmere has entered into contracts with Boeing which extend beyond one year to supply parts at fixed prices, and, accordingly, aluminum or other metal price increases or other cost increases can adversely affect Cashmere's margins on the sale of those parts. Boeing has considerable flexibility under its contracts with Cashmere to reduce its level of orders or to cease ordering products from Cashmere.

     During fiscal 1997, Cashmere's major customers were Boeing, NTK Aviation, Nissho Iwai American Corporation, Kawasaki Heavy Industries, Ltd. and Northrop Grumman. Pacific Coast, Morel, and Seismic together accounted for 5% of Cashmere's sales for fiscal 1997. Cashmere manufactures a variety of aluminum and stainless steel connector shells and electronic packages for Pacific Coast, machines cast parts for Morel, and is the sole manufacturer of the natural gas shut-off valve marketed by Seismic.

     Strategy. Through access to the customer base of Pacific Coast, Cashmere is pursuing strategies intended to continue reducing its dependency on Boeing. Cashmere has expanded its direct sales effort, and intends to concentrate on customer service and offer additional value-added services. Most Pacific Coast products require machining, allowing Cashmere to benefit from the sales and marketing efforts of Pacific Coast. Morel is also currently a customer of Cashmere. Cashmere and Morel have joint direct sales coverage in the Pacific Northwest and Southern California in an effort to expand the market for products of both companies.

     Morel Industries, Inc.

     Products. Morel manufactures precision cast aluminum parts used principally in the transportation, heavy trucking and aerospace industries. Morel was founded in 1909, and the Company purchased Morel in 1995 to provide cast parts for its other subsidiaries and to expand its presence in the transportation industry. Morel uses sand castings, lost foam and permanent molds to contain and shape molten aluminum. These components are often further shaped or patterned on Morel's machinery to meet a customer's specific needs. Morel also provides additional services such as painting, machining and general assembly work. Morel is currently operating at less than full capacity and believes that it could use its remaining capacity without significant additional capital expenditures.

     Customers. Morel is dependent on sales to PACCAR, Inc., including its Kenworth and Peterbilt divisions (collectively, "PACCAR"). Net sales to PACCAR constituted 63% of Morel's net sales in fiscal 1997. Net sales to PACCAR constituted 22% of the Company's consolidated net sales for that year. PACCAR has no contractual obligation to continue to place orders for products of Morel. Morel's other major customers include Deere & Company, Western Star Trucks, Smith Co., Impco Technologies, and Boeing.

     Strategy. Morel's customers are increasingly requesting products that are cast and machined by a single provider. The Company believes that Morel's ability to machine its aluminum parts, combined with additional capacity at Cashmere, will increase its ability to compete for finished cast aluminum business. The Company plans to diversify Morel's customer base by taking advantage of its access to the customers and marketing of the Company's other subsidiaries. The Company also has plans to provide Morel access to proprietary technology in order to enhance Morel's competitive advantages in its industry. The Company believes the addition of direct sale representatives in the Pacific Northwest and Southern California for Morel and Cashmere will allow Morel to diversify its customer base and reduce its dependence on PACCAR. There is no assurance, however, that Morel can successfully implement these or other strategies so as to reduce its reliance on PACCAR to a degree that will protect the Company in the event of unexpected decreases in sales to PACCAR.

     Seismic Safety Products, Inc.

     Products. Seismic develops and markets natural gas shut-off valves that are automatically activated by earthquakes. Cashmere manufactures the natural gas shut-off valve using patented technology that Seismic purchased in November 1995 from the inventors after six years of development. Seismic's valves are designed to be installed in new and existing natural gas lines and to automatically shut off the supply of gas in an earthquake. The valve may also be used as a manual natural gas shut-off valve to avert fires in other emergency situations. Significant patented features of the valve include a mechanism for manual reset of the shut-off valve without special tools and a seamless design to prevent potential leakage. Seismic's natural gas shut-off valve is certified by the American Gas Association and the State of California. The Seismic patents and patent applications extend beyond the current product to cover other possible products, such as an industrial version of the natural gas shut-off valve and an electrical shut-off product currently under development.

     Customers. Seismic began marketing its residential valve in December 1995 under the brand name "Northridge Valve(TM)". In March 1996, Seismic began supplying the valve to several large home improvement centers; however, Seismic has decided not to pursue this market sector for sales of its valves in the future. Current purchasers of Seismic's valve include Ace Hardware Corporation, Gensco, Inc., Northwest Water Heater and Western Supplies, with prospective purchasers including builders, plumbers, security companies and utility companies.

     Strategy. Unlike the other businesses acquired by the Company, there had been no sales of the Seismic subsidiary's natural gas shut-off valve before the Company acquired the technology for that product in November 1995. Since that time, Seismic's strategy has been to sell its gas shut-off valve through a variety of sources in earthquake-prone areas. The City of Los Angeles requires that new construction have an automatic natural gas shut-off valve installed. The Company believes that similar regulations may appear elsewhere on the West Coast due to its relatively high potential for seismic activity.

     This represents a different type of product and market for the Company. There is no assurance that this product will achieve market acceptance, or that the Company will be able to market the product successfully or to compete in this new market. The Company is assessing whether it should substantially revise its strategy with respect to Seismic. The Company is evaluating several potential third-party marketing agreements and strategic partnership proposals with regard to the marketing of Seismic's natural gas shut-off valve currently marketed by Seismic. Under these proposals, Cashmere would retain the right to manufacture the valve.

     Proposed Acquisition of Olympic Tool & Engineering, Inc.

     On August 26, 1997, the Company announced that it has signed a nonbinding letter of intent to acquire all of the outstanding stock of Olympic Tool, contingent upon the successful completion of the Company's due diligence and certain other conditions. The Company is currently conducting its due diligence. The transaction is valued at approximately $3.2 million in cash, notes and the Company's Common Stock. Olympic Tool provides precision machined and fabricated components primarily to the aerospace and nuclear industries and employs approximately 70 people. Olympic Tool would join Cashmere, Morel and Seismic as members of the Company's Aerospace Group. The proposed acquisition is subject to satisfactory completion of the Company's due diligence investigations, negotiation and execution of a definitive purchase agreement, and other closing conditions.

Marketing

     Electronics Group. Pacific Coast and Ceramic Devices market their products in the United States, Europe and Japan through a network of approximately 22 manufacturer representatives and resellers as of May 31, 1997, generally established on a geographic basis. These representatives and resellers are subject to agreements that prevent them from selling the products of competitors of Pacific Coast and Ceramic Devices. In addition, Pacific Coast and Ceramic Devices maintain a joint internal sales and customer service staff and engineering capability to meet customer requirements for technical support. NTI currently markets its products through customer referrals and industry meetings and trade shows. In the future, NTI intends to also participate in the joint marketing efforts of Pacific Coast and Ceramic Devices to existing and potential customers.

     Aerospace Group. Cashmere and Morel have a similar existing and potential customer base and use the same direct sales approach and personnel. They currently have direct regional sales personnel covering the West Coast. The Company expects to engage additional salespeople for other geographic regions as business warrants. Seismic currently markets the natural gas shut-off valve in California, Oregon, Utah, Washington and British Columbia, Canada. In addition, the Company believes that there is a significant market for Seismic's valves in other earthquake-prone areas, such as Japan. The Company is assessing whether it should substantially revise its strategy with respect to Seismic. See "Aerospace Group - Seismic Safety Products, Inc."

Competition

     Electronics Group. The market for Pacific Coast and Ceramic Devices products is highly competitive and is composed of numerous competitors, none of which dominates the market. Competition is based primarily on product quality, price, custom product development capability, and technical support. Pacific Coast's principal competitors include Amphenol Corporation, Hermetic Seal Corporation, Kemlon Products and Development Co., ITT Cannon Inc. and Alberox Corporation. Pacific Coast is not aware of any competitor that competes with all of its product lines, although competitors do exist in each market. Ceramic Devices' principal competitors in all of its markets include AVX Corporation, Spectrum Control, Inc. and Maxwell Laboratories, Inc.'s Sierra Capacitor/Filter Division. The market for NTI's products is somewhat competitive and is composed of one domestic and three foreign competitors. NTI's principal competitors in all of its markets include OMC (U.S.), Nitro Neobel (Sweden), Northern Energetics (Scotland), and Asahi (Japan). The Company believes that the products of the Electronics Group are positioned to be competitive in these markets due to the quality of the products, the proprietary and patented technologies, and their custom product development capability.

     Aerospace Group. The market for Cashmere and Morel products is very competitive on a regional basis. The Company expects that access to Pacific Coast's proprietary technology and customer base will provide Cashmere and Morel with a competitive advantage in their industries. In addition, the Company believes that modernization accomplished when Morel purchased its current facilities in March 1994 enables Morel to produce its products more efficiently. The Company believes that the ability to offer combined and complementary products and value-added services with the Company's other subsidiaries will enhance the ability of Cashmere and Morel to compete in this market. The market for Seismic's natural gas shut-off valve includes several principal competitors, such as Safe T Quake Corporation, Engdahl Enterprises and Pacific Seismic Valves, Inc. The Company believes that its valve's rugged construction, ease of installation, easy patented reset feature, and pricing should allow it to be competitive in its market.

Suppliers and Production

     Availability and Cost of Materials. The Company does not have fixed price contracts or arrangements for all of the raw materials and other supplies it purchases. The Company generally has readily available sources of raw materials and other supplies required for the manufacture of its products and, where possible, the Company maintains alternate sources of supply. However, shortages of, and price increases for, certain raw materials and supplies used by the Company have occurred in the past and may occur in the future. Future shortages or price fluctuations could have a material adverse effect on the Company's ability to manufacture and sell its products in a timely and cost effective manner.

     Electronics Group. Pacific Coast, Ceramic Devices and NTI have multiple competitive sources generally available to supply all of their needs for raw, processed and machined materials. However, these companies occasionally experience delivery and quality difficulties with their vendors, and maintain secondary sources of supply for outside purchases. Pacific Coast and Ceramic Devices also maintain a quality control program to monitor supplier compliance with their supply requirements.

     Aerospace Group. Cashmere has a readily available source of supply for the raw materials it requires through numerous product distributors. Morel has several suppliers of aluminum for its casting process, including Aluminum Company of America, Inc. (ALCOA), Morel's largest supplier, which has a supply facility located within approximately 35 miles of Morel's facility. However, delivery and quality of supplies may vary or change from time to time. In addition, the price of aluminum fluctuates with the market, which is generally absorbed by Cashmere but which Morel can generally pass through to its customers. All of Seismic's products are supplied by Cashmere.

Proprietary Rights

     The Company relies primarily on a combination of patent, trade secret, copyright and trademark laws, confidentiality procedures, and other intellectual property protection methods to protect its proprietary technology. The Company has 33 U.S. patents, one U.S. patent application allowed, two U.S. patent applications pending, one Canadian patent application pending, and one European patent application pending relating to certain of its technology and products. The Company's issued patents will expire at various times over the next 18 years. Sixteen of the patents will expire over the next five years. See "Risk Factors - Reliance on Proprietary Technology - Patent Issuance, Enforceability and Expiration."

Environmental Matters

     The Company is subject to the Environmental Laws. Proper waste disposal and environmental regulation are major considerations for the Company because certain metals and chemicals used in its manufacturing processes are classified as hazardous substances. Since the Company's acquisition of Morel in December 1995, the Company has initiated an environmental compliance program for the Morel facility, which includes obtaining all permits necessary for that facility to operate in compliance with applicable Environmental Laws. As part of this program, in January 1996, Morel obtained a temporary permit to discharge air emissions, and in April, 1997, Morel obtained a permit to discharge waste water and storm water, pending the state's further review. Since the Company's acquisition of NTI in April 1997, the

Company has initiated an assessment of NTI's environmental conditions, including the possible need for permits to discharge air emissions and storm water. See "Risk Factors - Environmental Factors."

Employees

     As of September 30, 1997, the Company and its subsidiaries had a total of 523 employees, of which approximately 520 were full-time employees. None of the Company's employees is covered by an ongoing collective bargaining agreement, although the Company has received notice from the Teamsters that it is attempting to organize Morel's employees. The Company has experienced no work stoppages and the Company believes that its relationship with its employees is good.

Description of Property

     All of the Company's current subsidiaries, except for NTI, are located in the greater Wenatchee, Washington area. Pacific Coast, Ceramic Devices, Cashmere and Seismic operate from adjacent buildings in Wenatchee. Morel is located 15 miles away in Entiat. The close proximity of these subsidiaries is part of the Company's strategy to enhance the efficiencies between the companies in the Electronics Group and Aerospace Group. In the opinion of the Company's management, these properties are adequately covered by insurance.

     Existing Properties

     Wenatchee Facilities. Pacific Coast operates from facilities in Wenatchee, Washington of approximately 31,000 square feet, which it has leased from the Port of Chelan County since September 1994. Ceramic Devices completed its move to Wenatchee from San Diego, California in May 1996. An additional 7,500 square feet were added to the Pacific Coast lease in September 1995 to house Ceramic Devices' operations. The lease was also amended in June 1997 to add another 11,400 square feet on which the Company has constructed an addition to the Pacific Coast building. Cashmere operates from an adjacent facility of approximately 42,000 square feet. This facility was built to suit Cashmere by the Port of Chelan, and Cashmere has leased this facility from the Port of Chelan County since October 1995. The leases for these facilities expire in the year 2007 and both contain options to renew for two additional five-year terms. Total lease costs for these facilities were $382,000 in fiscal 1997. See "Financial Statements - Notes to Consolidated Financial Statements - Note 8 - Long-Term Debt."

     Morel Facilities. Morel operates from facilities in Entiat, Washington of approximately 84,000 square feet. Morel purchased these facilities and relocated from Seattle in August 1994, at which time the facilities were renovated into a modern foundry operation. The title to these facilities is encumbered by a deed of trust in favor of Seattle-First National Bank in the current principal amount of $1,242,000. See "Financial Statements - Notes to Consolidated Financial Statements - Note 8 - Long Term Debt."

     NTI Facilities. NTI operates from owned facilities located in Sequim, Washington of approximately 18,355 square feet. NTI purchased these facilities in April 1997 when it acquired its assets. The seller of the assets had owned and operated its business in this location for approximately 20 years. NTI also leases a former quarry near Sequim, in order to conduct some of its blasting activities. See "Financial Statements Notes to Consolidated Financial Statements
- Note 8 - Long Term Debt."

     Cashmere Storage. Cashmere owns a portion of its previous facility of approximately 46,000 square feet located in Cashmere, Washington. Although the Company held this property for sale during a portion of fiscal 1996, it is currently using the property for staging and storage, and is assessing its long-term plans for the property, including the possibility of retaining the property. The title to these facilities is encumbered by a deed of trust in favor of Cashmere Valley Bank in the current principal amount of $157,000. See "Financial Statements - Notes to Consolidated Financial Statements - Note 8 - Long Term Debt."

     Future Properties

     Headquarters Building. The Company has recently purchased a parcel that is adjacent to its Wenatchee facilities from the Port of Chelan, and has begun construction of a corporate headquarters building on that property.

     Seattle Area Administrative Office. The Company has entered into a lease for approximately 21,390 square feet of office space located near Bothell, Washington, for use as additional administrative offices. The leasehold improvements are currently under construction and occupancy is projected for December 1997. Initially, the Company intends to sublease approximately 75% of the facility to the ITG Companies. See "Formation of Information Technology Group."

Formation of Information Technology Group

     In June 1997, the Company announced a plan to form an Information Technology Group. In connection with that plan, the Company entered into nonbinding letters of intent to acquire six companies to become part of the Information Technology Group, contingent upon the successful completion of the Company's due diligence and certain other conditions. The Company has already determined after due diligence that it will not be acquiring Brigadoon or Market Visibility, Inc., two of the companies that were under consideration. The Company is currently conducting due diligence regarding its plan to form the group and regarding the remaining ITG Companies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources - Pending Acquisitions - Formation of the Information Technology Group". The proposed acquisition of each ITG Company is subject to the satisfactory completion of the Company's due diligence investigations, negotiation and execution of a definitive agreement with that company, and other closing conditions.

                                   MANAGEMENT

Directors and Executive Officers

     The directors and executive officers of the Company are:

                                                       Director or
Name                                         Age      Officer Since           Position with Company
---------------------------------------      ---      -------------      ---------------------------------
Donald A. Wright (4)                         45           02/95          Chairman of the Board, Chief
                                                                         Executive Officer and President

Nick A. Gerde                                52           02/95          Chief Financial Officer, Vice
                                                                         President Finance, Treasurer and
                                                                         Assistant Secretary

Sheryl A. Symonds                            42           09/97          Vice President Administration and
                                                                         General Counsel, Secretary

Donald B. Cotton (2) (3)                     59           02/95          Director

Allen W. Dahl, M.D. (1) (3)                  69           02/95          Director

Dr. Urs Diebold  (1) (4)                     46           07/97          Director

Dale L. Rasmussen (2)                        47           06/97          Director

Roger P. Vallo (1) (4)                       62           02/95          Director

William A. Wheeler (2) (3)                   63           06/97          Director

-----------

(1)  Member of the Option Committee

(2)  Member of the Finance and Audit Committee

(3)  Member of the Compensation Committee

(4)  Member of the Nominating Committee

     Donald A. Wright. Donald A. Wright has been the Chairman of the Board, Chief Executive Officer and President of the Company and PCTH since February 1995. He held those same positions with Original PCTH since May 1994. Mr. Wright has been an officer and director of the Company's subsidiary, Pacific Coast, and its predecessor, Kyle Technology Corporation, since 1990. Mr. Wright also has been an officer and director of each of the Company's other operating subsidiaries since their respective acquisitions by the Company. In addition, Mr. Wright was previously a director of Jungle Street.

     Nick A. Gerde. Nick A. Gerde has been the Vice President Finance and Chief Financial Officer of the Company and PCTH since February 1995, and held those same positions with Original PCTH since August 1994. He has been the Treasurer of the Company and PCTH since August 9, 1996. Mr. Gerde is also an officer and director of each of the Company's operating subsidiaries. Mr. Gerde served as Controller/CFO of Hydraulic Repair & Design, Inc., a regional hydraulic component repair and wholesale distribution company, from March 1990 through April 1993; Business Development Specialist with the Economic Development Council of North Central Washington from July 1993 to June 1994; and Vice President of Televar Northwest, Inc. (now a subsidiary of Jungle Street) from July 1994 to February 1995. In addition, Mr. Gerde was previously a director of Jungle Street. Mr. Gerde is a Certified Public Accountant.

     Sheryl A. Symonds. Sheryl A. Symonds has been the Vice President Administration and General Counsel of the Company since September 1, 1997. Prior to joining the Company, Ms. Symonds was a partner at Stoel Rives LLP, currently the Company's primary outside legal counsel. Ms. Symonds joined Stoel Rives LLP in 1985 and became a partner in 1992. Ms. Symonds has been Secretary the Company since August 1996 and is also Secretary of each of the Company's subsidiaries.

     Donald B. Cotton. Donald B. Cotton has been a director of the Company and PCTH since February 1995, and was a director of Original PCTH since May 1994. He was a director of Pacific Coast from October 1993 to October 1994. Mr. Cotton retired from GTE in 1993, where he served most recently as a vice president. He is currently self-employed as a software consultant. Mr. Cotton is also a director of Jungle Street.

     Allen W. Dahl. Dr. Allen W. Dahl has been a director of the Company and PCTH since February 1995, and was a director of Original PCTH since October 1994. Dr. Dahl is retired from practice as a physician in the Puget Sound region of Washington.

     Urs Diebold. Dr. Urs Diebold has been a director of the Company since July 1997. Dr. Diebold has been a managing partner of Lysys AG ("Lysys"), a Swiss financing and investment management company, since September 1990. Prior to joining Lysys in 1990, Dr. Diebold was an investment advisor at the Zurich office of Credit Suisse. Dr. Diebold is also a director of several Swiss companies, including Hottinger Zurich Valore, a Swiss company listed on the Zurich Stock Exchange, and of one of the Company's shareholders, Capital International Fund Limited.

     Dale L. Rasmussen. Dale L. Rasmussen has been a director of the Company since June 1997. Mr. Rasmussen has been employed as the Senior Vice President and Secretary of AirSensors, Inc. since 1989.

     Roger P. Vallo. Roger P. Vallo has been a director of the Company and PCTH since February 1995 and was the Secretary of the Company and PCTH from that date until August 1996. Mr. Vallo held those same positions with Original PCTH since May 1994. Mr. Vallo served as a director of Pacific Coast from February 1991 to November 1995 and as Secretary from July 1993 to October 1994. From 1990, he served as a director of the predecessor of Pacific Coast and subsequently as a director of Pacific Coast. Mr. Vallo is a retired Group President of GTE, and until recently was the President and Chief Executive Officer of Prudential Preferred Properties in Everett, Washington. Mr. Vallo is currently the President, Chief Executive Officer and a director of Jungle Street.

     William A. Wheeler. William A. Wheeler has been a director of the Company since June 1997. Mr. Wheeler retired from Dowty Aerospace Yakima in May 1997, where he served as President, Chief Executive Officer and Chairman of the Board of Directors since 1979.

     Directors of the Company hold office until the next annual meeting of the Company's shareholders and until their successors have been elected and duly qualified. Under the terms of an agreement between Lysys and the Company, dated January 3, 1995, Lysys has the right to nominate one of the Company's Board members, until July 1998. Dr. Diebold is the current designee of Lysys to the Board of Directors. See "Certain Relationships and Related Transactions." Executive officers are elected by the Board of Directors of the Company at the first Board meeting after each annual meeting of shareholders and hold office until their successors are elected and duly qualified.

Significant Employees

     Lewis L. Wear. Lewis L. Wear, 56, has been the Group President of the Electronics Group since August 1996, President of Pacific Coast since February 1996, and a director of Pacific Coast since November 1995. He also has been a director of Ceramic Devices since November 1995 and President of NTI since April 1997. Prior to November 1995, Mr. Wear was Vice President of Operations for Vacuum Atmospheres, a division of WEMS, Inc.

     Garry R. Vandekieft. Garry R. Vandekieft, 55, has been Group President of the Aerospace Group since October 1996, President of Cashmere since August 1996, a director of Cashmere since October 1996, and was General Manager of Cashmere from June 1996 to August 1996. Prior to being employed by Cashmere, Mr. Vandekieft served as Manufacturing Operations Manager of Advanced Wind Turbines during 1995 and 1996, and as Director of Manufacturing of Master-Halco from 1990 through 1994.

Director Compensation.

     Employee/Director Compensation. No employee of the Company receives any compensation for also serving as a director. Currently, Mr. Wright is the only member of the Board of Directors who is also an employee of the Company.

     Non-Employee/Director Compensation. Non-employee directors receive no salary for their services and receive no fee for their participation in meetings except as provided in the Company's Independent Director Stock Plan (the "Director Plan"). The Director Plan provides for an initial award of 500 shares of Common Stock and an annual award of $5,000 worth of Common Stock to each non-employee director. Each non-employee director who serves on a committee of the Board of Directors is entitled to receive a fee of $1,000 per year for each committee on which that director serves, and the chairperson of each committee is entitled to receive an additional $500 fee per year. In addition, each non-employee director of a subsidiary of the Company, who is not a director of the Company, will receive a fee of up to $1,000 per year. At the Board's option, persons who serve as directors of a subsidiary of the Company may be eligible for additional fees. Each of the cash fees may be paid, at the Board's option, in shares of Common Stock. As of October 20, 1997, 31,953 shares had been issued to directors under the Director Plan, of which 4,950 will not vest until October 8, 1998, and 68,047 remain reserved but not granted.

     Reimbursements. All directors are reimbursed for reasonable travel and other out-of-pocket expenses incurred in attending meetings of the Board of Directors.

Committees of the Board of Directors

     Option Committee. The Option Committee administers the Company's Amended and Restated Stock Incentive Plan, and has the duties described in that plan. Allen W. Dahl, Urs Diebold and Roger P. Vallo are the current members of the Option Committee.

     Finance and Audit Committee. The Finance and Audit Committee reviews the Company's accounting policies, practices, internal accounting controls and financial reporting. The Finance and Audit Committee also oversees the engagement of the Company's independent auditors, reviews the audit findings and recommendations of the independent auditors, and monitors the extent to which management has implemented the findings and recommendations of the independent auditors. Dale L. Rasmussen, Donald B. Cotton, and William A. Wheeler are the current members of the Finance and Audit Committee.

     Compensation Committee. The Compensation Committee establishes salaries, incentives, and other forms of compensation for the chief executive officer, the chief financial officer, the general counsel, the subsidiary presidents and certain other key employees of the Company and its subsidiaries. The Compensation Committee also administers policies relating to compensation and benefits other than option grants, including the Director Plan and the Employee Stock Purchase Plan. Donald B. Cotton, Allen W. Dahl, and William A. Wheeler are the current members of the Compensation Committee.

     Nominating Committee. The Nominating Committee recommends individuals to be presented to the shareholders for election or reelection to the Board of Directors. Donald A. Wright, Roger P. Vallo, and Urs Diebold are the current members of the Nominating Committee.

Executive Compensation

     Compensation to Donald A. Wright

     The following table sets forth the annual and long-term compensation of Donald A. Wright ("Named Executive") for services in all capacities to the Company for the last three fiscal years. No other officer of the Company received annual salary and bonuses exceeding $100,000 in the fiscal year ended May 31, 1997.

                                                                              Long-Term Compensation
                                                                     ---------------------------------------
                               Annual Compensation                                Awards            Payouts
                ---------------------------------------------        ---------------------------------------
                                                      Other          Restricted     Securities
Name and                                             Annual             Stock       Underlying       LTIP       All Other
Principal        Fiscal     Salary      Bonus    Compensation         Awards      Options/SARs    Payouts    Compensation
 Position       Year(1)       ($)        ($)          ($)               ($)            (#)           ($)          ($)
---------       -------      -----      -----        -----             -----          -----         -----        ----
Donald A.
Wright           1997     160,000(3)      0            0                 0           920,000          0          400(5)
CEO(2) and       1996     110,577         0            0                 0           112,560          0          400(5)
President        1995      83,654(3)      0            0                 0           100,000(4)       0            0

-----------

(1) Information is shown for the May 31 fiscal years of the Company after November 1996, of PCTH prior to November 1996, and of Original PCTH prior to February 1995, which employed Mr. Wright during the relevant periods.

(2) Mr. Wright became the Chief Executive Officer of Original PCTH in May 1994, of PCTH in February 1995, and of the Company in November 1996 upon the merger of PCTH into the Company in order to reincorporate under the laws of the State of Washington.

(3)  A portion of the compensation shown for Mr. Wright for fiscal year ended
     May 31, 1997 was paid by PCTH, and the remainder was paid by the Company. A portion of his compensation for fiscal year ended May 31, 1995 was paid by Original PCTH, and the remainder was paid by PCTH.

(4) Represents unexercised, but exercisable, warrants to purchase 100,000 shares of Common Stock. See "Aggregated Option/SAR Exercises and Fiscal
     Year-End Option/SAR Values," below.

(5)  Represents estimated value of the personal use of a company car.

     Option Grants

     The following table sets forth information on grants of stock options or other similar rights by the Company during the last fiscal year to the Named Executive.

                                               Percent of Total                          Market Price
                  Number of Securities           Options/SARs           Exercise or       on Date of
                   Underlying Options/       Granted to Employees        Base Price          Grant            Expiration
Name                SARs Granted (#)            in Fiscal Year           ($/Share)         ($/Share)             Date
---------------   ---------------------   --------------------------   --------------  -----------------   ----------------
Donald A.              920,000(1)                   94.52%                2.375 to         2.375 to          July 2006 to
Wright                                                                     4.6875            3.25              May 2007

     Aggregated Option/SAR Exercises and Fiscal Year-End Option/SAR Values.

     The following table sets forth information concerning exercise of stock options and warrants during the last fiscal year by the Named Executive and the fiscal year end value of unexercised options:

                                                         Number of Securities                 Value of Unexercised
                                                        Underlying Unexercised                In-the-Money Options/
                                                      Options/SARs at FY-end (#)                SARs at FY-end ($)
                                                   ---------------------------------   -----------------------------------
                   Shares Acquired      Value
Name               on Exercise (#)     Realized      Exercisable      Unexercisable    Exercisable(2)     Unexercisable
---------------   -----------------   ----------   ---------------   ---------------   --------------   ------------------
Donald A.                 0               0         1,074,024(1)         58,536           $167,375             N/A
Wright

-----------

(1) Includes warrants that were granted by Original PCTH on December 24, 1994, and converted by the Company, as of November 30, 1996, into warrants to purchase 100,000 shares of Common Stock at $2.00 per share, which are currently exercisable in full.

(2) Value of exercisable options and non-public warrants to purchase 229,024 shares having exercise prices of less than $3.16 per share, the closing price of the Common Stock on May 31, 1997.

     Wright Employment Agreement

     Recent Employment Agreement. Mr. Wright was employed by the Company during fiscal 1997 pursuant to an Employment Agreement dated June 1, 1996 (the "Recent Employment Agreement"). Under the Recent Employment Agreement, Mr. Wright received an annual base salary of $160,000 for fiscal year 1997.

     New Employment Agreement. The Recent Employment Agreement was superseded by an Employment Agreement dated as of June 1, 1997 (the "New Employment Agreement"). The New Employment Agreement has a term of five years, ending on May 31, 2002, unless terminated earlier. Under the New Employment Agreement, Mr. Wright will receive an annual base salary of $192,000 for fiscal year 1998, a 15% increase for each of fiscal years 1999 and 2000, and such increases as are determined by the Board of Directors for fiscal years 2001 and 2002. The New Employment Agreement prohibits Mr. Wright from competing with the Company for two years following termination.

     Option Grant. Pursuant to the Recent Employment Agreement, the Board of Directors awarded Mr. Wright options to purchase up to 15,000 shares of Common Stock at $2.875 per share for his performance during fiscal year 1997, all of which are currently exercisable. Under the New Employment Agreement, Mr. Wright will be entitled to an award of fully-vested options to purchase 25,000 shares of Common Stock at the end of each fiscal year during the term of the New Employment Agreement, and options to purchase up to another 250,000 shares per year based on a specified formula, both at an exercise price equal to the fair market value of the Common Stock as of the date the options are granted.

     Severance Provisions. Under the New Employment Agreement, if a "change of control" of the Company occurs and within six months thereafter Mr. Wright is terminated without "cause" or terminates his employment for "good reason" (as such terms are defined in the New Employment Agreement), Mr. Wright would be entitled to receive a severance payment equal to twice his annual base salary then in effect, subject to certain exceptions provided in the New Employment Agreement. The term "change of control" includes the following events: (1) a change in composition of the Board of Directors over any two-year period such that the directors at the beginning of the period, together with directors subsequently approved by the continuing directors, no longer constituted a majority of the Board, (2) any person becoming the beneficial owner of securities having 30% or more of the voting power of the Company's outstanding voting securities, subject to certain exceptions in the New Employment Agreement, or (3) a change of control of beneficial ownership of the Company's voting securities that triggers reporting under Item 16(e) of Schedule 14A of Regulation 14 under the Exchange Act. Any such severance payment under the New Employment Agreement would be reduced to the extent necessary to avoid subjecting the payment to penalty taxes on parachute payments. In addition to such severance payment, Mr. Wright and his family would be entitled to continue to participate for one year after such termination in employee health and medical benefits plans and programs in which they were participants when employment terminated, to the extent permitted by such plans and programs.

Benefit Plans


     Registration of Underlying Shares. The Company has in effect with the Securities and Exchange Commission (the "Commission") a Form S-8 Registration Statement registering the 2,260,000 shares issuable under the Company's (a) Amended and Restated Stock Incentive Plan, as amended (the "Option Plan"), (b) Independent Director Stock Plan, and (c) three common stock purchase warrants issued to Donald A. Wright, Nick A. Gerde, and an employee of Pacific Coast, in connection with their employment. See "Summary Compensation - Option Grants." The Company intends to file a Form S-8 Registration Statement on November 7, 1997 covering the additional 1,000,000 shares of Common Stock approved for issuance under the Company's Option Plan at the Company's 1997 annual shareholder meeting. The Company also plans to file a Form S-8 Registration Statement covering the 1,000,000 shares reserved for issuance under the Company's Employee Stock Purchase Plan.

     Amended and Restated Stock Incentive Plan. The Company's Option Plan provides for the award of incentive stock options ("ISOs") to key employees and the award of non-qualified stock options ("NSOs"), stock appreciation rights ("SARs"), bonus rights, and other incentive grants to employees and certain non-employees (other than non-employee directors) who have important relationships with the Company or its subsidiaries. As of October 20, 1997, options to purchase an aggregate of 1,263,616 shares of Common Stock had been granted under the Option Plan. See "Description of Securities - Stock Options."


     Administration. The Option Plan may be administered by the Board of Directors or by a committee of directors or officers of the Company. The Board of Directors has designated an Option Committee to administer the Option Plan. The Option Committee determines and designates the individuals to whom awards under the Option Plan should be made and the amount and terms and conditions of the awards, except that if officers of the Company serve on the Option Committee it may not grant options to such officers. The Option Committee may adopt and amend rules relating to the administration of the Option Plan, but only the Board of Directors may amend or terminate the Option Plan. The Option Plan is administered in accordance with Rule 16b-3 adopted under the Exchange Act.

     Eligibility. Awards under the Option Plan may be made to employees, including employee directors, of the Company and its subsidiaries, and to nonemployee agents, consultants, advisors, and other persons (but not including nonemployee directors) that the Option Committee believes have made or will make an important contribution to the Company or any subsidiary thereof.

     Shares Available. Subject to adjustment as provided in the Option Plan, a maximum of 3,000,000 shares of Common Stock are reserved for issuance thereunder. The maximum number of shares with respect to which options may be granted to any person during any fiscal year is 1,000,000. If an option, SAR or performance unit granted under the Option Plan expires or is terminated or canceled, the unissued shares subject to such option, SAR or performance unit are again available under the Option Plan. In addition, if shares sold or awarded as a bonus under the Option Plan are forfeited to the Company or repurchased thereby, the number of shares forfeited or repurchased are again available under the Option Plan.

     Term. Unless earlier terminated by the Board, the Option Plan will continue in effect until the earlier of: (1) ten years from the date on which the Option Plan is adopted by the Board, and (2) the date on which all shares available for issuance under the Option Plan have been issued and all restrictions on such shares have lapsed. The Board may suspend or terminate the Option Plan at any time except with respect to options, performance units, and shares subject to restrictions then outstanding under the Option Plan.

     Stock Option Grants. The Option Committee may grant ISOs and NSOs under the Option Plan. With respect to each option grant, the Option Committee determines the number of shares subject to the option, the option price, the period of the option, the time or times at which the option may be exercised (including whether the option will be subject to any vesting requirements and whether there will be any conditions precedent to exercise of the option), and the other terms and conditions of the option.

     ISOs are subject to special terms and conditions. The aggregate fair market value, on the date of the grant, of the Common Stock for which an ISO is exercisable for the first time by the optionee during any calendar year, may not exceed $100,000. An ISO may not be granted to an employee who possesses more than 10% of the total voting power of the Company's stock unless the option price is at least 110% of the fair market value of the Common Stock subject to the option on the date it is granted and the option is not exercisable five years after the date of grant. No ISO may be exercisable after ten years from the date of grant. The option price may not be less than 100% of the fair market value of the Common Stock covered by the option at the date of grant.

     In general, no vested option may be exercised unless at the time of such exercise the optionee is employed by or in the service of the Company or any subsidiary thereof, within 12 months following termination of employment by reason of death or disability, or within three months following termination for any other reason except for cause. Options are nonassignable and nontransferable by the optionee except by will or by the laws of descent and distribution at the time of the optionee's death. No shares may be issued pursuant to the exercise of an option until full payment therefor has been made. Upon the exercise of an option, the number of shares reserved for issuance under the Option Plan will be reduced by the number of shares issued upon exercise of the option.

     Stock Appreciation Rights. The Option Committee may grant SARs under the Option Plan. Each SAR entitles the holder, upon exercise, to receive from the Company an amount equal to the excess of the fair market value on the date of exercise of one share of Common Stock of the Company over its fair market value on the date of grant (or, in the case of a SAR granted in connection with an option, the excess of the fair market value of one share of Common Stock of the Company over the option price per share under the option to which the SAR relates), multiplied by the number of shares covered by the SAR or the option. Payment by the Company upon exercise of a SAR may be made in Common Stock, in cash, or by a combination of Common Stock and cash.

     If a SAR is granted in connection with an option, the following rules shall apply: (i) the SAR shall be exercisable only to the extent and on the same conditions that the related option could be exercised; (ii) the SAR shall be exercisable only when the fair market value of the stock exceeds the option price of the related option; (iii) the SAR shall be for no more than 100% of the excess of the fair market value of the stock at the time of exercise over the option price; (iv) upon exercise of the SAR, the option or portion thereof to which the SAR relates terminates; and (v) upon exercise of the option, the related SAR or portion thereof terminates.

     Each SAR is nonassignable and nontransferable by the holder except by will or by the laws of descent and distribution at the time of the holder's death. Upon the exercise of a SAR for shares, the number of shares reserved for issuance under the Option Plan will be reduced by the number of shares issued. Cash payments of SARs will not reduce the number of shares of Common Stock reserved for issuance under the Option Plan. No SARs have been granted under the Option Plan.

     Restricted Stock. The Option Committee may issue shares of Common Stock under the Option Plan subject to the terms, conditions, and restrictions determined thereby. Upon the issuance of restricted stock, the number of shares reserved for issuance under the Option Plan shall be reduced by the number of shares issued. No restricted shares have been granted under the Option Plan.

     Stock Bonus Awards. The Option Committee may award shares of Common Stock as a stock bonus under the Option Plan. The Option Committee may determine the recipients of the awards, the number of shares to be awarded, and the time of the award. Stock received as a stock bonus is subject to the terms, conditions, and restrictions determined by the Option Committee at the time the stock is awarded. No stock bonus awards have been granted under the Option Plan.

     Cash Bonus Rights. The Option Committee may grant cash bonus rights under the Option Plan in connection with (1) options granted or previously granted,
(2) SARs granted or previously granted, (3) stock bonuses awarded or previously awarded, and (4) shares issued under the Option Plan. Bonus rights granted in connection with options entitle the optionee to a cash bonus if and when the related option is exercised. The amount of the bonus is determined by multiplying the excess of the total fair market value of the shares acquired upon the exercise over the total option price for the shares by the applicable bonus percentage. The bonus rights granted in connection with a SAR entitle the holder to a cash bonus when the SAR is exercised. The amount of the bonus is determined by multiplying the total fair market value of the shares or cash received pursuant to the exercise of the SAR by the applicable percentage. The bonus percentage applicable to any bonus right is determined by the Option Committee but may in no event exceed 75%. Bonus rights granted in connection with stock bonuses entitle the recipient to a cash bonus, in an amount determined by the Option Committee, when the stock is awarded or purchased or any restrictions to which the stock is subject lapse. No bonus rights have been granted under the Option Plan.

     Performance Units. The Option Committee may grant performance units consisting of monetary units which may be earned if the Company achieves certain goals established by the Committee over a designated period of time. The goals established by the Option Committee may include earnings per share, return on shareholders' equity, return on invested capital, and similar benchmarks. Payment of an award earned may be in cash or in Common Stock or partly in both, and may be made when earned, or vested and deferred, as the Option Committee determines. Each performance unit will be nonassignable and nontransferable by the holder except by will or by the laws of descent and distribution at the time of the holder's death. The number of shares reserved for issuance under the Option Plan shall be reduced by the number of shares issued upon payment of an award. No performance units have been granted under the Option Plan.

     Changes in Capital Structure. The Option Plan provides that if the outstanding Common Stock of the Company is increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of any recapitalization, stock split or certain other transactions, appropriate adjustment will be made by the Option Committee in the number and kind of shares available for grants under the Option Plan. In addition, the Option Committee will make appropriate adjustments in the number and kind of shares as to which outstanding options will be exercisable. In the event of a merger, consolidation or other fundamental corporate transformation, the Board may, in its sole discretion, permit outstanding options to remain in effect in accordance with their terms; to be converted into options to purchase stock in the surviving or acquiring corporation in the transaction; or to be exercised, to the extent then exercisable, during a 30-day period prior to the consummation of the transaction.

     Independent Director Stock Plan. The Company's Independent Director Stock Plan (the "Director Plan") provides for the award of shares of Common Stock to non-employee directors of the Company to attract, reward, and retain qualified individuals to serve as directors and to provide added incentive to such persons by increasing their ownership interest in the Company. At October 20, 1997, 31,953 shares had been issued to directors under the Director Plan, of which 4,950 will not vest until October 8, 1998, and 68,047 remain reserved but not granted.

     Administration. The Director Plan may be administered by the Board of Directors or by a committee of directors and officers of the Company. The Board has delegated to the Compensation Committee the responsibility of administering the Director Plan. Subject to the requirements of the Director Plan, the Compensation Committee has the authority to, among other things, determine the fair market value of the Common Stock, interpret the Director Plan and prescribe, amend, and rescind rules and regulations relating thereto, and make all determinations deemed necessary or advisable to administer the Director Plan, except that only the Board of Directors may suspend, amend or terminate the Director Plan. No director may vote on any action by the Board of Directors with respect to any matter relating to an award held by such director. The Director Plan is administered in accordance with Rule 16b-3 adopted under the Exchange Act.

     Eligibility. Shares may be awarded under the Director Plan only to Independent Directors. The term "Independent Director" means a director who is not an employee of the Company or any of its subsidiaries.

     Shares Available. The total number of shares of Common Stock that available to be awarded as bonuses under the Director Plan is 100,000 shares. If any share awarded under the Director Plan is forfeited, such share will again be available for purposes of the Director Plan.

     Term. Unless earlier suspended or terminated by the Board, the Director Plan will continue in effect until the earlier of: (1) ten years from the date on which it is adopted by the Board, and (2) the date on which all shares available for issuance under the Director Plan have been issued.

     Initial Award. Each of the Independent Directors elected at and since the shareholders' meeting at which the Director Plan was adopted received 500 shares of Common Stock (the "Initial Award"). Any new Independent Director will receive an Initial Award upon such Independent Director's first election or appointment to the Board.

     Annual Award. Each Independent Director is also awarded additional shares on an annual basis (the "Annual Award"), in an amount determined in accordance with the formula set forth below, each time that director is elected to the Board (or, if directors are elected to serve terms longer than one year, as of the date of each annual shareholders' meeting during that term). The number of shares awarded in the Annual Award will be equivalent to the result of $5,000 divided by the fair market value of a share on the date of the award, rounded to the nearest 100 shares (or a fraction thereof if the Independent Director is elected or appointed to the Board at any time other than at the annual meeting of shareholders).

     Vesting and Forfeiture. Shares issued pursuant to an Initial Award are fully vested upon the date of the award. Shares issued pursuant to an Annual Award vest in full on the first anniversary following the date of the Annual Award if the Independent Director has attended at least 75% of the regularly scheduled meetings of the Board during that year (the "Vesting Period"). If an Independent Director does not attend at least 75% of the regularly scheduled meetings of the Board during the Vesting Period, the shares issued pursuant to that Annual Award will expire and be forfeited without having vested. If a Director ceases to be an Independent Director for any reason other than death or disability before his or her last Annual Award vests, the shares issued pursuant to that Annual Award will be forfeited. However, the Board of Directors may waive or modify the vesting requirement prior to the first anniversary date of any Annual Award by unanimous vote. If an Independent Director is unable to continue his or her service as a director as a result of his or her disability or death, unvested shares of such Independent Director will immediately become vested as of the date of disability or death. In the event of a merger, consolidation or plan of exchange to which the Company is a party and in which the Company is not the survivor, or a sale of all or substantially all of the Company's assets, any unvested shares will vest automatically upon the closing of such transaction.

     Status Before Vesting. Each Independent Director will be a shareholder of record with respect to all shares awarded under the Director Plan, whether or not vested. No Independent Director may transfer any interest in unvested shares to any person other than to the Company.

     Employee Stock Purchase Plan. On October 8, 1997 the Company's shareholders adopted the Company's 1997 Employee Stock Purchase Plan (the "Employee Stock Plan"). The Employee Stock Plan enables eligible employees of the Company and its subsidiaries to purchase shares of the Company's Common Stock without incurring broker commissions and with a possible discount from market price. As of October 8, 1997, there were approximately 523 employees of the Company and its subsidiaries eligible to participate in the Employee Stock Plan. See "Eligibility." The Company currently anticipates that the first offering period will begin September 1, 1998 and end on August 31, 1999. See "Offering Periods."

     Shares Available. A maximum of 1,000,000 shares of Common Stock are reserved for issuance under the Employee Stock Plan, subject to certain adjustments.

     Administration. The Employee Stock Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee is authorized to administer and interpret the Employee Stock Plan and to make such rules and regulations as it deems necessary to administer the Employee Stock Plan. The custodian of the Employee Stock Plan will be a financial firm designated by the Committee. Plan participants may sell their shares through the custodian (and pay the brokerage fee). Participants have rights as shareholders in the shares that had been purchased on their behalf. The custodian votes shares it holds per instructions from each employee. The custodian keeps records and gives participants statements after each purchase date showing account activity and balances as of the purchase date. The Company pays all expenses relating to the Employee Stock Plan, except expenses related to the resale of shares acquired by employees under the plan.

     Eligibility. All individuals employed by the Company or its subsidiaries in a position with regular hours of 20 hours or more per week for at least 90 days in any particular calendar year, including the Company's officers (subject to Rule 16b-3 of the Exchange Act and any statutory limitations), are eligible to participate in the Employee Stock Plan. However, employees who would (whether before or after exercising any rights under the Employee Stock Plan) own or be deemed to own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company (including any stock that may be purchased under any outstanding options) are not eligible to participate in the Employee Stock Plan.

     Term. The Employee Stock Plan will terminate on the earlier of: (1) August 31, 2008, or (2) the date on which all shares available for issuance under the Employee Stock Plan have been sold pursuant to purchase rights exercised under the Employee Stock Plan.

     Offering Periods. The Employee Stock Plan provides for 12-month offering periods, in which shares of Common Stock are purchased, using the funds accumulated in each participant's account, on the last day of each 12-month offering period, so long as the employee is employed by the Company on that date. The Board of Directors or the Committee have the authority to change the length or timing of the offering periods.

     Contributions. Eligible employees who elect to participate in the Employee Stock Plan may make contributions to their accounts, by payroll deductions, of a minimum of $20 per bi-weekly pay period, up to 15% of their gross pay, for a maximum of $25,000 per year. No cash deposits are permitted and no interest is paid on amounts in participant's accounts. Participants may change their payroll deductions only at the beginning of each offering period. Revocations of payroll deduction authorization are effective immediately, however, no refund is triggered in the case of a revocation. The amount in the employee's account at the time of revocation is used to purchase stock on the purchase date. Amounts remaining in accounts at the end of an offering period because of termination of employment or if a statutory maximum would have been exceeded, are refunded to the employee.

     Purchase Price. Under the Employee Stock Plan, the purchase price per share is equal to the lower of (1) 85% of the closing market price on the first business day of each offering period; or (2) 100% of the closing market price on the last business day of the offering period.

     Purchases. At the end of each offering period, the amounts in current employees' accounts are used to buy the maximum full shares purchasable by such amount. Amounts left in accounts at the end of an offering period because the amount was insufficient to purchase a whole share are rolled over to the next offering period.

     Termination of Employment. Upon a participant's termination from employment on or before the last business day of any offering period, the payroll deductions credited to the participant's account will be returned to the participant. No additional payroll deductions will be made following termination from employment.

     Tax Consequences. The Employee Stock Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). Under the Code, no taxable income is recognized by the participant with respect to shares purchased under the Employee Stock Plan either at the time of enrollment or at any purchase date at the end of an offering period. Taxable income is recognized only when a participant disposes of the shares.

     If a participant disposes of shares purchased pursuant to the Employee Stock Plan after the later of (a) two years from the enrollment date; or (b) one year from the date on which the shares were purchased, the participant will recognize ordinary compensation income equal to the lesser of (1) the excess of the fair market value of the shares at the time of disposition over the purchase price; or (2) 15% of the fair market value of the shares on the enrollment date. Any gain on the disposition in excess of the amount treated as ordinary income is treated as capital gains. The Company is not entitled to take a deduction for the amount of the discount in the circumstances indicated above.

     If the participant disposes of shares purchased pursuant to the Employee Stock Plan before the expiration of the required holding period described above, the participant will recognize ordinary income on the excess of the fair market value of the stock on the purchase date over the purchase price. Any further gain is taxed at capital gain rates. The Company is entitled to a deduction equal to the amount the participant is required to report as ordinary compensation income.

Certain Tax Considerations Related to Executive Compensation

     As a result of Section 162(m) of the Code, in the event that compensation paid by the Company to a "covered employee" (the chief executive officer and the next four highest paid employees) in a year were to exceed an aggregate of $1,000,000, the Company's deduction for such compensation could be limited to $1,000,000.

                             PRINCIPAL SHAREHOLDERS

     The following table shows the Common Stock, Warrant and Preferred Stock ownership, as of October 20, 1997, by (1) each person known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock or Preferred Stock (each a "Principal Shareholder"); (2) each of the Company's directors; (3) the Named Executive in the Summary Compensation Table (see "Executive Compensation"); and (4) all executive officers and directors of the Company as a group. This table has been prepared to the best of the Company's knowledge based on the records of the Company's transfer agent and the Company's records on issuances of shares, as adjusted to reflect (a) changes in ownership documented in filings with the Commission made by certain shareholders and provided to the Company pursuant to Section 16 of the Exchange Act; and (b) statements provided to the Company by certain shareholders.

                                                            Amount and Nature of Beneficial Ownership of:
                                       ----------------------------------------------------------------------------------------
                                                            % of                                                       % of
Name and Address of Beneficial             Common          Common                        % of        Preferred       Preferred
Owner                                     Stock(1)        Stock(2)       Warrants      Warrants       Stock(1)       Stock(2)
------------------------------------   --------------   -------------   -----------   -----------   ------------    -----------
Donald A. Wright
c/o Pacific Aerospace &
Electronics, Inc.
434 Olds Station Road
Wenatchee, WA 98801                      1,387,474(3)      11.11%          1,500           *            ---             ---

Herman L. "Jack" Jones
3761 School Street
Wenatchee, WA 98801                        701,437          6.14%           ---           ---           ---             ---

Roger Vallo
2707 Colby Avenue
Suite 1101
Everett, WA 98201                          222,151(4)(7)    1.95%           ---           ---           ---             ---


Donald B. Cotton
538 Timber Ridge Drive
Trophy Club, TX 76262                      106,734(5)(7)      *             ---           ---           ---             ---

Allen W. Dahl, M.D.
7300 Madrona Drive NE
Bainbridge Island, WA 98110                 63,650(6)(7)      *             ---           ---           ---             ---

Dr. Urs Diebold
c/o Lysys AG
Gessnerallee 38
PO Box CH-8023
Zurich, Switzerland                          8,200(7)         *             ---           ---           ---             ---

William A. Wheeler
2011 Lombard Lane
Yakima, WA 98902                             6,092(7)         *             --            ---           ---             ---

Dale L. Rasmussen
c/o AirSensors, Inc.
708 Industrial Dr.
Tukwila, WA 98188                            2,092(7)         *             --            ---           ---             ---

Strome Family Foundation
100 Wilshire Blvd., 15th Flr.
Santa Monica, CA 90401                         ---         ---               ---         ---            1,024           9.67%

                                       43

                                                            Amount and Nature of Beneficial Ownership of:
                                       ----------------------------------------------------------------------------------------
                                                            % of                                                       % of
Name and Address of Beneficial             Common          Common                        % of        Preferred       Preferred
Owner                                     Stock(1)        Stock(2)       Warrants      Warrants       Stock(1)       Stock(2)
------------------------------------   --------------   -------------   -----------   -----------   ------------    -----------
Strome Partners, L.P.
100 Wilshire Blvd., 15th Flr.
Santa Monica, CA 90401                       6,663          *                ---         ---            2,480          23.43%

Strome Offshore, Ltd.
100 Wilshire Blvd., 15th Flr.
Santa Monica, CA 90401                       9,926          *                ---         ---            2,480          23.43%

Strome Susskind Hedgecap, LP
100 Wilshire Blvd., 15th Flr.
Santa Monica, CA 90401                      10,128          *                ---         ---            2,124          20.07%

Mark Strome, IRA
100 Wilshire Blvd., 15th Flr.
Santa Monica, CA 90401                           0          *                ---         ---            1,000           9.45%

All Executive Officers and
Directors as a group (9 persons)         1,980,265(8)      17.20%          6,000          *               ---             ---


-----------

*    Less than 1%.

(1) Shares not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire them within 60 days are treated as outstanding for determining the amount and percentage of Common or Preferred Stock owned by such individual, except for shares of Common Stock issuable upon exercise of any Warrants held by such person. Shares for which beneficial ownership is disclaimed by an individual also are included for purposes of determining the amount and percentage of Common or Preferred Stock owned by such individual. To the Company's knowledge, each person has sole voting and sole investment power with respect to the shares shown except as noted, subject to community property laws, where applicable.

(2) Based on 11,420,105 shares of Common Stock outstanding on October 20, 1997, and 10,585 shares of Preferred Stock outstanding on October 20, 1997
     (rounded to the nearest 1/100th of one percent).

(3)  Includes 34,266 shares held by Ragen MacKenzie, Incorporated, custodian for
     Donald A. Wright, in two IRA accounts. Also includes currently exercisable warrants to purchase 100,000 shares of Common Stock, and currently exercisable options to purchase 974,024 shares of Common Stock.

(4)  Includes 216,666 shares held by PACO on behalf of Seattle-First National
     Bank, custodian for Roger P. Vallo IRA.

(5)  Includes 69,443 shares held by Lincoln Trust Company, custodian for Donald
     B. Cotton IRA.

(6) Includes 31,249 shares issued to Evablanche Armson Dahl. Dr. Dahl disclaims beneficial ownership of these securities.

(7) Includes 825 unvested shares issued pursuant to the Director Plan on October 8, 1997 which will vest at the next annual Board of Directors meeting if certain conditions have been satisfied.

(8) Includes currently exercisable warrants to purchase up to 125,000 shares of Common Stock, and currently exercisable options to purchase up to 1,120,446 shares of Common Stock.

                              SELLING SHAREHOLDERS


     The Selling Shareholders are offering 525,000 shares of Common Stock, and 225,000 Warrants under this Prospectus. Of these, 225,000 shares of the Common Stock and the 225,000 Warrants are issuable upon the exercise of the Underwriters' Warrants, and 300,000 shares of Common Stock are issuable upon the exercise of a Common Stock Purchase Warrant to UTCO Associates, Ltd. The Underwriters' Warrants are exercisable at $3.75 per unit consisting of one share of Common Stock and one Warrant, and the UTCO Warrant is exercisable at $4.80 per share of Common Stock.

     Sales of the shares of Common Stock and Warrants being offered by the Selling Shareholders (which may include block transactions by or for the account of the Selling Shareholders) may be effected from time to time though the Nasdaq NMS or in negotiated transactions, a combination of such methods of sale or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. However, the Selling Shareholders are not obliged to sell any of the Common Stock or Warrants offered by them under this Prospectus.

     The Company will not receive any proceeds from sales of the Common Stock and Warrants sold by the Selling Shareholders, although it will receive the proceeds from the exercise of the UTCO Warrant, the Underwriters' Warrants, and the Warrants contained in the Underwriters' Warrants, when and if they are exercised. See "Capitalization," and "Description of Securities - Warrants." The Company has agreed to pay all expenses (other than any underwriting costs, selling commission and fees and certain expenses of counsel and other advisors to the Selling Shareholders) in connection with the registration and sale of the Common Stock and Warrants sold by the Selling Shareholders under this Prospectus.

     No Selling Shareholder has had any position, office, or other material relationship with the Company in the past three years, except that (a) UTCO Associates, Ltd. provided short-term financing to the Company in May 1996, and
(b) Paulson Investment Company, Inc. and Cohig & Associates, Inc. were the underwriters in the Company's July 1996 public offering.

     The following tables sets forth, as of October 20, 1997, (1) the names of the Selling Shareholders and (2) the maximum number of shares of Common Stock and Warrants that may be sold by each Selling Shareholders under this Prospectus. To the Company's knowledge, if all the Common Stock and Warrants offered by the Selling Shareholders under this Prospectus are sold, the Selling Shareholders will have no beneficial ownership of Common Stock or Warrants after the offering, except as otherwise indicated below.

                                                       Beneficial Ownership Before
                                                               the Offering
                                            --------------------------------------------------
                                                                                                           Offering
                                                  Common Stock                Warrants            --------------------------
                                            ------------------------   -----------------------     Common
Name and Address of Beneficial Owner          Shares         %(1)        Number        % (1)        Stock        Warrants
                                            -----------   ----------   -----------   ---------    ----------   -------------
UTCO Associates, Ltd.(2)                      300,000         2.63%           0        0.00%       300,000               0
230 West 200 South, Suite 2601
Salt Lake City, Utah 84101

Paulson Investment Company, Inc. (3)(4)       155,700         1.36%     155,700        6.29%       155,700         155,700
811 S.W. Front Ave., Suite 200
Portland, OR 97204

Chester L. Paulson (3) (5)                     16,200         0.14%      16,200        0.65%        16,200          16,200
811 S.W. Front Ave., Suite 200
Portland, OR 97204

Lorraine Maxfield (3) (6)                       8,600         0.08%       8,100        0.33%         8,100           8,100
811 S.W. Front Ave., Suite 200
Portland, OR 97204

                                       45

Cohig & Associates, Inc. (7)                   45,000         0.39%      45,000        1.82%        45,000          45,000
6300 South Syracuse Way
Suite 430
Englewood, CO 80111

-----------

(1) Based on 11,420,105 shares of Common Stock outstanding on October 20, 1997, and 2,225,000 Warrants outstanding on October 20, 1997, plus the 225,000
     Warrants issuable upon exercise of the Underwriters' Warrants.

(2)  Represents shares issuable upon exercise of the UTCO Warrant. The UTCO
     Warrant is exercisable at $4.80 per share and is immediately exercisable in full. The UTCO Warrant and a promissory note were issued by the Company to UTCO Associates, Ltd. in May 1996.

(3)  The Underwriters' Warrant for 180,000 Units issued to Paulson Investment
     Company, Inc. was subsequently split into three warrants issued as follows:
     Paulson Investment Company, Inc. (155,700 Units), Chester L. Paulson
     (16,200 Units) and Lorraine Maxfield (8,100 Units).

(4) Represents shares of Common Stock and number of Warrants issuable upon exercise of the Underwriters' Warrant held by Paulson Investment Company, Inc.

(5) Represents shares of Common Stock and number of Warrants issuable upon exercise of the Underwriters' Warrant held by Chester L. Paulson. Also includes 500 shares of Common Stock owned by Ms. Maxfield, which are held in street name. These shares are not offered for resale under this Prospectus, and may be retained by Ms. Maxfield after resale of all of the shares of Common Stock and Warrants issuable upon exercise of the Underwriters Warrant held by her.

(6) Represents shares of Common Stock and number of Warrants issuable upon exercise of the Underwriters' Warrant held by Lorraine Maxfield.

(7) Represents shares of Common Stock and number of Warrants issuable upon exercise of the Underwriters' Warrant held by Cohig & Associates, Inc.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Cashmere Property and Loan. As of May 1995, the Company reacquired a portion of certain real property that it had sold to Jack Jones and John Eder in exchange for a $975,207 promissory note, in connection with the Company's acquisition of Cashmere. In the reacquistition, Cashmere canceled $673,990 of the outstanding note from Mr. Jones, Mr. Jones agreed to assume the payment obligation of Cashmere under certain bank debt related to the property, although Cashmere remains an obligor under that bank debt, and Cashmere renewed the $278,795 balance of the note from Mr. Jones under the same terms as the bank debt. Although Mr. Jones has agreed to negotiate to refinance the bank debt in his name and remove Cashmere as an obligor, the loan has not yet been refinanced. Mr. Jones is a Principal Shareholder and was a director of the Company at the time of the reacquisition. John M. Eder is currently President of Seismic, is a former director of the Company and was Executive Vice President of Cashmere at the time of the reacquisition.

     Funding Agreement. In fiscal 1995, Original PCTH entered into a funding agreement (the "Funding Agreement") with Lysys Ltd. ("Lysys"). Under the Funding Agreement, Lysys has the right to nominate one of the Company's directors until July 1998. Dr. Diebold was nominated by Lysys and was appointed as a director of the Company by the Board of Directors on July 18, 1997, upon the resignation of Lysys' previous nominee. Dr. Diebold is a general partner of Lysys.

     Spring 1996 Placement Agreement. The Company entered into another agreement with Lysys in fiscal 1996, as amended (the "Spring 1996 Placement Agreement"), pursuant to which Lysys facilitated the sale by the Company of 838,470 shares of Common Stock in an offering exempt from registration under Regulation S under the Securities Act. The Company raised approximately $3.4 million from the offering, from which Lysys was paid a commission of $234,772. Pursuant to the Spring 1996 Placement Agreement, the Company issued 30,000 shares of Common Stock to a designee of Lysys as additional compensation in connection with the offering.

     Dahl Loan. In fiscal 1996, Allen W. Dahl, a director of the Company, loaned Morel $100,000 pursuant to the terms of a promissory note, for working capital until consummation of the Company's acquisition of Morel. All amounts due under this note were paid in full by Morel in December 1995.

     Smith Loan and Warrant. In fiscal 1996, Robert L. Smith, then a director of the Company, loaned the Company $150,000 pursuant to a promissory note from the Company to Mr. Smith that accrued interest at 18% per annum and was due in full on September 27, 1996. This loan, plus accrued interest and a loan fee that together amounted to $15,000, was paid in full on August 9, 1996. The Company also issued Mr. Smith a warrant to purchase 37,500 shares of Common Stock at $4.80 per share that is now immediately exercisable. In addition, the warrant grants Mr. Smith certain rights to register the shares issuable upon exercise of the warrant. Mr. Smith waived his rights to register those shares in the July 1996 public offering and the Preferred Stock offering. The warrant is currently held by Mr. Smith's estate.

     Noyes Warrants. In June 1997, the Company issued non-public warrants to purchase an aggregate of 125,000 shares of Common Stock to David A. Noyes & Company, Gregory K. Smith (a former director of the Company), Nestor Wiegand and Richard Cross, in connection with an agreement for the provision of financial services by David A. Noyes & Company.

     Jungle Street Transactions. In connection with the Company's plans to form an Information Technology Group, the Company entered into a non-binding letter of intent to acquire Jungle Street. The Company also entered into the Jungle Street Operations Agreement under which it has advanced $2,551,500 to Jungle Street and Televar under demand promissory notes secured by the assets of Jungle Street and Televar. Roger Vallo and Donald Cotton, directors of the Company, are directors and shareholders, and Mr. Vallo is Chief Executive Officer, of Jungle Street. Donald A. Wright, the Company's Chief Executive Officer and President, and Nick A. Gerde, the Company's Chief Financial Officer, Vice President Finance and Treasurer, are shareholders of Jungle Street, and were directors of Jungle Street until June 1997. Mr. Gerde was Vice President of Televar Northwest, Inc. (Televar's predecessor in interest) from July 1994 to February 1995. Allen Dahl, a director of the Company, is also a shareholder of Jungle Street. Messrs. Vallo, Cotton, Gerde, Wright, and Dahl have each personally guaranteed, or indemnified guarantors of, certain obligations of Jungle Street or its subsidiary. As of October 20, 1997, the Company owned approximately 4.9% of Jungle Street's outstanding common stock.


     Fall 1997 Placement Agreement. The Company entered into a placement agreement with Lysys in October 1997 (the "Fall 1997 Placement Agreement"), pursuant to which Lysys is conducting the Company's Fall 1997 Regulation D Offering, which has not yet closed. Lysys, or its designees, will be entitled to a commission of 5% of the offering proceeds in connection with that offering.

                            DESCRIPTION OF SECURITIES


Common Stock


     The Company's Articles of Incorporation authorize the issuance of 100,000,000 shares of Common Stock, $.001 par value per share. As of October 20, 1997, there were 11,420,105 shares of fully paid and nonassessable Common Stock outstanding. Each share of outstanding Common Stock is entitled to participate equally in dividends as and when declared by the Board of Directors of the Company, out of funds legally available therefor, and is entitled to participate equally in any distribution of net assets made to the Company's shareholders in liquidation of the Company after payment to all creditors thereof. There are no preemptive rights or rights to convert Common Stock into any other securities. The holders of the Common Stock are entitled to one vote for each share held of record on all matters voted upon by the Company's shareholders and may not cumulate votes for the election of directors. Thus, the owners of a majority of the shares of the Common Stock outstanding may elect all of the directors of the Company and the owners of the balance of the shares of the Common Stock would not be able to elect any directors of the Company.


Preferred Stock

     Authority. The Company's Articles of Incorporation authorize the issuance of 5,000,000 shares of Preferred Stock, $.001 par value per share. The Company's Board of Directors has the authority to issue shares of Preferred Stock in one or more series, up to the maximum of 5,000,000 shares. The Board of Directors also has the authority to fix the powers, designations, preferences and relative, participating, optional or other rights of any series of preferred stock, including dividend rights, conversion rights, voting rights, redemption terms, liquidation preferences, sinking fund terms and the number of shares constituting any series, without shareholder approval, unless such approval is required by applicable law or by the rules of any stock exchange or automated quotation system on which securities of the Company may be listed or traded.

     Series A Preferred Stock. On February 28, 1997, 50,000 shares of the Company's Series A Preferred Stock were sold to a limited number of institutional investors under Rule 506. Effective as of June 11, 1997, the Company registered up to 1,948,541 shares of Common Stock underlying the Series A Preferred Stock on a Form S-3 Registration Statement. As of October 20, 1997, 39,415 shares of Series A Preferred Stock had been converted into 1,191,297 shares of Common Stock. If converted at $3.49 per share, the outstanding 10,585 shares of Series A Preferred Stock would convert into 303,295 shares of Common Stock.

     Conversion. Upon conversion of a share of Series A Preferred Stock, the holder receives a number of shares of registered Common Stock equal to $100 divided by the "conversion price" of the Series A Preferred Stock. The conversion price is the lower of (a) $3.49 or (b) 85% of the average closing bid price per share of the Common Stock over the five trading days before conversion. The Company must redeem any Series A Preferred Stock that it is not permitted to convert under the terms of the Statement of Rights and Preferences for the Series A Preferred Stock.

     Possible Effects of Issuance. The issuance of Preferred Stock in certain circumstances may have the effect of diluting or limiting the present voting or other rights of holders of Common Stock, delaying, deferring or preventing a change of control of the Company, or discouraging bids for the Common Stock at a premium over the market price of the Common Stock.

Warrants

     Publicly-Traded Warrants. Each Warrant entitles the holder to purchase one share of Common Stock at the Warrant Exercise Price of $4.6875 per share. The Warrants were issued in registered form under a Warrant Agreement (the "Warrant Agreement") between the Company and Interwest Transfer Co., Inc., as warrant agent (the "Warrant Agent").

     Exercise. The Warrants will, subject to certain conditions, be exercisable at any time until July 15, 2001, unless earlier redeemed. A Warrant may be exercised upon surrender of the Warrant certificate on or before the expiration date of the Warrant at the offices of the Warrant Agent, with the form of "Election To Purchase" on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by payment of the exercise price (by certified or bank check payable to the order of the Company or wire transfer of good funds) for the number of shares with respect to which the Warrant is being exercised. The Company will not be required to honor the exercise of Warrants if, in the opinion of the Company's Board of Directors upon advice of counsel, the sale of securities upon exercise would be unlawful. The shares of Common Stock underlying the Warrants, when issued upon exercise of a Warrant, will be fully paid and nonassessable, and the Company will pay any transfer tax incurred as a result of the issuance of Common Stock to the holder upon its exercise.

     Redemption. Outstanding Warrants are redeemable by the Company, at $.25 per Warrant, upon at least 30 days prior written notice to the registered holders, if the closing bid price (as defined in the Warrant Agreement) per share of Common Stock for the 20 consecutive trading days immediately preceding the date notice of redemption is given equals or exceeds 200% of the then-current Warrant Exercise Price. If the Company gives notice of its intention to redeem, a holder would be forced either to exercise his or her Warrant before the date specified in the redemption notice or accept the redemption price.

     Registration. For a holder to exercise the Warrants, there must be a current registration statement in effect with the Commission and qualification in effect under applicable state securities laws (or applicable exemptions from state qualification requirements) with respect to the issuance of shares or other securities underlying the Warrants. The Company has agreed to use all commercially reasonable efforts to keep a current registration statement effective in anticipation of and prior to the exercise of the Warrants and to take such other actions under the laws of various states as may be required to cause the sale of Common Stock (or other securities) issuable upon exercise of Warrants to be lawful. If a current registration statement is not in effect at the time a Warrant is exercised, the Company may at its option redeem the Warrant by paying to the holder cash equal to the difference between the market price of the Common Stock on the exercise date and the exercise price of the Warrant.

     Underwriters' Warrants. The Company authorized the issuance of the Underwriters' Warrants in connection with the Company's July 1996 public offering and reserved 450,000 shares of Common Stock for issuance upon exercise of such warrants (including the Common Stock underlying the Warrants issuable upon exercise of the Underwriters' Warrants). The Underwriters' Warrants entitle the holders to acquire an aggregate of 225,000 units, each comprised of one share of Common Stock and one Warrant, at an exercise price of $3.75 per unit. The Underwriters' Warrants are currently exercisable and will remain exercisable until July 15, 2001. The Warrants and shares of Common Stock underlying the Underwriters' Warrants were registered for issuance and resale under the Post-Effective Amendment of which this Prospectus is a part. See "Selling Shareholders."

     UTCO Warrant. In May 1996, the Company issued to UTCO Associates, Ltd., a Selling Shareholder, a warrant to purchase 300,000 shares of Common Stock in connection with its provision of short-term financing to the Company. The UTCO Warrant is currently exercisable in full at an exercise price of $4.80 per share and expires May 22, 2001. The shares of Common Stock underlying the UTCO Warrant were registered for issuance and resale under the Registration Statement of which this Prospectus is a part. See "Selling Shareholders."

     Other Warrants. The Company has outstanding other warrants to purchase a total of 322,500 shares of Common Stock, as set forth on the following charts (the "Other Warrants"). Of this amount, 160,000 shares have been registered by the Company under a Form S-8 registration statement. See "Selling Shareholders" and "Executive Compensation - Benefit Plans - Registration of Underlying Shares." The Other Warrants for the remaining 162,500 shares contain registration rights provisions.

             Warrants to Purchase Shares Registered on the Company's
                        Form S-8 Registration Statement:

                                                  Warrant       Exercise                                         Expiration
Date Issued        Warrant Holder                 Shares         Price          Vested         Unvested             Date
------------------ --------------------------  -------------  ------------  --------------  ---------------  ------------------
11/30/96 (1)       Donald A. Wright               100,000        $2.00         100,000             0              12/24/04
11/30/96 (1)       Nick A. Gerde                  25,000         $2.00          25,000             0              02/01/05
11/30/96 (2)       Edward A. Taylor               35,000         $2.00          25,000          10,000            12/31/00

--------------

(1) Warrants issued by the Company to replace warrants issued by PCTH in February 1995, which were issued to replace warrants or options issued earlier by Original PCTH.

(2) Warrants issued by the Company to replace warrants issued by PCTH which were issued to replace warrants issued by Pacific Coast in January 1995.
     Unvested portion will vest January 1998 if certain conditions are met.


                 Warrants to Purchase Restricted Shares that are
                        Subject to Registration Rights:

                                                  Warrant       Exercise                                         Expiration
Date Issued        Warrant Holder                 Shares         Price          Vested         Unvested             Date
------------------ --------------------------  -------------  ------------  --------------  ---------------  ------------------
5/22/96            Robert L. Smith                37,500         $4.80      37,500                 0              5/22/01
6/3/97             David A. Noyes &               50,000         $3.45      50,000                 0               6/3/02
                   Company
6/3/97             Gregory K. Smith               50,000         $3.45      50,000                 0               6/3/02
6/3/97             Nestor Wiegand                  5,000         $3.45      5,000                  0               6/3/02
6/3/97             Richard Cross                  20,000         $3.45      20,000                 0               6/3/02

     Certain Provisions. The above discussion of certain terms and provisions of the Warrants, the UTCO Warrant and the Other Warrants is qualified in its entirety by reference to the detailed provisions of the applicable warrant agreements and certificates, each of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. Each of the Warrants, the UTCO Warrant and Other Warrants are subject to provisions that protect the holders against dilution by adjustment of the number of shares that may be purchased by the holders. Such adjustment will occur in the event, among others, that the Company makes certain distributions to holders of its Common Stock. The Company is not required to issue fractional shares upon the exercise of the Warrants, the UTCO Warrant and the Other Warrants. No holder of the Warrants, the UTCO Warrant or the Other Warrants will possess any rights as a shareholder under such warrants of the Company until such holder exercises such warrant.

     Effect of Warrant Issuance. For the life of the Warrants, the UTCO Warrant and the Other Warrants, the holders have the opportunity to profit from a rise in the market price of the Common Stock without assuming the risk of ownership of the shares of Common Stock issuable upon the exercise of those warrants. The holders of those warrants may be expected to exercise their warrants at a time when the Company would, in all likelihood, be able to obtain any needed capital by an offering of Common Stock on terms more favorable than those provided for by those warrants. Further, the terms on which the Company could obtain additional capital during the life of those warrants may be adversely affected.

     Warrant Commitment. On August 5, 1997, the Company entered into an agreement with Dominick & Dominick Incorporated ("Dominick") for financial advisory services. In that agreement, the Company agreed to issued to Dominick a warrant to purchase 375,000 shares of Common Stock, subject to the occurrence of certain conditions, including approval of the Company's Board of Directors. The parties are in the process of negotiating the specific terms of that warrant before submitting it to the Board of Directors for approval. Once issued, that warrant will contain certain registration rights.

Stock Options


     At October 20, 1997, the Company had stock options outstanding under its Option Plan to purchase up to 1,263,616 shares of Common Stock at exercise prices of between $2.11 and $5.125 per share. Of these, options to purchase up to 1,190,446 shares are currently exercisable and will expire between November 2005 and November 2006. The remainder of the options vest, if at all, in increments of 24,390 shares on each of June 1, 1998, 1999 and 2000, and expire in November 2005. The Company has registered 2,000,000 of the shares reserved under its Option Plan on Form S-8 Registration Statement. The Company intends to file a Form S-8 Registration Statement on November 7, 1997 covering the additional 1,000,000 shares of Common Stock approved for issuance under the Company's Option Plan at the Company's 1997 annual shareholder meeting. See "Management - Benefit Plans."


Convertible Notes

     Offering. In August 1997, the Company closed an offering of $5,800,000 of Convertible Notes to a small group of accredited investors, in a transaction exempt from registration under Rule 506. The maximum number of shares issuable upon conversion of the Convertible Notes is 2,172,690 shares of Common Stock if converted at $4.75 per share. No conversions have occurred at this time.

     Conversion. A holder may convert a Convertible Note to Common Stock in increments of $10,000. Upon such conversion, the holder receives a number of shares of Common Stock equal to the amount of the Convertible Note being converted divided by the conversion price. The conversion price is the lower of
(a) $4.75 or (b) the average closing bid price per share of the Common Stock over the 40 trading days before conversion.

     Registration. In connection with the Convertible Note offering, the Company agreed to file the shares of Common Stock underlying the Convertible Notes on a Form S-3 registration statement within 90 days after closing. The Company intends to file that registration statement in mid-November 1997.

     Use of Proceeds. The Company intends to use the proceeds of the Convertible Note offering primarily in connection with acquisitions. The Company will receive no cash as the result of the registration, the conversion of the Convertible Notes to Common Stock, or any subsequent resale of that Common Stock after conversion.

Registration Rights

     Warrants held by Selling Shareholders. The Company has filed this Registration Statement in connection with its obligation to register resale of
(a) the Warrants and the shares of Common Stock issuable upon exercise of the Underwriters' Warrants, and (b) shares of Common Stock issuable upon exercise of the UTCO Warrant. See "Selling Shareholders".


     Other Registration Rights. The holders of non-public warrants to purchase 162,500 shares of Common Stock (collectively, the "Registrable Shares"), or their transferees, are entitled to certain rights with respect to the registration of the Registrable Shares under the Securities Act. Under the terms of agreements between the Company and such holders, if the Company proposes to register any of its Common Stock under the Securities Act in a public offering, either for its own account or for the account of others, such holders are, with limited exceptions, entitled to notice and to include their Registrable Shares in the registration. These rights are subject to certain conditions, including the right of the underwriters of any offering by the Company to limit the number of Registrable Shares included in such registration. The Company has agreed to register the Registrable Shares on a Form S-3 Registration Statement, which the Company expects to file if the Fall 1997 Registration D Offering is consummated.

Certain Federal Income Tax Considerations

     The following discussion sets forth certain U.S. federal income tax consequences, under current law, relating to the purchase and ownership of the Common Stock and Warrants. The discussion is a summary and does not purport to deal with all aspects of federal taxation that may be applicable to an investor, nor does it consider specific facts and circumstances that may be relevant to a particular investor's tax position. Certain holders (such as dealers in securities, insurance companies, tax exempt organizations, and those holding Common Stock or Warrants as part of a straddle or hedge transaction) may be subject to special rules that are not addressed in this discussion. This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended, and on administrative and judicial interpretations as of the date hereof, all of which are subject to change retroactively and prospectively. ALL INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THIS OFFERING, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

     U.S. Holders of Common Stock or Warrants. The following discussion concerns the material U.S. federal income tax consequences of the ownership and disposition of Common Stock or Warrants applicable to a U.S. Holder of such Common Stock or Warrants. In general, a "U.S. Holder" is (i) a citizen or resident of the U.S., (ii) a corporation or partnership created or organized in the U.S. or under the laws of the U.S. or any state, or (iii) an estate or trust whose income is includable in gross income for U.S. federal income tax purposes regardless of its source.

     Dividends. Dividends, if any, paid to a U.S. Holder generally will be includable in the gross income of such U.S. Holder as ordinary income to the extent of such U.S. Holder's share of the Company's current or accumulated earnings and profits. See "Price Range of Securities and Dividend Policy."

     Sale of Common Stock. The sale of Common Stock should generally result in the recognition of gain or loss to a U.S. Holder thereof in an amount equal to the difference between the amount realized and such U.S. Holder's tax basis in the Common Stock. If the Common Stock constitutes a capital asset in the hands of a U.S. Holder, any gain upon the sale of the Common Stock will be taxed at capital gain rates, depending on the period for which the U.S. Holder has held the Common Stock, and any loss upon such sale will be treated as a capital loss..

     Exercise and Sale of Warrants. No gain or loss will be recognized by a U.S. Holder of a Warrant on the purchase of shares of Common Stock for cash pursuant to an exercise of a Warrant (except that gain will be recognized to the extent cash is received in lieu of fractional shares). The tax basis of Common Stock received upon the exercise of a Warrant will equal the sum of the U.S. Holder's tax basis for the exercised Warrant and the exercise price. The holding period of the Common Stock acquired upon the exercise of the Warrant will begin on the date the Warrant is exercised and the Common Stock is purchased (i.e., it does not include the period during which the Warrant was held).

     Gain or loss from the sale or other disposition of a Warrant (or loss in the event that the Warrant expires unexercised as discussed below), other than pursuant to a redemption by the Company, will be capital gain or loss to its U.S. Holder if the Common Stock to which the Warrant relates would have been a capital asset in the hands of such holder. Any capital gain will be taxed at capital gain rates, depending on the period for which the U.S. Holder has held the Warrant at the time of sale. It is unclear whether the redemption of a Warrant by the Company would generate ordinary or capital income or loss.

     Expiration of Warrants Without Exercise. If a holder of a Warrant allows it to expire without exercise, the expiration will be treated as a sale or exchange of the Warrant on the expiration date. The U.S. Holder will have a taxable loss equal to the amount of such U.S. Holder's tax basis in the lapsed Warrant. If the Warrant constitutes a capital asset in the hands of the U.S. Holder, such taxable loss will be characterized as capital loss.

     Backup Withholding. A shareholder who is a U.S. Holder may be subject to backup withholding at the rate of 31% in connection with distributions received with respect to his or her shares, unless the shareholder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption for backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Any amount paid as backup withholding will be creditable against such shareholder's income tax liability. The Company will report to the shareholders and the I.R.S. the amount of any "reportable payments" distributed and the amount of tax withheld, if any, with respect to the shares.

     Non-U.S. Holders of Common Stock or Warrants. The following discussion concerns the material U.S. federal income and estate tax consequences of the ownership and disposition of shares of Common Stock or Warrants applicable to Non-U.S. Holders of such shares of Common Stock or Warrants. In general, a "Non-U.S. Holder" is any holder other than a U.S. Holder, as defined in the preceding section.

     Dividends. Dividends, if any, paid to a Non-U.S. Holder generally will be subject to U.S. withholding tax at a 30% rate (or a lower rate as may be prescribed by an applicable tax treaty) unless the dividends are effectively connected with a trade or business of the Non-U.S. Holder within the United States. See "Price Range of Securities and Dividend Policy." Dividends effectively connected with such a trade or business will generally not be subject to withholding (if the Non-U.S. Holder properly files an executed IRS Form 4224 with the payor of the dividend) and generally will be subject to federal income tax on a net income basis at regular graduated rates.

     In the case of a Non-U.S. Holder which is a corporation, such effectively connected income also may be subject to the branch profits tax (which is generally imposed on a foreign corporation on the repatriation from the U.S. of effectively connected earnings and profits). The branch profits tax may not apply if the recipient is a qualified resident of certain countries with which the U.S. has an income tax treaty. To determine the applicability of a tax treaty providing for a lower rate of withholding, dividends paid to an address in a foreign country are presumed, under the current I.R.S. position, to be paid to a resident of that country, unless the payor had definite knowledge that such presumption is not warranted or an applicable tax treaty (or U.S. Treasury Regulations thereunder) requires some other method for determining a Non-U.S. Holder's treaty status. Under recently finalized United States Treasury Regulations, effective as of January 1, 1999, a Non-U.S. Holder will be required to file certain forms accompanied by a statement from a competent authority of the treaty country in order to claim the benefits of a tax treaty.

     The Company must report annually to the I.R.S. and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, each Non-U.S. Holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities in the country in which the Non-U.S. Holder resides.

     Sale of Common Stock. Generally, a Non-U.S. Holder will not be subject to federal income tax on any gain realized upon the disposition of such holder's shares of Common Stock unless (i) the gain is effectively connected with a trade or business carried on by the Non-U.S. Holder within the U.S. (in which case the branch profits tax may apply); (ii) the Non-U.S. Holder is an individual who holds the shares of Common Stock as a capital asset and is present in the U.S. for 183 days or more in the taxable year of the disposition and to whom such gain is U.S. source; (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain former U.S. citizens or residents; or (iv) the Company is or has been a "U.S. real property holding corporation" for federal income tax purposes (which the Company does not believe that it is or is likely to become) at any time during the five-year period ending on the date of disposition (or such shorter period that such shares were held) and, subject to certain exceptions, the Non-U.S.Holder held, directly or indirectly, more than 5% of the Common Stock.

     Exercise and Sale of Warrants. Generally, a Non-U.S. Holder who recognizes capital gain from the sale of a Warrant, other than pursuant to a redemption by the Company, will not be subject to U.S. federal income tax unless (i) the gain is effectively connected with a trade or business carried on by the Non-U.S.

Holder within the United States (in which case the branch profits tax may apply); (ii) the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of sale and to whom the gain is U.S. source; (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. law applicable to certain former U.S. citizens or residents; or (iv) the Company is or has been a "U.S. real property holding corporation" for federal income tax purposes (which the Company does not believe it is or is likely to become) at any time during the five-year period ending on the date of sale (or such shorter period such Warrants were held) and, subject to certain exceptions, the Non-U.S. Holder held, directly or indirectly more than 5% of the Warrants.

     Estate Tax. Shares of Common Stock and Warrants owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the U.S. at the time of death will be includable in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable tax treaty provides otherwise, and may be subject to U.S. federal estate tax.

     Backup Withholding and Information Reporting. Under current U.S. federal income tax law, backup withholding tax (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain required information) and information reporting apply to payments of dividends (actual and constructive) made to certain non-corporate U.S. persons. The backup withholding tax and information reporting requirements applicable to U.S. persons will generally not apply to dividends paid on Common Stock to a Non-U.S. Holder at an address outside the U.S., although dividends paid to Non-U.S. Holders will be reported and taxed as described above under "Dividends."

     The payment of the proceeds from the disposition of shares of Common Stock or Warrants through the U.S. office of a broker will be subject to information reporting and backup withholding unless the holder, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Holder or otherwise establishes an exemption. Generally, the payment of the proceeds from the disposition of shares of Common Stock or Warrants to or through a non-U.S. office of a broker will not be subject to backup withholding and will not be subject to information reporting. In the case of the payment of proceeds from the disposition of shares of Common Stock or Warrants through a non-U.S. office of a broker that is a U.S. person or a "U.S.-related person," existing regulations require information reporting (but not backup withholding) on the payment unless the broker receives a statement from the owner, signed under penalties of perjury, certifying, among other things, its status as a non-U.S. Holder or the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no actual knowledge to the contrary. For this purpose, a "U.S.-related person" is (i) a "controlled foreign corporation" for U.S. federal income tax purposes or (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a U.S. trade or business.

     Any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against such holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the I.R.S. Non-U.S. Holders should consult their tax advisors regarding the application of these rules to their particular situations, the availability of an exemption therefrom and the procedure for obtaining such an exemption, if available.

     The United States Treasury has recently finalized regulations regarding the withholding and information reporting rules discussed above. In general, these regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify reliance standards. These regulations are effective for payments made after December 31, 1998, subject to certain transition rules.

Anti-Takeover Laws

     The Company, as a Washington corporation, is subject to certain provisions of Washington law regarding significant business transactions and certain "fair price restrictions." These provisions may have the effect of delaying or deterring a hostile takeover of the Company.

     Washington's "Significant Business Transactions Statute" (Chapter 23B.19 of the Washington Business Corporation Act) applies to public companies that are incorporated under Washington law. The statute prohibits, subject to certain exceptions, a corporation from entering into any "significant business transactions" with an "Acquiring Person" (defined generally as a person who or an affiliated group that beneficially owns 10% or more of the outstanding voting securities of a corporation) for a period of five years after such person or affiliated group becomes an Acquiring Person unless the transaction or share acquisition made by the Acquiring Person is approved prior to the share acquisition by a majority of the target corporation's directors. In addition, this statute prohibits a corporation subject thereto from entering into a significant business transaction with an Acquiring Person unless the consideration to be received by the corporation's shareholders in connection with the proposed transaction satisfies the "fair price" provisions set forth in the statute.

Transfer Agent and Registrar

     The Transfer Agent and Registrar for the Company's securities is Interwest Transfer Co., Inc.

                         SHARES ELIGIBLE FOR FUTURE SALE


     As of October 20, 1997, the Company had 11,420,105 shares of Common Stock outstanding. On completion of this Offering, the Company will have a total of 14,420,105 outstanding shares of Common Stock, assuming that (1) the Warrants, the UTCO Warrant, the Underwriters' Warrants (including the Warrants underlying the Underwriters' Warrants), are fully exercised, (2) none of the Company's outstanding stock options or non-public warrants have been exercised, (3) none of the outstanding Series A Preferred Stock or Convertible Notes have been converted, and (4) no additional shares of Common Stock have been issued.

     Publicly-Traded Shares. As of October 20, 1997, 6,566,297 shares of the Company's outstanding Common Stock are or will be registered under the Securities Act as follows: (a) the 3,000,000 shares of Common Stock being issued under this Prospectus; (b) 2,250,000 shares of Common Stock included in the units sold in the Company's July 1996 public offering; (c) 1,191,297 shares of Common Stock issued upon conversion of 39,415 shares of Preferred Stock; and (d) 125,000 shares of Common Stock issued in the 1986 public offering of the Company's predecessor, Verazzana Ventures Ltd., a Nevada corporation ("Verazzana"). However, any shares purchased by an "affiliate" of the Company (as that term is defined in Rule 144 under the Securities Act), subject to certain conditions, will be subject to the resale limitations of Rule 144.

     Regulation S Offerings. The Company's outstanding Common Stock includes 2,898,170 shares issued in connection with three offerings in July 1995, November 1995 and May 1996, under Regulation S of the Securities Act. Those shares are available for resale into the United States without restriction at such time as an exemption from registration under the Securities Act is or becomes available.

     Preferred Stock Offering. Up to an additional 303,295 shares of Common Stock are issuable at any time upon conversion of the remaining 10,585 shares of outstanding Preferred Stock. These shares, together with the 1,191,297 already issued upon conversions of Preferred Stock, were registered on a Form S-3 Registration Statement effective as of June 11, 1997 and can be resold at any time by the holder pursuant to that registration statement.

     Convertible Note Offering. The Company intends to file on a Form S-3 Registration Statement, up to 2,172,690 shares of Common Stock issuable upon conversion of the Convertible Notes, by mid-November 1997. After the effectiveness of such registration statement, those shares will be immediately eligible for sale in the public market without restriction.


     Benefit Plans. The Company has filed a registration statement on Form S-8 under the Securities Act to register 2,260,000 shares of Common Stock, consisting of (1) 2,000,000 of the shares reserved for issuance under the Option Plan, (2) the 100,000 shares reserved for issuance under the Director Plan, and
(3) the 160,000 shares issuable on the exercise of warrants held by three employees of the Company. The Company intends to file a Form S-8 Registration Statement on November 7, 1997, covering the additional 1,000,000 shares of Common Stock reserved for issuance under the Option Plan at the Company's 1997 annual shareholder meeting. The Company also plans to file a Form S-8 Registration Statement covering the 1,000,000 reserved for issuance under the Company's Employee Stock Plan. As of October 20, 1997, (a) 1,190,466 shares under the Option Plan are immediately eligible for issuance and resale, and 73,170 shares will become eligible for issuance and resale after the expiration of various vesting periods between June 1, 1998 and June 3, 2002, (b) 27,009 shares under the Director Plan are immediately eligible for resale, and 4,950 will become eligible for resale after October 8, 1998, and (c) 150,000 shares are immediately eligible for issuance and resale under the warrants held by three employees of the Company, and 10,000 shares will become eligible for issuance and resale after December 31, 2000. No shares have yet been issued under the Employee Stock Plan.

     Rule 144 Shares. Another 4,923,697 shares of the Company's outstanding Common Stock are subject to restrictions on resale under Rule 144 of the Securities Act (the "Restricted Shares"). Of the Restricted Shares, (a) 4,446,139 are immediately available for resale under Rule 144, (b) 477,540 shares issued to Northwest Explosive Bonding, Inc., formerly Northwest Technical Industries, Incorporated, in connection with the Company acquisition of NTI, will become eligible for resale on April 30, 1998, and (c) 162,500 shares of Common Stock issuable under certain of the Other Warrants will become eligible for resale under Rule 144 one year after exercise. Assuming that the Fall 1997 Regulation D Offering closes, the 524,000 shares of Common Stock expected to be issued in that offering also will be subject to restrictions on resale under Rule 144. However, the Company expects to agree to register the Common Stock issued in that offering for resale within 120 days after any such closing.


     Registration Rights. As of October 20, 1997, 162,500 shares of the Company's outstanding Common Stock issuable under certain of the Other Warrants were subject to registration rights. In addition, the 587,083 shares issued in connection with the Company's acquisition of Ceramic Devices, Seismic and Morel are subject to registration rights but are currently eligible for resale under Rule 144 of the Securities Act.

                                  LEGAL MATTERS

     The validity of the issuance of the securities of the Company offered under this Prospectus and Post-Effective Amendment and certain other related legal matters have been passed upon for the Company by Stoel Rives LLP of Seattle, Washington.

                                     EXPERTS


     The Company's consolidated financial statements as of and for the years ending May 31, 1997 and 1996, that appear in this Prospectus and the Post-Effective Amendment, have been audited by Moss Adams LLP, independent public accountants, and are included in reliance upon the authority of said firm as experts in auditing and accounting in giving said reports. The Company's consolidated financial statements as of and for the quarter ending August 31, 1997, were prepared by the Company and have not been audited by Moss Adams
LLP.


                             ADDITIONAL INFORMATION

     The Company has filed with the Commission in Washington, D.C. the Registration Statement and the Post-Effective Amendment with respect to the securities offered hereby. This Prospectus, filed as part of the Post-Effective Amendment, does not contain all the information set forth in the Registration Statement and the Post-Effective Amendment and the exhibits and schedules thereto, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and the Post-Effective Amendment and to the exhibits and schedules thereto, which may be inspected at the Commission's offices without charge, or copies of which may be obtained from the Commission upon payment of the prescribed fees. Statements made in this Prospectus as to the contents of any contract, agreement, or document referred to are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement and the Post-Effective Amendment, and each such statement is qualified in its entirety by such reference.

     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith, files reports and other information with the Commission via electronic filing. Reports, proxy statements, and other information filed by the Company with the Commission pursuant to the information requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza Building, 450 Fifth Street, N.W., Washington, D. C. 20549 and the regional offices of the Commission located at 75 Park Place, 14th Floor, New York, New York 10007 and 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. Copies of such material may be obtained at prescribed rates from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza Building, 450 Fifth Street, N.W., Washington, D.C. 20549 or from the Commission's Web site at "http://www.sec.gov".

No person is authorized to give any information or to make any representation, other than as contained in this Prospectus, in connection with the offering contained herein, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Selling Shareholder. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                                  -----------


                                TABLE OF CONTENTS


                                                                            Page
Prospectus Summary.............................................................1
Risk Factors...................................................................6
Acquisition History...........................................................11
Use of Proceeds...............................................................13
Price Range of Securities and Dividend Policy.................................14
Capitalization................................................................15
Selected Financial Information................................................16
Management's Discussion and Analysis of Financial Condition and Results of
   Operations.................................................................17
Business......................................................................23
Management....................................................................32
Principal Shareholders........................................................43
Selling Shareholders..........................................................45
Certain Relationships and Related Transactions................................47
Description of Securities.....................................................49
Shares Eligible for Future Sale...............................................57
Legal Matters.................................................................59
Experts.......................................................................59
Additional Information........................................................59
Index to Financial Statements............................................... F-1



                                       60a

                               PACIFIC AEROSPACE &
                                ELECTRONICS, INC.



                        3,000,000 Shares of Common Stock
                                       and
                          225,000 Warrants to Purchase
                                  Common Stock


                                   -----------

                                   PROSPECTUS

                                   -----------




                                November 6, 1997



                                      60b

                          INDEX TO FINANCIAL STATEMENTS




                                                                            Page

Pacific Aerospace & Electronics, Inc. and Subsidiaries Consolidated Annual Financial Statements

Independent Auditor's Report................................................ F-2

Consolidated Balance Sheet as of May 31, 1997 and 1996...................... F-3

Consolidated Statement of Operations for the years ended
  May 31, 1997 and 1996..................................................... F-5

Consolidated Statement of Changes in Stockholders' Equity
  for the years ended May 31, 1997 and 1996................................. F-6

Consolidated Statement of Cash Flows for the years
  ended May 31, 1997 and 1996............................................... F-7

Notes to Consolidated Financial Statements.................................. F-9


Pacific Aerospace & Electronics, Inc. and Subsidiaries Consolidated Interim Financial Statements

Consolidated Balance Sheets - August 31, 1997 and May 31, 1997..............F-21

Consolidated Statements of Income - First Quarters Ended
  August 31, 1997 and 1996..................................................F-22

Consolidated Statements of Cash Flow - First Quarters Ended
  August 31, 1997 and 1996..................................................F-23

Management's Statement and Notes to Unaudited Consolidated
  Financial Statements - August 31, 1997....................................F-24

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
Pacific Aerospace & Electronics, Inc. and Subsidiaries


We have audited the accompanying consolidated balance sheet of Pacific Aerospace & Electronics, Inc. (formerly PCT Holdings, Inc.) and Subsidiaries (the Company) as of May 31, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pacific Aerospace & Electronics, Inc. and Subsidiaries as of May 31, 1997 and 1996, and the results of their operations and cash flows for the years then ended in conformity with generally accepted accounting principles.



Everett, Washington
July 2, 1997

                                       /s/ MOSS ADAMS LLP

                      PACIFIC AEROSPACE & ELECTRONICS, INC.
                                AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET


                                     ASSETS

                                                                                              May 31,
                                                                                ------------------------------------
                                                                                           1997                 1996
                                                                                ---------------      ---------------
CURRENT ASSETS
    Cash and cash equivalents                                                   $     3,048,000      $       725,000
    Certificates of deposit                                                           1,000,000

    Restricted cash                                                                                        1,000,000
    Stock subscriptions receivable                                                                         1,030,000
    Accounts receivable, net of allowance for doubtful
        accounts of $247,000 and $69,000                                              5,455,000            3,359,000
    Inventory                                                                         9,082,000            6,699,000
    Current portion of note receivable from related party                                55,000               52,000
    Prepaid expenses and other                                                          299,000              144,000
                                                                                ---------------      ---------------

           Total current assets                                                      18,939,000           13,009,000
                                                                                ---------------      ---------------

PROPERTY AND EQUIPMENT                                                               13,190,000           10,656,000
                                                                                ---------------      ---------------

OTHER ASSETS
    Note receivable from related party,
        net of current portion                                                          125,000              183,000
    Costs in excess of net book value
        of acquired subsidiaries                                                      2,071,000            1,938,000
    Patents                                                                           1,331,000            1,387,000
    Other                                                                                96,000              476,000
                                                                                ---------------      ---------------

           Total other assets                                                         3,623,000            3,984,000
                                                                                ---------------      ---------------

           Total assets                                                         $    35,752,000      $    27,649,000
                                                                                ===============      ===============


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                      PACIFIC AEROSPACE & ELECTRONICS, INC.
                                AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                                   (continued)

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                                              May 31,
                                                                                ------------------------------------
                                                                                           1997                 1996
                                                                                ---------------      ---------------
CURRENT LIABILITIES
    Notes payable                                                                                    $     2,438,000
    Bank line of credit                                                                                    1,224,000
    Accounts payable                                                            $     3,736,000            3,142,000
    Accrued liabilities                                                               1,116,000              840,000
    Current portion of long-term debt                                                   997,000            4,413,000
                                                                                ---------------      ---------------

           Total current liabilities                                                  5,849,000           12,057,000

LONG-TERM LIABILITIES
    Long-term debt, net of current portion                                            3,236,000            1,991,000
    Deferred income tax                                                                 592,000              592,000
    Deferred rent and other                                                             456,000              470,000
                                                                                ---------------      ---------------

           Total liabilities                                                         10,133,000           15,110,000
                                                                                ---------------      ---------------

STOCKHOLDERS' EQUITY
    Convertible preferred stock                                                       4,481,000
    Common stock                                                                     26,019,000           19,102,000
    Accumulated deficit                                                              (4,881,000)          (6,563,000)
                                                                                ---------------      ---------------

           Total stockholders' equity                                                25,619,000           12,539,000
                                                                                ---------------      ---------------

           Total liabilities and stockholders' equity                           $    35,752,000      $    27,649,000
                                                                                ===============      ===============


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                      PACIFIC AEROSPACE & ELECTRONICS, INC.
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS


                                                                                         Year Ended May 31,
                                                                                ------------------------------------
                                                                                           1997                 1996
                                                                                ---------------      ---------------
NET SALES                                                                       $    34,175,000      $    20,725,000

COST OF SALES                                                                        25,969,000           16,439,000
                                                                                ---------------      ---------------

GROSS PROFIT                                                                          8,206,000            4,286,000

OPERATING EXPENSES                                                                    6,259,000            4,869,000
                                                                                ---------------      ---------------

INCOME (LOSS) FROM OPERATIONS                                                         1,947,000             (583,000)
                                                                                ---------------      ---------------

OTHER INCOME AND EXPENSE
    Interest income                                                                     126,000               37,000
    Interest expense                                                                   (510,000)            (535,000)
    Other                                                                               169,000               15,000
                                                                                ---------------      ---------------

                                                                                       (215,000)            (483,000)

INCOME (LOSS) BEFORE FEDERAL INCOME TAX                                               1,732,000           (1,066,000)

FEDERAL INCOME TAX BENEFIT (PROVISION)                                                  (50,000)              67,000
                                                                                ---------------      ---------------

NET INCOME (LOSS)                                                               $     1,682,000      $      (999,000)
                                                                                ===============      ===============

EARNINGS (LOSS) PER SHARE OF COMMON STOCK                                       $          0.17      $         (0.16)
                                                                                ===============      ===============

WEIGHTED AVERAGE SHARES OUTSTANDING
    DURING THE PERIOD                                                                 9,989,000            6,209,000
                                                                                ===============      ===============


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                      PACIFIC AEROSPACE & ELECTRONICS, INC.
                                AND SUBSIDIARIES

            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                    FOR THE YEARS ENDED MAY 31, 1997 AND 1996

                                                  Convertible
                                                Preferred Stock                  Common Stock
                                         ------------------------------  ------------------------------     Accumulated
                                                 Shares          Amount          Shares          Amount         Deficit
                                         --------------  --------------  --------------  --------------  --------------
BALANCE, May 31, 1995                                                         5,196,008  $   11,018,000  $   (5,564,000)

    Common stock issued                                                       1,503,551       4,932,000

    Common stock warrants issued                                                                 69,000

    Common stock issued in
        connection with acquisitions                                            778,750       3,083,000

    Net loss                                                                                                   (999,000)
                                                                         --------------  --------------  --------------

BALANCE, May 31, 1996                                                         7,478,309      19,102,000      (6,563,000)

    Common stock issued                                                       2,264,400       5,349,000

    Common stock options and warrants
        issued                                                                                   16,000

    Common stock issued in
        connection with an acquisition                                          477,540       1,552,000

    Preferred stock issued                       50,000  $    4,481,000

    Net income                                                                                                1,682,000
                                         --------------  --------------  --------------  --------------  --------------

BALANCE, May 31, 1997                            50,000  $    4,481,000      10,220,249  $   26,019,000  $   (4,881,000)
                                         ==============  ==============  ==============  ==============  ==============



The Company has authorized 100,000,000 shares of common stock and 5,000,000 shares of preferred stock.


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                      PACIFIC AEROSPACE & ELECTRONICS, INC.
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS


                                                                                         Year Ended May 31,
                                                                                ------------------------------------
                                                                                           1997                 1996
                                                                                ---------------      ---------------
RECONCILIATION OF NET INCOME (LOSS) TO NET CASH
        FROM OPERATING ACTIVITIES
    Net income (loss)                                                           $     1,682,000      $      (999,000)
        Adjustments to reconcile net income (loss) to net cash
           from operating activities
        Depreciation and amortization                                                 1,358,000              871,000
        Loss on sale of property and equipment                                                                 8,000
        Director compensation paid in common stock                                       44,000               24,000
        Consulting services paid through issuance of stock option                         6,000
        Federal income tax benefit                                                                           (67,000)
         Changes in operating assets and liabilities
           Accounts receivable                                                       (1,774,000)          (1,018,000)
           Inventory                                                                 (1,951,000)          (1,303,000)
           Prepaid expenses and other                                                  (178,000)               8,000
           Accounts payable and accrued liabilities                                     557,000             (216,000)
                                                                                ---------------      ---------------

           Net cash from operating activities                                          (256,000)          (2,692,000)
                                                                                ---------------      ---------------

CASH FLOW FROM INVESTING ACTIVITIES
    Transfer between cash and restricted cash                                         1,000,000           (1,000,000)
    Purchase of certificate of deposit                                               (1,000,000)
    Proceeds from stock subscription receivable                                       1,030,000
    Purchase of property and equipment                                               (2,100,000)            (754,000)
    Proceeds from sale of property and equipment                                                               9,000
    Purchase of patents                                                                                     (400,000)
    Payments received on note receivable from related party                              58,000               44,000
    Increase in other assets, net                                                        44,000              (79,000)
                                                                                ---------------      ---------------

           Net cash from investing activities                                          (968,000)          (2,180,000)
                                                                                ---------------      ---------------


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                      PACIFIC AEROSPACE & ELECTRONICS, INC.
                                AND SUBSIDIARIES

                CONSOLIDATED STATEMENT OF CASH FLOWS (continued)


                                                                                         Year Ended May 31,
                                                                                ------------------------------------
                                                                                           1997                 1996
                                                                                ---------------      ---------------
CASH FLOW FROM FINANCING ACTIVITIES
    Net change in bank line of credit                                                (1,224,000)             308,000
    Payments on notes payable                                                        (2,438,000)
    Proceeds from long-term debt                                                        237,000              767,000
    Payments on long-term debt                                                       (3,248,000)          (1,457,000)
    Proceeds from notes payable                                                                            1,338,000
    Proceeds from sale of common stock                                                7,137,000            3,878,000
    Common stock issue costs paid                                                    (1,398,000)            (328,000)
    Proceeds from sale of preferred stock                                             5,000,000
    Preferred stock issue costs paid                                                   (519,000)
    Proceeds from sale of warrants                                                                            12,000
                                                                                ---------------      ---------------

           Net cash from financing activities                                         3,547,000            4,518,000
                                                                                ---------------      ---------------

NET CHANGE IN CASH AND CASH EQUIVALENTS                                               2,323,000             (354,000)

CASH AND CASH EQUIVALENTS, beginning of year                                            725,000            1,079,000
                                                                                ---------------      ---------------

CASH AND CASH EQUIVALENTS, end of year                                          $     3,048,000      $       725,000
                                                                                ===============      ===============


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                      PACIFIC AEROSPACE & ELECTRONICS, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              MAY 31, 1997 AND 1996


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a) Operations and principles of consolidation - Pacific Aerospace & Electronics, Inc. (formerly PCT Holdings, Inc.), located in Wenatchee, Washington, develops, manufactures, markets and sells a broad range of precision electronic components, designed to operate with a high degree of reliability in harsh environments, and machine or cast metal products for applications in the aerospace, defense, telecommunications, energy, transportation, medical and general electronics industries. The consolidated financial statements of Pacific Aerospace & Electronics, Inc. and Subsidiaries (the Company) include the accounts of the Company and its subsidiaries. All significant intercompany transactions have been eliminated.

     The Company's customers are located throughout the United States and Europe. Included in accounts receivable at May 31, 1997 are $795,000, on 1997 sales of $8.0 million, and $489,000, on 1997 sales of $7.7 million, which are due from The Boeing Company and PACCAR, respectively. Included in accounts receivable at May 31, 1996 are $250,000, on 1996 sales of $5.9 million, and $569,000, on 1996 sales of $3.1 million, which are due from The Boeing Company and PACCAR, respectively.

     (b) Cash and cash equivalents - The Company considers all highly-liquid investments purchased with original maturity of three months or less to be cash equivalents. The Company places its cash and cash equivalents with high credit quality institutions. At times, such investments may be in excess of the Federal Deposit Insurance Corporation insurance limits.

     (c) Inventory - Inventory is generally stated at the lower of cost (first-in, first-out method) or market.

     (d) Depreciation - Property and equipment is depreciated for financial reporting purposes using the straight-line method over the estimated useful lives of the assets. For federal income tax purposes, accelerated methods are used over statutory lives.

     (e) Patents - Purchased patents are recorded at cost. Developed patents are recorded at the value of related compensation awarded. Patents are amortized on the straight-line basis over the estimated useful lives of the patents of 11 to 17 years.

     (f) Federal income tax - Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts. The Company and its Subsidiaries file a consolidated federal income tax return.

     (g) Per share information - Earnings (Loss) per share of common stock is based upon the weighted average number of common stock and dilutive common stock equivalents outstanding using the treasury stock method. Stock options and warrants and convertible preferred stock are considered common stock equivalents. The weighted average number of shares outstanding was 9,989,000 and 6,209,000 during the years ended May 31, 1997 and 1996, respectively.

     (h) Fair value of financial instruments - The estimated fair value amounts have been determined by the Company, using available market information and appropriate valuation methodologies. The carrying amounts of cash, accounts receivable, other noncurrent assets, accounts payable, accrued expenses, and notes

                      PACIFIC AEROSPACE & ELECTRONICS, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

                              MAY 31, 1997 AND 1996


payable at May 31, 1997 and 1996, and long-term debt at May 31, 1997, are a reasonable estimate of their fair value. The carrying value of long-term debt at May 31, 1996 of $6,099,000 differs from the estimated fair value of $5,999,000. The estimated fair values may not be representative of actual values of the financial instruments that could have been realized as of the year end or that will be realized in the future.

     (i) Use of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

     (j) Revenue recognition - Revenue is recognized when products are shipped to customers.

     (k) Reclassifications - Certain 1996 amounts have been reclassified to conform with the 1997 presentation.

     (l) New Accounting Standards - In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 128. The new standard replaces primary and fully diluted earnings per share with basic and diluted earnings per share. SFAS No. 128 is required to be adopted by the Company in the year ending May 31, 1998. Had the Company been required to adopt SFAS No. 128 for the periods presented, the adoption would not have impacted diluted or primary earnings per share.

     In June 1997, the FASB issued SFAS No. 130 and 131. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components. SFAS No. 131 establishes standards for reporting about operating segments, products and services, geographic areas, and major customers. The standards becomes effective for fiscal years beginning after December 15, 1997. Management plans to adopt these standards in the year ending May 31, 1998. Management believes that provisions of SFAS No. 130 and 131 will not have a material effect on its financial condition or reported results of operation.


NOTE 2 - BUSINESS ACQUISITIONS

     In November 1995, the Company acquired all of the assets of Seismic Safety Products, Inc. (Seismic). The asset purchase price consisted of $70,000 in cash and 128,750 shares of the Company's common stock valued at $483,000, for a total of $553,000. In connection with the transaction, the Company acquired certain patents for a total consideration of $520,000. Costs in excess of net book value of $535,000 were recorded as a result of this acquisition.

     Effective for accounting purposes on November 30, 1995, a wholly-owned subsidiary of the Company merged with Morel Industries, Inc. (Morel). The purchase price consisted of 650,000 shares of the Company's common stock valued at approximately $2.6 million. Costs in excess of net book value of $939,000 were recorded as a result of this acquisition.

                      PACIFIC AEROSPACE & ELECTRONICS, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

                              MAY 31, 1997 AND 1996


     On April 30, 1997, the Company, acquired all of the assets of Northwest Technical Industries, Inc. (NTI). The asset purchase price consisted of 477,540 shares of the Company's common stock valued at $1,552,000. Costs in excess of net book value of $270,000 were recorded as a result of this acquisition.

     The business combinations described above have been accounted for using the purchase method. Accordingly, assets and liabilities have been reflected at fair value. The operating results of these acquired companies are included in the consolidated statements of operations from their respective acquisition dates. Any costs in excess of net book value as a result of these transactions are being amortized over 15 years. The Company assesses the recoverability of this intangible asset on a regular basis by determining whether the amortization of the balance over its remaining life can be recovered through projected undiscounted future cash flows.

     The following summary, prepared on a pro forma basis, combines the consolidated condensed results of operations as if Morel, Seismic and NTI had been acquired as of the beginning of the year ended May 31, 1996. There are no material adjustments which impact the summary.

                                                                                  Year Ended May 31,
                                                                           ---------------------------------
                                                                                     1997               1996
                                                                           --------------     --------------
                                                                                        (Unaudited)
     Net sales                                                             $   36,158,000     $   26,801,000
     Income (Loss) from operations                                         $    2,084,000     $     (908,000)
     Net income (loss)                                                     $    1,802,000     $   (1,660,000)
     Earnings (Loss) per share of common stock                             $         0.17     $        (0.25)
     Weighted average shares outstanding during the period                     10,426,000          6,687,000

     The pro forma results are not necessarily indicative of the actual results of operations that would have occurred had the transactions been consummated as indicated nor are they intended to indicate results that may occur in the future.


NOTE 3 - INVENTORY

                                                                                        May 31,
                                                                           ---------------------------------
                                                                                     1997               1996
                                                                           --------------     --------------
     Raw materials                                                         $    2,685,000     $    1,900,000
     Work in progress                                                           3,387,000          2,134,000
     Purchased and manufactured
        components and finished goods                                           3,010,000          2,665,000
                                                                           --------------     --------------
                                                                           $    9,082,000     $    6,699,000
                                                                           ==============     ==============

                      PACIFIC AEROSPACE & ELECTRONICS, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

                              MAY 31, 1997 AND 1996


NOTE 4 - PROPERTY AND EQUIPMENT

     Property and equipment, including assets under capital lease arrangement, are as follows:

                                                               Estimated                      May 31,
                                                              Useful Life       -----------------------------------
                                                               in Years                     1997               1996
                                                              -----------       ----------------   ----------------
               Land                                                             $        895,000   $        470,000
               Buildings                                         20-39                 4,300,000          3,915,000
               Machinery and equipment                            5-20                 9,305,000          7,376,000
               Furniture and fixtures                             3-15                 1,215,000            854,000
               Leasehold improvements                             7-31                   401,000            273,000
                                                                                ----------------   ----------------
                                                                                      16,116,000         12,888,000
               Less accumulated depreciation
                  and amortization                                                     3,309,000          2,232,000
                                                                                ----------------   ----------------
               Construction and purchases in progress                                    383,000
                                                                                ----------------   ----------------
                                                                                $     13,190,000   $     10,656,000
                                                                                ================   ================

     Estimated costs to complete the construction and purchases in progress at May 31, 1997 are approximately $1.8 million.

     The Company recognized depreciation of property and equipment of $1,103,000 and $696,000 during the years ended May 31, 1997 and 1996, respectively.

NOTE 5 - NOTE RECEIVABLE FROM RELATED PARTY

     The Company has a note receivable from a stockholder collectible in monthly installments of $5,900, with interest at a designee's prime rate (8.5% at May 31, 1997) plus 1%. The remaining outstanding balance matures in March 1999. The terms of the note receivable mirror the terms of a note payable of the same amount (Note 8).

NOTE 6 - BANK LINE OF CREDIT

     The Company has a bank line of credit arrangement which expires on July 27, 1997. On July 2, 1997, the Company entered into a new credit arrangement (the New Agreement) which expires in September 1998. The New Agreement provides for a revolving line of credit up to $3,500,000, a non-revolving capital expenditure facility up to $2,000,000, and a term loan for the lessor of $600,000 or 80% of the cost of certain building improvements. Borrowings will bear interests at variable rates, and will be secured by inventory, accounts receivable, and certain equipment and building improvements. The agreement contains restrictive covenants related to working capital, net worth and debt service coverage.

                      PACIFIC AEROSPACE & ELECTRONICS, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

                              MAY 31, 1997 AND 1996


NOTE 7 - NOTES PAYABLE

     During the year ended May 31, 1997, the Company repaid notes payable of $2,438,000, of which $150,000 was to a related party. In connection with the related party note and another note payable, during the year ended May 31, 1996, the Company issued the lenders warrants to purchase 337,500 shares of common stock at an excise price of $4.80 per share. The warrants expire in five years and were independently valued at approximately $12,000. This amount represents original issue discount which was charged to operations in the first quarter of 1997.

NOTE 8 - LONG-TERM DEBT

                                                                                                     May 31,
                                                                                        --------------------------------
                                                                                                  1997              1996
                                                                                        --------------    --------------
        Bank
           Industrial revenue bond payable in monthly installments of $19,200, including interest at 8.12% through November 2009. Collateralized by land, building and equipment and
           the personal guarantees of certain stockholders.                             $    1,242,000    $    1,367,000
        City of Entiat
           Note payable in monthly installments of $7,300, including interest at
           8% through May 2001 at which time the balance of $200,100 will be due. Collateralized by accounts receivable, inventory, equipment and real property. Subordinated to the
           bank industrial revenue bond debt.                                                  551,000           600,000
        Individual
           Note payable in monthly installments of $8,300, including interest at
           10.25% until February 1998 at which time the balance of $179,000 will be due. Collateralized by patents,
           accounts receivable and inventory.                                                  231,000           303,000
        Bank
           Note payable in monthly installments of $5,900, including interest at a designee's prime rate plus 1% through March 1999, at which time the balance of $82,000 is due. Collateralized by real property and personal guarantee of
           a certain stockholder (Note 5).                                                     180,000           235,000
        Bank
           Note payable in monthly installments of $1,125 plus interest at prime plus 2.25% through October 1999. Collateralized by the assets of a subsidiary and the
           guarantee of a certain stockholder.                                                 168,000
        Corporation
           Note payable in quarterly installments of $12,200, including
           interest at 8% through March 2001. Collateralized by a patent.                      166,000           200,000


                                      F-13

                      PACIFIC AEROSPACE & ELECTRONICS, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

                              MAY 31, 1997 AND 1996


        Various
           Notes payable in total monthly installments of $52,000,
           including interest at 9% to 11%. Collateralized by
           equipment of the Company.                                                         1,695,000         1,322,000
        Various notes paid in 1997                                                                             2,377,000
                                                                                        --------------    --------------
                                                                                             4,233,000         6,404,000
        Less current portion                                                                   997,000         4,413,000
                                                                                        --------------    --------------
        Long-term portion                                                               $    3,236,000    $    1,991,000
                                                                                        ==============    ==============

     The industrial revenue bond agreements require, among other matters, that the Company maintain minimum working capital, tangible net worth, and debt to tangible net worth ratios.

     Long-term debt matures for fiscal years ending May 31 as follows: $997,000 for 1998; $744,000 for 1999; $787,000 for 2000; $534,000 for 2001; $445,000 for
2002; and the balance of $726,000 in years thereafter.

NOTE 9 - LEASING ARRANGEMENTS

     The Company leases the manufacturing facilities in which Pacific Coast, Cashmere, Ceramic Devices, and Seismic are located through November 2005 from the Port of Chelan County. Rent payments through September 2000 are based on a percentage of the base rent, resulting in a deferred rent liability. Rental expense is recorded ratably over the term of the lease. Beginning in October 1998, the base rent is subject to annual adjustments for increases in the Consumer Price Index.

     The Company has several vehicle and equipment leases with minimum monthly lease payments in the aggregate of approximately $3,000. The lease terms range from three to six years.

     Total rental expense was $475,000 and $516,000 for the years ended May 31, 1997 and 1996, respectively.

     Minimum lease payments under these leases for fiscal years ending May 31 are as follows: $377,000 for 1998; $386,000 for 1999; $357,000 for 2000;
$339,000 for 2001; $326,000 for 2002; and $1,131,000 in years thereafter.

NOTE 10 - FEDERAL INCOME TAX

     The current federal income tax provision of $50,000 in 1997, represents the tax on alternative minimum taxable income. The deferred federal income tax benefit of $67,000 in 1996 represents the expected utilization of net operating loss (NOL) carryforwards available to offset deferred tax liabilities. Loss carryforwards generated by the Company prior to certain acquisitions may, subject to certain limitations, reduce tax liabilities on future earnings, or in part, reduce remaining deferred tax liabilities by reduction of the costs in excess of net book value of acquired assets in the Morel acquisition (Note 2).

                      PACIFIC AEROSPACE & ELECTRONICS, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

                              MAY 31, 1997 AND 1996


     Reconciliation of the Federal statutory tax rate of 34% and the Company effective tax rates of 3% and 6% in 1997 and 1996, respectively, is as follows:

                                                                                             Year Ended May 31,
                                                                                     ----------------------------------
                                                                                                1997               1996
                                                                                     ---------------    ---------------
               Tax provision (benefit) at statutory rate                             $      588,000     $      (362,000)
               Utilization of NOL carryforwards                                            (558,000)

               NOLs with no current tax benefit                                                                 241,000
               Other                                                                          20,000             54,000
                                                                                     ---------------    ---------------
                                                                                     $        50,000    $       (67,000)
                                                                                     ===============    ===============

     The Company has NOL carryforwards for federal income tax purposes of approximately $7,079,000, the benefits of which expire in the tax year 2001 through the tax year 2011. The Company also has AMT credits of $50,000 available for carryforward with no expiration date, which may be used to offset future regular tax liabilities. The NOLs created by the Company's subsidiaries prior to their acquisition and the NOLs created as a consolidated group or groups subsequent to a qualifying tax free merger or acquisition, have limitations related to the amount of usage by each subsidiary or consolidated group as described in the Internal Revenue Code. As a result of these limitations, approximately $800,000 of the $7,079,000 of NOLs will never become available.

     Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                                             Year Ended May 31,
                                                                                     ----------------------------------
                                                                                                1997               1996
                                                                                     ---------------    ---------------
               Deferred tax assets
                  NOL carryforward                                                   $     2,135,000    $     3,002,000
                  Other                                                                      290,000            274,000
                  Valuation allowances                                                    (1,717,000)        (2,429,000)
                                                                                     ----------------   ---------------
                                                                                             708,000            847,000
               Deferred tax liabilities
                  Depreciation                                                             1,300,000          1,439,000
                                                                                     ---------------    ---------------
               Net deferred tax liability                                            $       592,000    $       592,000
                                                                                     ===============    ===============

     SFAS No. 109 requires the Company to record a valuation allowance when it is "more likely than not that some portion or all of the deferred tax assets will not be realized." Management believes that some of the excess of NOL carryforwards over temporary differences may be utilized in future periods. However, due to the uncertainty of future federal taxable income, a valuation allowance for the full amount of the net deferred tax asset has been recorded at May 31, 1997 and 1996. Due to limitations on the availability of certain of the NOLs referred to above, deferred tax liabilities associated with fixed assets acquired in the Morel merger have not been fully offset.

                      PACIFIC AEROSPACE & ELECTRONICS, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

                              MAY 31, 1997 AND 1996


NOTE 11 - COMPENSATION PLANS AND COMMITMENTS

     Long-term investment and incentive plan - The Company has a long-term stock investment and incentive plan (the Option Plan) under which directors, officers, key employees, and other key individuals may be awarded stock options, stock appreciation rights, stock bonuses, and cash bonuses. Under the plan, the option exercise price is generally no less than fair-market value at the date of grant. Options expire no later than ten years from the grant date.

     SFAS No. 123, "Accounting for Stock-Based Compensation," allows companies to record compensation cost for stock-based compensation plans at fair value or provide pro forma disclosures. The Company has chosen to continue to account for stock based compensation using the method whereby compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's common stock at the date of grant over the exercise price of the option.

     If the estimated fair value of the options at the grant dates had been recognized as compensation expense over the vesting periods of the options, the Company's pro forma net income in the year ended May 31, 1997 would have been approximately $342,000, or $0.03 per share, and the pro forma net loss in the year ended May 31, 1996 would have been approximately $(1,079,000), or $(0.17) per share. Recognition of compensation expense for options granted would create a deferred tax asset of $483,000 and $27,000 at May 31, 1997 and 1996, respectively. However, no benefit for the deferred tax assets has been included in the pro forma net income (loss) for 1997 and 1996, as a valuation allowance would be recognized for the full amount of the deferred tax asset, consistent with other deferred tax assets (Note 10). The fair value of the options granted during 1997 and 1996 is estimated as $1,298,000 and $247,000, respectively, on the date of grant using the Black-Scholes, option-pricing model with the following assumptions: dividend none, expected volatility of 38.06%, risk-free interest rate of 6.49%, and expected life of 7 years.

     Stock option and long-term performance award and warrant transactions, excluding warrants sold in the public offering (Note 13) were:

                      PACIFIC AEROSPACE & ELECTRONICS, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

                              MAY 31, 1997 AND 1996


                                                           Shares of Common Stock
                                             -----------------------------------------------------
                                             Available For                                                    Weighted
                                               Exercise of       Options Under                           Average Price
                                              Option/Award                Plan            Warrants           of Shares
                                             -------------       -------------       -------------       -------------
               Balance, June 1, 1995             1,000,000                                 160,000       $        2.00
                  Granted                         (145,283)            145,283             337,500                4.89
                                             -------------       -------------       -------------       -------------
               Balance, May 31, 1996               854,717             145,283             497,500                4.17
                  Authorized                     1,000,000
                  Granted                         (998,333)            998,333                                    4.34
                                             -------------       -------------       -------------       -------------
               Balance, May 31, 1997               856,384           1,143,616             497,500       $        4.27
                                             -------------       -------------       -------------       -------------

     No options were exercised or lapsed during 1997 and 1996.

     The following table summarizes information concerning currently outstanding and exercisable options and warrants, excluding warrants sold in the public offering (Note 13):

                                                                                           Options and
                                      Options and Warrants Outstanding                Warrants Exercisable
                              ------------------------------------------------   -------------------------------
                                                     Weighted
                                                      Average         Weighted                          Weighted
                   Range of                         Remaining          Average                           Average
                   Exercise           Number      Contractual         Exercise           Number         Exercise
                     Prices      Outstanding             Life           Prices      Exercisable            Price
              -------------   --------------   --------------   --------------   --------------   --------------
              $2.00 - $3.00          313,333            8.00    $         2.22          258,333   $         2.20
              $4.50 - $5.50        1,327,783            7.77    $         4.76        1,230,223   $         4.73
                                ------------                                     --------------
                                   1,641,116                                          1,488,556
                                ============                                     ==============

     Of the 152,560 options unexercisable at May 31, 1997, 10,000 are performance-based options.

     Independent Director Stock Plan - The Company has an Independent Director Stock Plan under which non-employee directors of the Company are awarded stock for service on the Company's board of directors. In 1997 and 1996, 14,400 and 9,000 shares of the Company's common stock, respectively, were issued under the plan. Included in compensation expense is $44,000 and $24,000 in 1997 and 1996, respectively, resulting from the shares issued.

     Retirement plan - The Company maintains a 401(k) plan covering all eligible employees who meet service requirements as provided in the plan. Company contributions to the profit sharing plan are determined annually by the Board of Directors. No contributions were made by the Company to the plan during the years ended May 31, 1997 and 1996.

                      PACIFIC AEROSPACE & ELECTRONICS, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

                              MAY 31, 1997 AND 1996


NOTE 12 - CONVERTIBLE PREFERRED STOCK

     In February 1997, the Company sold 50,000 shares of Series A Convertible Preferred Stock through a private placement for $5,000,000, incurred related offering costs of $519,000, with net proceeds of $4,481,000. Conversion provisions include conversion any time after June 12, 1997; conversion to common shares equal to $100 divided by the lower of $3.49 or 85% of the average closing common per share bid price over the 5 days before conversion; and total shares converted cannot exceed 20% of total common shares outstanding or approximately 1,950,000 shares. If converted on May 31, 1997, 1,920,000 shares of common stock would be issued.

NOTE 13 - COMMON STOCK

     During the fiscal year ended May 31, 1996, the Company sold 1,429,470 shares of its common stock at an average of $3.43 per share, in an offering exempt from registration under Regulation S of the Securities Act of 1933, as amended (Regulation S). The Company incurred approximately $375,000 of costs related to the offering, which were charged against the proceeds of the offering in 1996. At May 31, 1996, the Company had stock subscriptions receivable of $1,030,000 related to the offering. The Company received the stock subscription funds in June 1996.

     In July 1996, the Company sold 2,250,000 units composed of one share of the Company's common stock and a warrant to purchase one share of the Company's common stock at a price of $3.125 per unit in a public offering. The warrants entitle the holder to purchase one share of common stock at $4.6875 per share, exercisable anytime through July 2001. In addition, the Company issued warrants to two underwriters for the purchase of an additional 225,000 units at $3.75 per unit. All of these warrants are outstanding at May 31, 1997. During 1997 and 1996, the Company incurred $1,398,000 and $328,000, respectively, of costs related to the offering. The costs incurred during 1996 were deferred and at May 31, 1996, are included in other assets. These costs were charged against the proceeds of the stock offering in 1997.

NOTE 14 - SUPPLEMENTAL CASH FLOW INFORMATION

                                                                                  Year Ended May 31,
                                                                           ---------------------------------
                                                                                     1997               1996
                                                                           --------------     --------------
    Cash paid during the year for:
        Interest                                                           $      613,000     $      658,000
        Federal income taxes                                               $       18,000

    Acquisition of Subsidiaries:
        Fair value of assets acquired, other than cash                     $    1,928,000     $   10,286,000
        Liabilities assumed                                                      (482,000)        (7,203,000)
                                                                           --------------     --------------

        Common stock issued                                                $    1,446,000     $    3,083,000
                                                                           ==============     ==============


                                      F-18

                      PACIFIC AEROSPACE & ELECTRONICS, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

                              MAY 31, 1997 AND 1996


    Non-cash investing and financing activities:
        Seller financed purchase of property and equipment                 $      639,000     $      539,000
        Seller financed purchase of patents                                $       35,000     $      520,000
        Patent acquired through issuance of warrant                        $       10,000     $       57,000
        Stock subscriptions receivable for issuance of common stock                           $    1,030,000

NOTE 15 - CONTINGENCIES

     The Company is currently party to various legal actions arising out of the normal course of business, none of which is expected to have a material effect on the Company's financial position or results of operations.

     In the normal course of business, the Company disposes of potentially hazardous material which could result in claims related to environmental cleanup. The Company has not been notified of any related claims. The Company is subject to various other environmental and governmental regulations, however, the extent of any non-compliance with those regulations is not ascertainable.

NOTE 16 - SUBSEQUENT EVENT

     In June 1997, the Company entered into nonbinding letters of intent for a merger between a wholly owned subsidiary of the Company and Brigadoon.com, Inc. (Brigadoon), for 1.0 million shares of the Company's common stock; the purchase of a 60% ownership interest of Jungle Street, Inc. (Jungle Street) through newly issued shares of Jungle Street common stock for $1.5 million in cash; and for the purchase of the assets of Market Visibility, Inc. (Market Visibility) for 50,000 shares of the Company's common stock. In addition, the Company has entered into six-month operating agreements with these companies to assist in, consult with and oversee their operations and management. Subsequent to May 31, 1997, pursuant to terms of the operating agreements, the Company has advanced funds in return for interest bearing notes payable, generally used to repay past due or defaulted obligations, $1,390,000 to Brigadoon, $1,487,000 to Jungle Street and its subsidiary. Certain officers and directors of the Company own approximately 23% of the outstanding common stock of Jungle Street after giving effect for the purchase of the Company, and have personally guaranteed certain obligations of Jungle Street totaling $650,000. All these transactions are subject to a number of conditions, including without limitation, the approval of the Boards of Directors of each of the companies, completion of due diligence, execution of definitive agreements, and closing.

NOTE 17 - BUSINESS SEGMENT INFORMATION

     The Company operates through six subsidiaries and operates in two general business segments, "Electronics" and "Aerospace and Transportation". In computing income (loss) from continuing operations for each segment, all costs have been allocated to segments. Identifiable assets are those assets used in the Company's operations in each business segment, and the identifiable assets do not include advances or loans between the business segments. The corporate assets are identified below, and no allocations were necessary for assets used jointly by the business segments.

                      PACIFIC AEROSPACE & ELECTRONICS, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

                              MAY 31, 1997 AND 1996


                                                                    Aerospace
                                                                          and
Year Ended May 31, 1997                       Electronics      Transportation       Elimination              Total
-----------------------                   ---------------     ---------------     -------------     --------------
Net sales to customers                    $    11,226,000     $    22,949,000                       $   34,175,000
Net sales between segments                                            151,000     $    (151,000)
                                          ---------------     ---------------     -------------     --------------
Net sales                                 $    11,226,000     $    23,100,000     $    (151,000)    $   34,175,000
                                          ===============     ===============     =============     ==============
Profit from operations                    $     1,595,000     $       137,000                       $    1,732,000
                                          ===============     ===============                       ==============
Identifiable assets                       $    11,419,000     $    21,011,000                       $   32,430,000
                                          ===============     ===============
Corporate assets                                                                                    $    3,322,000
                                                                                                    --------------
                                                                                                    $   35,752,000
Capital Expenditures                      $       778,000     $     1,961,000                       $    2,739,000
                                          ===============     ===============                        =============
Depreciation and amortization             $       338,000     $       765,000                       $    1,103,000
                                          ===============     ===============                       ==============


                                                                    Aerospace
                                                                          and
Year Ended May 31, 1996                       Electronics      Transportation       Elimination              Total
-----------------------                   ---------------     ---------------     -------------     --------------
Net sales                                 $     8,343,000     $    12,382,000                       $   20,725,000
Net sales between segments                                    $       376,000     $    (376,000)
                                          ----------------    ---------------     -------------     --------------
Net sales                                 $     8,343,000     $    12,758,000     $    (376,000)    $   20,725,000
                                          ===============     ===============     =============     ==============
Loss from operations                      $      (312,000)    $      (754,000)                      $   (1,066,000)
                                          ===============     ===============                       ==============
Identifiable assets                       $     7,527,000     $    17,429,000                       $   24,956,000
                                          ===============     ===============
Corporate assets                                                                                    $    2,693,000
                                                                                                    --------------
                                                                                                    $   27,649,000
Capital Expenditures                      $       469,000     $     1,424,000                       $    1,893,000
                                          ===============     ===============                       ==============
Depreciation and amortization             $       263,000     $       433,000                       $      696,000
                                          ===============     ===============                       ==============

             PACIFIC AEROSPACE & ELECTRONICS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                        AUGUST 31, 1997 AND MAY 31, 1997

                                                                          August 31, 1997                 May 31, 1997
                               ASSETS                                          (Unaudited)                    (Audited)
---------------------------------------------------------------           ---------------              ---------------
      CURRENT ASSETS
         Cash                                                             $     4,477,000              $     3,048,000
         Certificate of Deposit                                                                              1,000,000
         Short-Term Investments                                                   837,000
         Accounts Receivable                                                    6,048,000                    5,455,000
         Inventory                                                              9,100,000                    9,082,000
         Current Portion of Note Receivable - Related Party                        62,000                       55,000
         Prepaid Expense and Other                                                244,000                      299,000
         Notes Receivable                                                       3,692,000
                                                                          ---------------              ---------------
                   Total Current Assets                                        24,460,000                   18,939,000
                                                                          ---------------              ---------------

      PROPERTY AND EQUIPMENT, NET                                              15,548,000                   13,190,000
                                                                          ---------------              ---------------

      OTHER ASSETS
        Note Receivable, net                                                      100,000                      125,000
        Costs in Excess of NBV Acquired Subsidiaries                            2,035,000                    2,071,000
        Patents, net                                                            1,305,000                    1,331,000
        Other Assets                                                               89,000                       96,000
                                                                          ---------------              ---------------
                     Total Other Assets                                         3,529,000                    3,623,000
                                                                          ---------------              ---------------

      TOTAL ASSETS                                                        $    43,537,000              $    35,752,000
                                                                          ===============              ===============

                LIABILITIES AND STOCKHOLDERS' EQUITY
---------------------------------------------------------------
      CURRENT LIABILITIES
         Accounts Payable                                                 $     4,352,000              $     3,736,000
         Accrued Liabilities                                                    1,471,000                    1,116,000
         Current Portion - Long-Term Debt                                         763,000                      959,000
         Current Portion - Capital Lease Obligations                               35,000                       38,000
                                                                          ---------------              ---------------
                      Total Current Liabilities                                 6,621,000                    5,849,000
                                                                          ---------------              ---------------

      LONG-TERM LIABILITIES
        Long-Term Debt, net of Current Portion                                  3,923,000                    3,138,000
        Capital Leases, net of Current Portion                                    102,000                       98,000
        Convertible Debenture                                                   5,439,000
        Deferred Income Tax                                                       592,000                      592,000
        Deferred Rent and Other                                                   423,000                      456,000
                                                                          ---------------              ---------------
                       Total Long Term Liabilities                             10,479,000                    4,284,000
                                                                          ---------------              ---------------

      Total Liabilities                                                        17,100,000                   10,133,000

      STOCKHOLDERS' EQUITY
         Convertible Preferred Stock                                            2,303,000                    4,481,000
         Common Stock                                                          28,205,000                   26,019,000
         Accumulated Deficit                                                   (4,071,000)                  (4,881,000)
                                                                          ---------------              ---------------
                        Total Stockholders' Equity                             26,437,000                   25,619,000
                                                                          ---------------              ---------------

      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                          $    43,537,000              $    35,752,000
                                                                          ===============              ===============


              The accompanying notes are an integral part of these
                       consolidated financial statements.

             PACIFIC AEROSPACE & ELECTRONICS, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME

                  First Quarters Ended August 31, 1997 and 1996


                                                                                 Quarters Ended
                                                               --------------------------------------------------
                                                                        August 31,                      August 31,
                                                                             1997                            1996
                                                                        Unaudited                       Unaudited
                                                               ------------------              ------------------
NET SALES                                                      $       11,776,000              $        7,445,000

COST OF SALES                                                           8,793,000                       5,500,000
                                                               ------------------              ------------------

GROSS PROFIT                                                            2,983,000                       1,945,000

OPERATING EXPENSES                                                      2,007,000                       1,576,000
                                                               ------------------              ------------------

INCOME FROM OPERATIONS                                                    976,000                         369,000
                                                               ------------------              ------------------

OTHER INCOME AND EXPENSE
     Interest Income                                                       19,000                          14,000
     Interest Expense                                                   (130,000)                        (174,000)
     Other                                                                  8,000                          22,000
                                                               ------------------              ------------------
                                                                        (103,000)                        (138,000)
                                                               ------------------              ------------------

NET INCOME FROM BEFORE FEDERAL INCOME TAX                                 873,000                         231,000

PROVISION FOR FEDERAL INCOME TAXES                                       (62,000)                          (5,000)
                                                               ------------------              ------------------

NET INCOME                                                     $          811,000              $          226,000
                                                               ==================              ==================

EARNINGS PER SHARE OF  COMMON STOCK                            $             0.07                  $          0.03
                                                               ==================              ===================

WEIGHTED AVERAGE SHARES OUTSTANDING
DURING THE PERIOD                                                      11,718,000                        8,603,000
                                                               ==================              ===================


        The accompanying notes are an integral part of these consolidated financial statements.

             PACIFIC AEROSPACE & ELECTRONICS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOW

                  FIRST QUARTERS ENDED AUGUST 31, 1997 AND 1996


                                                                                 Quarters Ended
                                                               --------------------------------------------------
                                                                        August 31,                      August 31,
                                                                             1997                            1996
                                                                        Unaudited                       Unaudited
                                                               ------------------              ------------------
CASH FLOW FROM OPERATING ACTIVITIES
         Net cash from operating activities                    $        1,612,000              $       (1,042,000)
                                                               ------------------              ------------------

CASH FLOW FROM INVESTING ACTIVITIES
     Purchase of property and equipment                                (2,700,000)                       (241,000)
     Reduction in notes receivable                                         17,000                          17,000
     Reduction in stock subscriptions receivable                                                        1,030,000
     Reduction in public offering costs                                                                   379,000
     Proceeds from certificate of deposit                               1,000,000
     Purchase of  short term investments                                 (836,000)
     Increase in notes receivable                                      (3,692,000)
     Other Changes, net                                                                                   (18,000)
                                                               ------------------              ------------------
          Net cash from investing activities                           (6,211,000)                      1,167,000
                                                               ------------------              ------------------

CASH FLOW FROM FINANCING ACTIVITIES
     Payments on note payable                                                                          (2,088,000)
     Payments on notes payable to stockholders                                                           (150,000)
     Proceeds from long-term debt                                       1,191,000
     Payments on long term debt and capital leases                       (570,000)                       (442,000)
     Sale of common stock, net of issuance costs                                                        5,465,000
     Sale of convertible debentures, net of issuance costs              5,439,000
     Decrease in credit line                                                                             (750,000)
     Other Changes, Net                                                   (32,000)                          8,000
                                                               ------------------              ------------------
            Net cash from financing activities                          6,028,000                       2,043,000
                                                               ------------------              ------------------

NET CHANGE IN CASH                                                      1,429,000                       2,168,000

Cash, beginning of period                                               3,048,000                         725,000
                                                               ------------------              ------------------

Cash, end of period                                            $        4,477,000              $        2,893,000
                                                               ==================              ==================

Supplemental Schedule of Non Cash Investing and
Financing Activities:   None during these periods


              The accompanying notes are an integral part of these
                       consolidated financial statements.

              PACIFIC AEROSPACE & ELECTRONICS, INC AND SUBSIDIARIES
                       MANAGEMENT'S STATEMENT AND NOTES TO
                   UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                                 AUGUST 31, 1997


Management's Statement
----------------------

The accompanying unaudited consolidated financial statements have been prepared in accordance with Form 10-QSB instructions and, in the opinion of management, contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the Company's consolidated financial position as of August 31, 1997, and May 31, 1997, the consolidated results of operations for the three-month periods ended August 31, 1997 and 1996, and the consolidated statements of cash flow for the three-month periods ended August 31, 1997 and 1996. All significant intercompany transactions have been eliminated in the consolidation process. These results have been determined on the basis of generally accepted accounting principles and practices applied consistently with those used in the preparation of the Company's annual and quarterly reports under the Securities Exchange Act of 1934, as amended.

Certain information and footnote disclosures normally included in audited financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted. The financial statements should be read in conjunction with the audited financial statements and notes thereto for the years ended May 31, 1997 and 1996.

The results of operations for the three-month periods ended August 31, 1997 and 1996 are not necessarily indicative of the results to be expected or anticipated for the full fiscal year. Also, certain reclassifications have been made to the August 31, 1996 statement of income and statement of cash flow to conform to the 1997 presentations.

Significant Events and Transactions
-----------------------------------

Three Months Ended August 31, 1997:

Information Technology Group
----------------------------

In June 1997, the Company announced its plan to form an Information Technology Group. The Company is currently conducting due diligence regarding its plan to from the group and regarding several companies with which it has signed nonbinding letters of intent to become part of that group. Closing of the proposed acquisitions would be subject to the satisfactory completion of those investigations, negotiation and execution of definitive purchase agreements, and other closing conditions. In June and July 1997, the Company also entered into Operations Consulting and Expense Reimbursement Agreements ("Operations Agreements") with three of these companies. At August 31, 1997, the Company had advanced an aggregate of $3,692,000 to two companies under Operations Agreements, and to another company under a letter of intent, which amount is included in current assets under the caption "Notes Receivable." As of October 1, 1997, the Company had advanced an aggregate of approximately $4,648,000 to three companies, under demand promissory notes. The advanced funds were generally used to repay defaulted obligations and to fund operations of those companies. On October 1, 1997, the Company demanded immediate repayment of $845,000 from one of the companies under the terms of its demand promissory notes.

Convertible Note Offering
-------------------------

In August 1997, the Company closed an offering of $5,800,000, before expenses, in convertible debt to a small group of accredited investors in a transaction exempt from registration under Rule 506 of Regulation D of the Securities Act of 1933, as amended. In connection with that offering, the Company agreed to register the Common Stock issuable upon conversion of the Convertible Notes on a Form S-3 registration statement, within 90 days after closing of the offering. No cash will be generated by conversion of the Convertible Notes to Common Stock. The Company intends to use the proceeds of the Convertible Note offering primarily in connection with acquisitions.

Three Months Ended August 31, 1996:

Registered Public Offering
--------------------------

On July 19, 1996, the Company closed an underwritten public offering of 2,250,000 Units, with each Unit consisting of one share of Common Stock and one Warrant, at a total offering price of $7,031,250 (the "July 1996 public offering"). The proceeds of the July 1996 public offering had been used, as of July 1997, primarily to pay off $2,438,000 in short-term debt and certain interest and fees associated with such debt, to provide working capital for operations, and to purchase capital equipment.

Computations of Earnings per Share
----------------------------------

Earnings per common and common equivalent share are computed using the weighted average number of common and common equivalent shares consists of convertible preferred stock, convertible debentures, stock options and warrants outstanding during each reported period. Common equivalent shares consist of stock options and warrants, which are excluded from the computation if antidilutive. Fully diluted earnings per common share did not differ significantly from primary earnings per common share in any period reported.